UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

AMENDMENT NO. 7

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NATIONAL AUTOMATION SERVICES, INC.

(Exact Name of registrant as specified in its charter)

Nevada	26-1639141
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

2470 St. Rose Parkway, Suite 311 Henderson, Nevada    89074

(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: 702-487-6274

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
NA	NA

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

INFORMATION REQUIRED IN REGISTRATION STATEMENT

        THIS REGISTRATION STATEMENT ON FORM 10, INCLUDING WITHOUT LIMITATION ITEM 1, BUSINESS, AND ITEM 2, FINANCIAL INFORMATION, CONTAINS STATEMENTS WHICH ARE NOT HISTORICAL FACTS AND ARE FORWARD-LOOKING STATEMENTS WHICH REFLECT MANAGEMENT'S EXPECTATIONS, ESTIMATES AND ASSUMPTIONS.  SUCH STATEMENTS ARE BASED ON INFORMATION AVAILABLE AT THE TIME THIS FORM 10 WAS PREPARED AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS.  FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, WITHOUT LIMITATION, OUR DEFAULT UNDER OUR OUTSTANDING SECURED INDEBTEDNESS AND THE POSSIBILITY OF FORECLOSURE ON ALL OF OUR ASSETS, OUR SHORTAGE OF CASH, OUR NEED TO OBTAIN SUBSTANTIAL ADDITIONAL CAPITAL AND OUR ABILITY TO MAKE ACQUISITIONS.

PART I

Item 1: Business

General Development of Business

Overview

National Automation Services, Inc. is a Nevada corporation which, through subsidiaries based in Nevada and Arizona designs, produces, installs and, to a significantly lesser extent, services specialized mechanical and electronic automation systems built to operate and control machinery and processes with a minimum of human intervention.  Historically, we have performed our work on projects located in the Southwestern United States.  (We first entered this business in October 2007 through our reverse merger with Intuitive System Solutions, Inc., as described below.)  In fiscal 2008 and during the six months ended June 30, 2009, approximately 81% and 57%, respectively, of our revenues have been derived from the sale of our automation control systems and control panels for use by municipalities in operating their water reservoirs and waste water treatment facilities, a field in which we have developed considerable expertise, although we also have sold our products for industrial applications primarily in mining and manufacturing.  We typically are hired by one of the electrical sub-contractors working on the particular project.

Our business plan envisions internal growth combined with expansion through selected acquisitions designed to expand our footprint both geographically into additional states and commercially by increasing our work for industrial, as opposed to municipal, end-users.  For example, in December 2007 we expanded from our base in Nevada into Arizona as a result of our acquisition of Intecon, Inc.  However, in September 2009, by mutual agreement with the owners of Control Engineering Inc., our pending acquisition of Control Engineering, Inc., described below, was terminated; and accordingly we have no present plans to (1) enter the Southern California market and seek water management/waste water treatment work from California municipalities and (2) further expand our customer base through Control Engineering to obtain contracts in oil and gas production and refining, energy, beer manufacturing and food processing, fields in which Control Engineering has experience and expertise but we historically do not.  Nonetheless, if, in the future, Control Engineering is able to resolve certain issues which arose during our on-going due diligence and deliver to us audited financial statements which are acceptable to us (we executed the acquisition agreement without having received any audited financials, which we do not intend to do in the future with any acquisition candidate), then we would consider reopening acquisition negotiations with Control Engineering.

Our executive offices are located at 2470 St. Rose Parkway Suite 311, Henderson, Nevada 89074, and our telephone number at that location is (702) 487-6274. Our corporate website is www.nasautomation.com; however, the information contained on, or that can be accessed through, that website is not a part of this registration statement.

Our common stock is currently quoted on the Pink Sheets under the symbol “NASV.PK”. It is our desire to have our common stock approved for quotation on the Over-The-Counter Bulletin Board, and we intend to apply for listing thereon promptly after we satisfy the eligibility requirements, one of which would be satisfied upon the effectiveness of this registration statement.

Organizational History

We were originally incorporated on January 27, 1997 in Nevada under the name E-Biz Solutions, Inc., and on March 27, 1998, we changed our name to Jaws Technologies, Inc.  On July 7, 2000, we reincorporated in Delaware, and on September 29, 2000 we changed our name to Jawz Inc.  On March 6, 2007, we filed with the Securities and Exchange Commission (“SEC”) a Form 15-12G voluntarily terminating the registration of our common stock and our reporting obligations under federal securities laws.  On June 13, 2007, we changed our name to Ponderosa Lumber, Inc.  On June 25, 2007, we reincorporated as a Colorado corporation under the name Timeshare Rescue, Inc.  On July 13, 2007 we changed our name to Ponderosa Lumber, Inc.  As Ponderosa Lumber, Inc., we were a public “shell” company with nominal assets and no operations, and our sole objective was to identify, evaluate, and acquire an operating business which wanted to become a publicly held entity.  (Such an acquisition would be accounted for as a “reverse merger” as if the operating company had acquired us, and our financial statements prior to the date of acquisition would become the historical financial statements of that operating company.)  On October 2, 2007, we changed our name to National Automation Services, Inc. in connection with our reverse merger with an operating entity named Intuitive System Solutions, Inc., as described below.  On December 28, 2007, we reincorporated as a Nevada corporation under the name National Automation Services, Inc.

Plan of Operation

For the next 12 months we intend to focus our efforts on implementing the following business strategy:

Resolve Default on Outstanding Secured Indebtedness to Trafalgar.

We have incurred approximately $3 million in indebtedness to Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”), the repayment of which is secured by the first priority security interest and lien we granted to Trafalgar in all of our existing and after acquired personal property, including the stock of our two operating subsidiaries.  Our obligations are guaranteed by our CEO, Robert W. Chance but he does not have the resources to fulfill such guaranty in the event his is required to do so.  On July 7, 2009 Trafalgar sent us a notice of default stating we have violated the terms of our debt agreements by failing to make certain payments when due and breaching certain covenants, and it accelerated the due date of all of our outstanding indebtedness.  We do not have the cash or other resources to repay Trafalgar.  Therefore, Trafalgar could seek to enforce its security interest and execute upon our assets, which if successful could cause us to curtail or cease our operations.  We have had and expect to continue to have discussions with Trafalgar to amicably resolve our default as well as our pending litigation against Trafalgar seeking (1) a declaratory judgment that Trafalgar’s debt agreements are null and void because the effective interest rates charged to us violate the criminal usury provisions of the State of Florida, whose laws govern, and (2) damages.  Nonetheless, if Trafalgar were to initiate judicial foreclosure on the collateral we intend to seek a restraining order preventing Trafalgar from exercising any rights it has as a secured creditor until after the conclusion of our pending litigation.  We cannot give any assurance that our attempts to obtain judicial relief will be successful, in default of which there would be a material adverse effect on us and our business, prospects and viability if Trafalgar were to foreclose.  For more information, see Item 1A, Risk Factors – Notice of Default on and Acceleration of our Outstanding Secured Indebtedness; All Assets Pledged as Collateral Security; Possibility of Foreclosure and Item 8, Legal Proceedings.

Raise Substantial Additional Capital.

We currently have a severe cash shortage, and our operating revenues are insufficient to fund our operations.  Consequently, our reviewed June 30, 2009 financial statements contain, in footnote 4, an explanatory paragraph to the effect that our ability to continue as a going concern is dependent on our ability to increase our revenue, eliminate our recurring net losses, eliminate our working capital deficit, and realize additional capital; and we can give no assurance that our plans and efforts to do so will be successful (See Item 13, Financial Statements and Supplementary Data).  Therefore, we require substantial additional funds to finance our business activities on an ongoing basis and to implement our acquisition strategy portraying our company as one able to provide a target company not only with cost savings resulting from centralized estimating, accounting and other corporate functions but also with additional working capital to finance and grow its business.  Accordingly, we intend to seek additional financing following the filing of this registration statement.  However, our assets already are pledged to Trafalgar as collateral for our outstanding $3,200,000 of indebtedness and Trafalgar has issued a notice of default and accelerated our indebtedness, so we cannot expect to obtain any asset-based financing or unsecured debt financing.  Therefore, we would be seeking additional equity financing.  We do not have any commitments or arrangements to obtain any such equity capital, and there can be no assurance that the additional financing we require would be available on reasonable terms, if at all; and if available, any such financing likely would result in a material and substantial dilution of the equity interests of our current shareholders.  The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.  See also Item 1A, Risk Factors – Continuation as Going Concern; We Need Substantial Additional Capital; and Operating Losses, Layoffs and Cutbacks.

Improve Existing Operations.

Our operating results have been unsatisfactory.  We had a working capital deficit of $(2,893,690) at June 30, 2009. We also have experienced recurring losses.  Although in each of the following periods our revenues have increased over the corresponding period in the prior year, for the three-month and six-month periods ended June 30, 2009, we had an operating loss (unaudited) of $(806,445) and $(1,527,625), respectively, and a net loss (unaudited) of $(1,067,250) and $(2,075,466), respectively; and for the year ended December 31, 2008, we had an operating loss of $(5,742,018) and a net loss of $(6,181,424).  In addition, since March 31, 2009, as a result of insufficient cash flow (our receivables are now being paid within 90 to 120 days, compared to payments within 45 days during 2008), we were forced to lay-off 50% of our operations staff and impose a temporary 20% salary reduction on our employees and a temporary 50% salary reduction on our senior management, although we have paid all such cash reductions in shares of our common stock; and at September 18, 2009 our cash on hand, most of which was obtained from recent private placements of our common stock, was negligible ($10,000).

We intend to try to improve cash flow from operations.  We hope to increase our revenue by increasing our visibility and the awareness of our company, and our products and services, by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services.  We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices. Such centralization in a single location also would provide greater corporate control of pricing while relieving local office engineers and other personnel of those responsibilities and enabling them to devote all of their time to operational activities.

Effect Strategic Acquisitions.

We intend to expand our operations into other markets in the continental United States and to reduce our concentration in municipal water management/waste water treatment by acquiring select small to medium sized privately-held automation companies which principally perform work for industrial applications.

We use the following principal criteria to evaluate acquisition opportunities:

•

Established business with a proven operating track record. We seek established businesses with strong financial performance, positive operating results, established or growing contract backlogs, and/or the potential for positive operating cash flow. We consider the experience and skill of management and whether other talented personnel exist within the company or the local market.

•

Opportunity for growth of our industrial business: We look for businesses with an established base of industrial end users, to provide us an opportunity to increase our diversification outside of the water treatment/wastewater jobs which we have had such a large concentration of our business in the past.

•

Opportunity to expand into new geographical markets: We seek businesses that have an established presence in local metropolitan markets in which we have no presence and which preferably are near our existing regional footprint.  We also examine the likelihood of the target being able to obtain water treatment/wastewater jobs based on our existing expertise, as well as our ability to obtain new business in our pre-existing markets by promoting the target company’s industry-specific experience and expertise.

The criteria identified above are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objectives. Accordingly, we may enter into a business combination that does not meet any or all of these criteria if we believe that it has the potential to create significant stockholder value.

We intend to effect our acquisitions by structuring the transaction to require us to pay the purchase price principally by issuing shares of our common stock to the owners of the target company.  If cash is required, we intend to use cash on hand and, if our cash resources are insufficient, either to draw down on our existing, or to seek to obtain new, credit facilities or to raise cash in private offerings of debt or equity securities.  However, as a result of the notice of default and acceleration we received on July 7, 2009 from Trafalgar, currently we are unable to draw down any additional money from our revolving credit facility with Trafalgar, and we cannot obtain any new asset-based financing unless and until we resolve such default.   In addition, in our December 2008 Credit Agreement with Trafalgar, among other things we agreed that we would not issue additional common stock without Trafalgar’s prior written consent, and that we would not incur additional indebtedness or acquire all or any substantial part of the assets, business or stock of any business while we owed money to Trafalgar.  We have advised Trafalgar that we believe such Agreement is not enforceable by Trafalgar, and we have filed a lawsuit against Trafalgar, as described below in Item 8, Legal Proceedings.  We have had and expect to continue discussions with Trafalgar seeking to amicably resolve our default as well as our pending litigation against Trafalgar seeking (1) to declare its credit agreements null and void because the effective interest rates charged to us violate the criminal usury provisions of the State of Florida, whose laws govern, and (2) damages.  However, if Trafalgar does initiate judicial foreclosure on our assets we intend to seek a restraining order against it preventing it from exercising any rights it has as a secured creditor until after the conclusion of our pending litigation.  We cannot give any assurance that our attempts to obtain judicial relief will be successful, in default of which there would be a material adverse effect on us and our business, prospects and viability if Trafalgar were to foreclose on our assets.  For more information about this pending litigation, see Item 8, Legal Proceedings.  See also Item 1A, Risk Factors - Notice of Default on and Acceleration of our Outstanding Secured Indebtedness; All Assets Pledged as Collateral Security; Possibility of Foreclosure; and We Need Substantial Additional Capital.

Acquisitions Effected

Intuitive System Solutions, Inc.

To implement our desire to discontinue our status as a public “shell”, on October 2, 2007, we acquired 100% of the outstanding capital stock of Intuitive System Solutions, Inc. (“ISS”), a Nevada corporation headquartered in Henderson, Nevada, which was formed on April 30, 2001 and engages in the business of designing, producing, installing specialized mechanical and electric automation systems built to operate and control machinery and processes with a minimum of human interaction.  To acquire ISS we issued an aggregate of 39,999,999 shares of our common stock, which shares represented approximately 99.6% of our outstanding common stock on a fully diluted basis.  (For accounting purposes this acquisition has been treated as a reverse merger, with ISS as the acquirer; and therefore our historical financial statements prior to October 2, 2007 are those of ISS.)  Accordingly, pursuant to the Stock Purchase and Plan of Reorganization Agreement among us, ISS, Messrs. Jody R. Hanley (“Hanley”), Robert W. Chance (“Chance”) and Manuel Ruiz (“Ruiz”) (collectively, the “ISS Owners”), TBeck Capital, Inc. (“TBeck”), a Florida corporation, and 3 JP Inc., a California corporation, we issued to the ISS Owners an aggregate of 21,999,999 “restricted” shares of our common stock as follows:  Hanley: 7,333,333 shares; Chance: 7,333,333 shares; and Ruiz: 7,333,333 shares.  Messrs. Chance, Ruiz and Hanley, who now control our Board of Directors and are our senior Management, also executed a lockup agreement in which each agreed not to sell any of the 7,333,333 shares he received in that transaction for two years, other than in a private sales transaction approved in advance by Ronald Williams (the President of T-Beck, who died in March 2009) or Joseph Pardo, the President of 3 JP.  After the closing, we relocated our executive offices to the offices of ISS in Henderson, Nevada.

In addition, we issued to T-Beck and its designees an aggregate 18,000,000 shares because T-Beck (1) was the owner, in escrow, of 1,126,745 shares of ISS common stock issued in consideration for T-Beck having paid to ISS an aggregate of $506,000 in cash and agreeing verbally to pay to ISS after the closing an additional $244,000 in cash to be used for working capital, and (2) allegedly paid the $250,000 required to effectuate the transaction.  (T-Beck never executed a promissory note to memorialize this future funding obligation, and it never paid us or ISS the promised $244,000.)  In addition, T-Beck and its President Ronald Williams had advised ISS and Messrs. Chance, Hanley and Ruiz that being acquired by NAS, despite its deregistration of its securities under the Securities Exchange Act of 1934, as amended (“Exchange Act’), would be the best route to take ISS public while also providing financing to ISS. Of these 18,000,000 shares, 4,000,000 were “restricted” shares and were issued as follows:  3 JP Inc. – 1,975,000 shares; Stingray Investments, Inc. – 1,975,000 shares; and Hoss Capital – 50,000 shares; and 14,000,000 were “free trading” shares issued pursuant to an opinion of counsel relying upon the exemptions from registration available under Rule 504 under the Securities Act of 1933, as amended, and under the securities laws of the State of Texas, as follows: T-Beck – 2,000,000 shares; Victoria Financial Consultants, LLC – 2,000,000 shares; Warren Street Investments, Inc. – 1,000,000 shares; BGW Enterprises, Inc. – 1,898,147 shares;

Blake Williams – 1,101,853 shares; South Bay Capital, Inc. – 3,000,000 shares; and Michelle Rice – 3,000,000 shares.  We now believe that Stingray Investments, T-Beck and Warren Street Investments were affiliates of Ronald Williams (Ronald Williams was the President of T-Beck, and he died in March 2009); BGW Enterprises and Victoria Financial Consultants were affiliates of Blake Williams, the adult son of Ronald Williams; and South Bay Capital was an affiliate of 3 JP, and that both were affiliates of Joseph Pardo.  Accordingly, Ronald Williams, Blake Williams and Joseph Pardo all may be deemed to have become promoters as of the closing of the ISS reverse merger.  See Item 7, Certain Relationships and Related Transactions, and Director Independence – Promoters and Certain Control Persons, below.

After giving effect to the ISS transaction, we had issued and outstanding 40,125,181 shares of common stock, which were owned as follows:  Messrs. Hanley, Chance and Ruiz owned 21,999,999 shares, representing approximately 54.8%, or 7,333,333 shares each, representing approximately 18.3% each; T-Beck and its designees owned 18,000,000 shares, representing approximately 44.9% (including (a) 4,975,000 shares, representing approximately 12.4%, owned by persons we now believe were affiliates of Joseph Pardo, (b) 4,975,000 shares, representing approximately 12.4%, owned by T-Beck and other persons we now believe were affiliates of Ronald Williams and (c) 4,000,000 shares, representing approximately 10%, owned by Blake Williams and persons we now believe were his affiliates); and the public owned 125,082 shares, representing approximately .3%.

Intecon, Inc.

On December 26, 2007, we acquired 100% of the outstanding capital stock of Intecon, Inc. (“Intecon”), an Arizona corporation headquartered in Tempe, Arizona, which conducts an automation control systems business similar to ours except that Intecon specializes in water management/wastewater treatment projects awarded by municipalities.  Pursuant to a Stock Purchase Agreement among us, Brandon A. Spiker (“Spiker”), David Marlow (“Marlow”) and Frank Brown (“Brown”), we issued an aggregate of 300,000 “restricted” shares of our common stock (valued at $42,000), and paid an aggregate of $300,000 in cash when we paid the unsecured 60-day, 5% Promissory Notes we issued at the closing to the sellers, as follows: Spiker: 120,000 shares and a $120,000 Note; Marlow: 90,000 shares and a $90,000 Note; and Brown: 90,000 shares and a $90,000 Note.  In addition, we agreed to pay up to $150,000 (we actually paid $250,000) of Intecon’s outstanding indebtedness the repayment of which had been guaranteed by Spiker and Marlow.  On March 25, 2008, as part of the overall Intecon acquisition, we issued an additional 1,500,000 “restricted” shares of common stock, valued as of the December 26, 2007 acquisition date at $210,000, to each of Messrs. Spiker and Marlow as a retention bonus in consideration for him entering into an employment agreement with Intecon expiring on December 31, 2010.  For more information about such employment agreements, see Item 6, Executive Compensation.

Acquisition Terminated

Control Engineering, Inc.

In September 2009 the parties mutually terminated the June 30, 2009 Stock Purchase Agreement under which we would have acquired 100% of the outstanding capital stock of Control Engineering, Inc. (“CE”), a Delaware corporation headquartered in Costa Mesa, California founded in 1994 which principally designs software for automation control systems and components.  However, if, in the future, CE is able to resolve certain issues which arose during our on-going due diligence and deliver to us audited financial statements which are acceptable to us (we executed the acquisition agreement without having received any audited financials, which we do not intend to do in the future with any acquisition candidate), then we would consider reopening acquisition negotiations.  Pursuant to that Agreement, among us, CE, and David Lautner (“Lautner”) and Carlos Carrillo (“Carrillo”) (collectively, the “CE Owners”), subject to the satisfaction of the closing conditions we had agreed to issue (i) an aggregate of 3,400,000 shares of our “restricted” common stock and (ii)  as repayment of CE’s borrowings from the CE Owners, an aggregate of up to $150,000 of our 12-month, 5%, unsecured promissory notes convertible at any time at the holder’s option into shares of our common stock at a conversion price of $0.25 per share.  In addition, CE would have entered into an employment agreement with each of the CE Owners providing for his employment for a term of five years at an annual salary of $110,000, plus the right to receive (1) a bonus of 300,000 shares of our “restricted” common stock if CE’s 2009 revenues from its existing line of business, e.g., industrial as opposed to water/treatment waste water jobs, equaled or exceeded $1,700,000 plus (2) an additional bonus of 500,000 such shares if such 2009 CE revenues equaled or exceed $3,000,000, provided such Owner agreed not to sell such shares, and such Owner’s employment by CE was not terminated by such Owner or by CE for any reason, on or before the second anniversary of the closing date.  We also would have entered into a triple net lease with the CE Owners under which we would have leased the office space used by CE for a term of five years at an annual base rental of $67,200.

Financial Information about Segments

We operate a single line of business and do not operate in segments.

Narrative Description of Business

General

As described above, through subsidiaries we have acquired beginning in October 2007, we design, produce and install and, to a lesser extent, service mechanical and electronic automation systems built to operate and control machinery and processes with a minimum of human intervention. Our systems can also provide precise data acquisition capabilities that permit the end user to monitor its operations. We provide our automation control systems services principally in Arizona, Utah, and Nevada.  Typically we are hired by one of the contractors or electrical sub-contractors working on the project because we submitted the lowest bid, but in some cases we obtain work through a contract negotiation.

In fiscal 2008 and for the six months ended June 30, 2009, we derived approximately 81% and 57%, respectively, of our revenues from the sale of our automated control systems or components for use by municipalities in operating their water reservoirs and waste water treatment facilities, a field in which we have developed considerable expertise.  The balance of our revenue comes from customers primarily in mining and manufacturing.  We also have been retained to provide automated control systems or components for use in industrial applications such as oil and gas refining and distribution, food and beverage production, metals processing, and tire manufacturing, among others. We provide ongoing support services, including staff training, plant operations support and network management, web-based plant monitoring, software revisions and upgrades, system maintenance services, and system emergency support, although in each of fiscal 2008 and for the six months ended June 30, 2009, our revenues from performing these services accounted for approximately 4% our revenues.

Our project services, such as system or instrumentation design; software development, infrastructure development, system simulation and testing, and system startup are specifically tailored to the unique requirements of each contract we obtain. At the outset of a typical job, we develop detailed task descriptions and checklists to define project requirements and provide engineers and support personnel with an accurate basis for planning. We implement an internal quality control program which is directed toward compliance with technical, local, state and federal design, construction, safety, and environmental codes. Project requirements and approval milestones are specifically determined and discussed with the hiring contractor and, where possible, the project owner so that they may be incorporated into the system plan from the outset. Once project expectations are determined, our engineers design a customized automation control system, using industry-standard design tools such as Microsoft Visual Studio and AutoCAD.

When the system design is complete, our equipment specialists implement the plan, which may include installing new equipment and systems, electronics and controls upgrades, rebuilding existing machinery or other existing equipment, and process upgrades and improvements. We design and program the supervisory controls and data acquisition (“SCADA”) interface, which can consist of one or more of the following components:

•

The Programmable Logic Controller (“PLC”), which is an industrial grade computer that can act as a supervisory system or as a sub-controller to the supervisory system.  It gathers data on the operation of the particular process and sends commands to the field control devices (such as valves and pumps). PLCs are designed to process digital data from multiple input and output sources while withstanding extended temperature ranges, electrical noise, vibration and impact.

•

The Human-Machine Interface (“HMI”), the apparatus which presents, on a computer screen depicting the equipment and devices being controlled, process data to the human operator who monitors and controls the process.  We create intuitive, easy to use machine interfaces designed to minimize human error and provide clear alarms and other information that ease troubleshooting if problems do arise.

•

The Remote Terminal Unit (“RTU”), which is a computer-controlled electronic device that can send digital data to a PLC or supervisory system and also manipulate physical processes based on either HMI input or data provided by sensors or a PLC. RTUs can be designed to wirelessly transfer data using a system of radio telemetry or when a hard-wired RTU is impractical.

In our Underwriters Laboratories (“UL”) certified control panel fabrication facility in Henderson, Nevada, we design and produce, according to electrical and other specifications issued by UL, the control panels that connect and operate the SCADA interface network.  We are equipped to manufacture a variety of control panels, including UL-508 standard control panels, which can be built either to the specifications of our end user or based on an application-specific design created by our engineers. Virtually every panel we produce is custom-designed for the field functions it is to control, and it is rare to have two identical panels from project to project and end user to end user. These panels may be incorporated into system design projects for which our services have been retained, or on occasion we may sell them to original equipment manufacturer (“OEM”) clients who then will incorporate our panels into the manufacture of their own systems and products.

A Typical Project – From Concept to Operational Control Panels

We are working on a project for the Virgin Valley Water District (“VVW”) in the Mesquite, Nevada area northeast of Las Vegas, which has five domestic water wells that were to be used to provide water to the County.  The wells contained arsenic at levels which far exceeded the Environmental Protection Agency’s allowable standards, and the VVW District wanted to build a plant at each well site that that would not only satisfy the EPA standards but also remove the arsenic completely.  The VVW District hired a consulting engineering firm to manage the project, and that firm, through a general contractor, awarded a subcontract to us for the design and installation of the control panels and field instrumentation to be used to manage these water treatment systems.

Our first task in implementing the project was to assemble a project team.  The team consisted of a project manager, project engineer, field installation manager, and technicians.  The project team first developed field instrument specifications, control panel specifications, electrical loop drawings, and operations and maintenance manuals for the consulting engineering firm to review. Once approved, our procurement department sourced all the components required for the job.  Once the components were located and ordered, we began fabrication of the PLCs and control panels according to project drawings.  When the components were delivered and installed, we shipped the completed control panels to the field. Our field installation manager coordinated the control panel installation with the other contractors working on the project: the field technicians installed all components devices; the electrical contractor wired all PLCs, HMIs, and other components; and the technicians and project engineer conducted field calibrations and start-up.

Our project manager has overseen all phases of the project and attended weekly project coordination meetings with the client and its contractors. Four of the five plants are now completed and became operational in May 2009, and the fifth is scheduled to become operational in late September or early October 2009.  Once the project is finished, these plants can run 24 hours per day, seven days per week, without any human intervention.

Customers; Contracts; Concentration; Seasonality

Our customer base consists primarily of contractors and electrical subcontractors who have been awarded projects requiring the installation of automation controls systems. Our business depends principally on our being awarded projects by those contractors or subcontractors through a competitive bidding process, although a relatively small number of jobs are obtained through negotiation.  Historically, approximately 80% of our projects have involved water reservoir management and waste water treatment facilities operated by municipalities, although we also have been retained by contractors and subcontractors to provide automated control systems or components for use in industrial applications.

The following table represents the amounts of our revenues which are generated by each of fixed-price and time and materials contacts, and the percentage of our revenues attributable to these contract types:

	Six Months Ended
	June 30, 2009		Year Ended December
	(unaudited)		2008		2007
Project revenue (generally fixed price)	$2,147,913	96%	$2,938,231	95%	$377,492	85%
Service revenue (generally time and materials)	90,723	4%	166,988	5%	66,142	15%
Total revenue	$2,238,636	100%	$3,105,219	100%	$443,634	100%

Typically, the material terms of our fixed-price contracts are: (1) percentage of completion method, (2) invoicing terms, (3) deadlines for submittals, (4) wage rates and (5) start time.  For time and material contracts, our material terms involve:  (a) the start/end date and (b) price quotes for materials and percentage of labor allocated for the job.

As of June 30, 2009, we did not materially change our customer concentration.  In fiscal 2007 and 2008 we derived a substantial portion of our revenue from a few contractors, subcontractors and end users. In 2007, four contractors, subcontractors and end users each accounted for 10% or more of our 2007 revenue (they individually represented 29%, 19%, 13% and 10%, respectively, or an aggregate of 71%, of such revenue). In fiscal 2008, two subcontractors (one of which accounted for 13% of our 2007 revenue) accounted for 10% or more of our 2008 revenue (they represented 27%, and 13%, or an aggregate of 40%, of such revenue.)  Because the projects we are awarded typically do not exceed 12 months, the contractors, subcontractors and end users who provide a substantial portion of our revenue in one year are not expected to provide a substantial portion of our revenue in subsequent years.  In addition, the payment risk with respect to our customers is mitigated by credit evaluations performed on the customers, the duration of payment terms extended to the customers and the bonds which are secured through the general contractors of our customers.

Our business does not experience seasonal fluctuations.

Competition

The automation control industry is intensely competitive.  A few large automation control companies, such as Emerson Electric Company, Rockwell Automation, Inc. and Honeywell International, Inc., dominate the industry as they offer national as well as worldwide support for the corporate and government clients they serve. Many of our competitors have longer operating histories, and virtually all have greater name recognition, larger customer and end user bases and significantly greater financial, technical and sales and marketing resources than we do.  As noted above, more than 50% of our revenue is derived from water management/waste water treatment jobs awarded by municipalities in the Southwestern United States.  Our most significant competitor for this market niche is Fluid IQs Inc. (formerly known as Control Manufacturing Company), which is based in Napa, California, with regional offices in Arizona, Nevada, New York, Southern California and Utah, and is a subsidiary of Glenmore Global Solutions.  Fluid IQs, which has been in business for 28 years, states on its website that it is one of a very select number of certified system integrators listed by Control System Integrators (“CSIA”); certified member status with the CSIA is achieved by meeting stringent performance standards, as measured in an intensive audit process conducted by an independent third-party consulting firm, in general management, financial management, project management, quality management, technical management, human resources, and business development; and certified members are re-audited every three years to the current performance standards.

As discussed above, our contracts typically are awarded on a competitive bid basis. Unlike Fluid IQs, our company is not a certified systems integrator listed by CSIA, and we do not consider this to be a material competitive disadvantage. While our competitive position varies, we believe we are progressing to be a significant competitor in the markets we serve principally as a result of our design capabilities and the total equipment life cycle we provide, our ability to meet the delivery schedule, and also because of our reputation, experience and safety record.

Backlog

Our backlog represents contracts that we have started or have been awarded, but which have not been completed or signed, respectively, and it excludes the portion of orders already included in revenue on the basis of percentage of completion.  Our backlog as of September 18, 2009, was $1,678,761.  Our backlog for the fiscal years ended December 31, 2007 and December 31, 2008 was $2,572,760 and $2,338,193, respectively. Our backlog generally runs off within 12 months from the date of contract signing.

Since projects take several months to complete, we generally show a large backlog of work as new projects begin. As the projects are completed, backlog is realized.  During fiscal 2008, we realized $2,058,208 (80%) of the backlog existing at December 31, 2007; and at June 30, 2009, we had realized $257,791 (11%) of the backlog existing at December 31, 2008. We expect that substantially all of the remaining 2008 backlog will be realized during the remainder of 2009. A small portion of unrealized backlog reflects project contracts that involve extended or ongoing service that will be realized when the service is provided or completed.

Raw Materials and Components

We do not purchase any raw materials. We do purchase components used to manufacture our control panels, on an as-needed basis after we are retained for a project and after we assess the components that will be needed for that particular project.

We order components from third-party distributors and manufacturers, including General Electric, Rockwell Automation’s Allen-Bradley division, Siemens Energy & Automation, Schneider Electric’s Modicon division, Wonderware, Intellution and Walters Electric. These components are off-the-shelf items and are available from multiple sources, and our need for particular components depends on the requirements of a particular project; however, where we can do so we order components from those manufacturers and distributors who we believe will give us notice of new projects on which we would have an opportunity to a bid or otherwise obtain work.  We integrate these components into our control panels, using the software that is provided with these components or, where applicable, we program the software to operate within the specific SCADA interface we designed. We have a high concentration of purchases from a single supplier or limited numbers of suppliers in the automation industry; however, even if one of these suppliers was to go out of business we would be able to obtain supplies and materials from other vendors in such a manner as to be minimally affected.

Sales, Marketing and Advertising

We typically get business by biding for projects, and in order to learn of the existence of contracts for which we might be interested in bidding we monitor the public forums where municipalities post the water management/waste water treatment projects for which they are seeking bids and where industrial projects are listed.  We usually must be pre-qualified by the municipality or company which is the end user.  When we find a suitable project we submit our pre-qualification packages and once our qualification has been established we submit our best price in bid form.

We also generate direct sales by utilizing our sales specialists to contact electrical contractors in a position to hire us for projects they have been awarded. Before qualifying a sales specialist, management in our local offices requires that such sales specialists have at least five years’ industry experience, proficient knowledge in controls and instrumentation in a variety of vertical markets such as water management/wastewater treatment and food and beverage production, a college degree and good communication skills.

We also seek and receive referrals of job opportunities from the automation hardware and software manufacturers and distributors whose products we purchase, including but not limited to Siemens Energy & Automation, General Electric, Rockwell Automation’s Allen-Bradley division, Schneider Electric’s Modicon division, Wonderware, Intellution and Walter Electric.

We currently advertise nationwide in automation controls systems trade journals and in local publications in Nevada and Arizona. We plan to advertise in national publications such as Control Engineering, Automation.com. WEFTECH, and Construction Notebook, which is a public bid repository publication, and to attend trade shows to increase our visibility and attract new customers.

We have also developed a “Brand Standards Manual” to help with the implementation and use of logos, letterhead and other products that seek to brand all our subsidiary companies under the name “National Automation Services, Inc.”.

Environmental Matters

We are subject to environmental regulation by federal, state and local authorities in the United States. Although we believe we are in substantial compliance with all applicable environmental laws, rules and regulations (“laws”), the field of environmental regulation can change rapidly with the enactment or enhancement of laws and stepped up enforcement of these laws, either of which could require us to change or discontinue our control panel manufacturing activities.  At present, we are not involved in any material environmental matters and are not aware of any material environmental matters threatened against us.

Proprietary Rights

We do not own or license any patents or trademarks, and we have no immediate plans to do so. We have not filed, and do not intend to file, any application with any government agency for protection or registration of these rights. We rely upon a combination of nondisclosure and other contractual arrangements to protect our proprietary rights.

Research and Development

We do not devote material resources or efforts to research and development.

Employees

As of September 18, 2009, we had 26 employees, all of which are full-time, including five electrical engineers, seven control engineers, two estimating engineers, three sales engineers, three technicians, and four project managers.

Item 1A: Risk Factors

Risks Relating To Our Business

Notice of Default on and Acceleration of our Outstanding Secured Indebtedness; All Assets Pledged as Collateral Security; Possibility of Foreclosure.

In 2008, we entered into multiple loan and credit facility agreements with Trafalgar, under which we granted it a first priority security interest in all of our existing and after-acquired assets, including the stock of our two operating subsidiaries.  Although our obligations thereunder are guaranteed by Robert W. Chance, our chief executive officer, he does not have the resources to fulfill such guaranty in the event his is required to do so.  On July 7, 2009 Trafalgar sent us a notice of default and accelerated the due date of all of our outstanding indebtedness, which at September 18, 2009 aggregated approximately $3,200,000.  We do not have the ability to repay Trafalgar.  Therefore, Trafalgar could seek to execute upon our assets, which if successful could cause us to curtail or cease our operations.  We have had and expect to continue discussions with Trafalgar seeking to amicably resolve our default as well as our pending litigation against Trafalgar seeking (1) to declare its credit agreements null and void because the effective interest rates charged to us violate the criminal usury provisions of the State of Florida, whose laws govern, and (2) damages.  However, if Trafalgar does initiates judicial foreclosure we intend to seek a restraining order against it preventing it from exercising any rights it has as a secured creditor until after the conclusion of our pending litigation.  We cannot give any assurance that our attempts to obtain judicial relief will be successful, in default of which there would be a material adverse effect on us and our business, prospects and viability if Trafalgar were to foreclose on our assets.  For more information, see Item 8, Legal Proceedings.

Continuation as a Going Concern

Our auditors' report on our unaudited June 30, 2009 financial statements, and footnote 4 to such financial statements, reflect the fact that with the current economic environment extending collections of our receivables and our inability to obtain additional financing, it would be unlikely for us to continue as a going concern. Our operating revenues are insufficient to fund our operations and our assets already are pledged to Trafalgar as collateral for our outstanding $3,200,000 of indebtedness and in our December 18, 2008 Credit Agreement with Trafalgar (which we believe is unenforceable-see Item 8, Legal Proceedings, below) we agreed, among other things, not to sell additional common stock without Trafalgar’s prior written consent and not to incur additional indebtedness.  The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.  As noted above, we plan to increase our revenue by increasing our visibility and the awareness of our company, and our products and services, by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services.  We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices.  However, we can give no assurance that these plans and efforts will be successful.

We Need Substantial Additional Capital

We have experienced recurring net losses, including net losses of $(2,075,466) for the six months ended June 30, 2009 and $(6,181,424) for the year ended December 31, 2008, and we had a working capital deficit of $(2,893,690) (unaudited) at June 30, 2009.  Although at June 30, 2009 we had accounts receivable of $384,023 (unaudited), our receivables are being paid slower (90 to 120 days after invoice compared to 45 days in 2008) and currently we have a severe cash shortage, with only approximately $10,000 of cash on hand at September 18, 2009. Our operating revenues are insufficient to fund our operations.  Therefore, we require substantial additional funds to finance our business activities on an ongoing basis and to implement our acquisition strategy portraying our company as one able to provide a target company not only with cost savings resulting from centralized estimating, accounting and other corporate functions but also with additional working capital to finance and grow its business.  Accordingly, we intend to seek additional financing following the filing of this registration statement.  However, our assets already are pledged to Trafalgar as collateral for our outstanding $3,200,000 indebtedness and Trafalgar has issued a notice of default and accelerated our indebtedness, so we cannot expect to obtain any asset-based financing or unsecured debt financing, and in our December 18, 2008 Credit Agreement with Trafalgar (which we believe is unenforceable-see Item 8, Legal Proceedings, below)  we agreed, among other things, not to sell additional common stock without Trafalgar’s prior written consent and not to incur additional indebtedness.  Nonetheless, because we believe such Agreement is not enforceable, we are seeking additional equity financing, and any such funding likely would result in a material and substantial dilution of the equity interests of our current shareholders.  We do not have any commitments or arrangements to obtain any such equity capital, and there can be no assurance that the additional financing we require would be available on reasonable terms, if at all.  The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.  See also Item 13, Financial Statements.

Operating Losses, Layoffs and Cutbacks

There can be no assurance that we will achieve profitability in the near term, over the long term, or ever.  Although in each of the following periods our revenues have increased over the corresponding period in the prior year (we cannot give any assurance that our revenues will continue to do so), for the six-month period ended June 30, 2009, we had an operating loss of $(1,527,625) (unaudited) and a net loss of $(2,075,466); for the year ended December 31, 2008, we had an operating loss of $(5,742,018) and a net loss of $(6,181,424); and for the year ended December 31, 2007, we had an operating loss of $(1,655,975) and a net loss of $(1,681,142).  In addition, since March 31, 2009, as a result of insufficient cash flow (our receivables are now being paid within 90 to 120 days, compared to payments within 45 days during 2008), we were forced to lay-off 50% of our operations staff and impose a temporary 20% salary reduction on our employees and a temporary 50% salary reduction on our senior management, although we have paid all such cash reductions in shares of our common stock, in order to alleviate the cash constraints; and at September 18, 2009 our cash on hand was only approximately $10,000.  Our business and growth strategies may never be successful, and we may never be profitable.

Fluctuations in Operating Results

We expect quarterly and annual operating results to fluctuate, depending primarily on the following factors:

•

Timely payment of our accounts receivable;

•

Our ability to obtain new business;

•

Our ability to generate significantly greater revenues than we have been able to generate to date, and to have revenues in such amount as to be able to satisfy our operational overhead, which now is not being met;

•

Our ability to reduce selling, general and administrative cash expenses, particularly payroll compensation, by issuing stock to alleviate cash constraints, especially considering that our planned expansion by acquisition of other companies will result in increases in operating expenses, including, without limitation, as a result of the employment contracts we seek to enter into with the former owners of these companies;

•

The cost of components used for the production of control panels; and

•

The cost of attracting and hiring qualified employees.

Risks of Expansion by Acquisition

Our business strategy depends in large part on our ability to identify and acquire suitable companies, to expand our current expertise into the markets of our acquired companies, and to capitalize on the expertise of these companies to obtain new business in our current markets.  Delays or failures in acquiring new companies would materially and adversely affect our planned growth.

The success of this proposed strategy will depend on numerous factors, some of which are beyond our control, including the following:

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securing any required approvals from our lender(s) and others;

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our ability to effectively integrate an acquired company, including its information systems and personnel;

•

our ability to retain the services of the key employees of the acquired company;

•

availability of additional qualified operating personnel;

•

necessary or unavoidable increases in wages, or unanticipated operating costs;

•

the possibility of unforeseen events affecting the region particularly in which an acquired company operates;

•

adverse effects on existing business relationships resulting from the performance of an acquired company; and

•

diversion of management’s attention from operating our business.

The acquisition transactions may also result in the following:

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issuance of additional stock that would further dilute our current stockholders’ percentage ownership;

•

incurring debt;

•

assumption of unknown or contingent liabilities; or

•

negative effects on reported operating results from acquisition-related charges and amortization of acquired technology, goodwill and other intangibles.

Therefore, our business strategy may not have the desired result, and notwithstanding effecting numerous acquisitions we still may be unable to achieve profitability or, if profitability should be achieved, to sustain it.

Impairment of Goodwill and/or Intangible Assets May Occur

Goodwill resulting from our acquisitions of other companies and other intangible assets represent a significant portion of our assets. As of June 30, 2009 and December 31, 2008, we had goodwill and other identifiable intangible assets of $343,678 (unaudited) and $367,530, respectively. We review these assets for impairment at least annually or whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. If we were to determine that a significant impairment in value of our goodwill or unamortized intangible assets had occurred, we would be required to write off a substantial portion of such assets, which would negatively affect our results of operations and financial condition, and it could adversely impact our stock price.

Management of Growth

Our strategy anticipates significant growth in the diversity of our operations and in our business, which would place demands on our management and our limited financial and other resources.  To manage any such growth, we would be required to attract and train additional qualified managerial, engineering, technical, marketing and financial personnel. If we are unable to effectively manage any such growth, our business, operating results and financial condition could be materially adversely affected.

Dependence on Qualified Professionals

Our business depends on our ability to hire and retain engineers and technicians with highly specialized skills and experience. Many engineers and technicians obtain post-graduate or professional degrees, and the increased educational time required at the post-graduate level further restricts the pool of engineers and technicians available for employment.  Our success also depends in large part upon our ability to attract and retain qualified management, marketing and sales personnel.  We compete for all such personnel with other automation companies.  There can be no assurance that we will be successful in hiring or retaining such qualified personnel. If we are not able to hire and retain qualified people to fill these positions, our competitive position would be adversely affected, which would have a material adverse effect on our business, financial condition and results of operations.

Backlog Not Indicative of Future Results

Our backlog consists of contracts that we have received but not yet signed or started, and projects we have started but which have not been completed. We cannot guarantee the revenue projected in our backlog will be realized, or if realized, that it will generate profits.

Contractors, subcontractors or end users may cancel or delay a project for reasons beyond our control. The majority of our contracts allow for a cancellation under certain terms and conditions. In the event of a project cancellation, we generally would be reimbursed for our costs, but typically we would have no contractual right to the total revenue expected from any such project as reflected in our backlog. In addition, projects may remain in our backlog for extended periods of time. The current credit and economic environment could significantly impact the financial condition of some end users, resulting in greater risk of delay or cancellation of projects. If we were to experience significant cancellations or delays of projects in our backlog, our results of operations and financial condition would be adversely affected.

Collection Uncertainties on Accounts Receivable

We are paid as the work we perform on a project progresses toward completion. The current credit and economic environment has significantly impacted the ability of our contractors to pay amounts due to us, or the ability of end users to pay our contractors, in a timely manner. Although we have had nominal increases in our reserve for doubtful accounts, payments of our accounts receivable have slowed, and our collections currently are averaging 90 to 120 days after billing, compared to 45 days in fiscal 2008. Additionally, on a majority of our jobs we are required to advance the funds to purchase components or other materials prior to our receipt of an interim progress payment. If we do so, and the project is terminated or our contract is cancelled, we may have difficulty recovering those expenditures from our contractor, subcontractor, or end user. If a contractor, subcontractor or end user becomes insolvent or files for bankruptcy protection, the amount recoverable may be less than the amount owed to us, in which case the project could generate a loss instead of a gross profit for us.  To try to minimize these collection risks, when we receive a contract we place a lien against the project in order to obtain collateral security for the payments of our receivables; however, we might not have a first priority position, and the value of the collateral could be insufficient to satisfy all lien creditors, which would limit the amount of our recovery.  Although on most of the jobs we receive our contractors or subcontractors are required to post a bond to secure the payments to which we become entitled as a result of the services we perform, there can be no assurance that we will be able to collect from the bonding company.

Fixed-Price Contracts

Approximately 96% of our revenues, including larger engineered systems projects, are performed under fixed-price contracts.  We are responsible for all cost overruns, other than those resulting from customer-approved change orders and certain force majeure (natural disaster) situations. Our actual costs may exceed, and gross profit realized may be less than, the estimates derived from our contract prices, for various reasons, including, for example, errors in estimates or bidding; changes in availability and cost of labor and component parts; and reduced productivity. These variations and the risks inherent in engineered systems projects may result in reduced profitability or losses. Depending on the size of a project, variations from estimated contract performance could have a significant negative impact on our operating results and our financial condition.

Revenue from Contracts Realized over Several Months

Our revenues are substantially derived from significant contracts that typically are performed over periods of two to four quarters. As a result, our revenue and cash flow may fluctuate significantly from quarter to quarter, depending upon our ability to replace existing contracts with new orders and the extent of the delays, if any, which we may encounter in performing our contacts.

Liability for Product Warranties

We typically warrant the workmanship and materials used in the equipment and systems we manufacture and install. Failure of the system or equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources, replacement of parts or equipment, or service or monetary reimbursement to the end user. To the extent we are unable to make a corresponding warranty claim against the manufacturer of the subject component or software we purchased and installed.

Competition

We face a variety of competitive challenges from other automation companies, many of whom have greater financial and marketing resources than we do and may be able to adapt to changes in consumer preferences or retail requirements more quickly, devote greater resources to the marketing and sale of their products or adopt more aggressive pricing policies than we can.

Contracts for our products and services are generally awarded on a competitive basis. Historically, our markets have been very competitive in terms of the number of suppliers providing alternative products and technologies. The most important factors considered by our customers in awarding contracts include price, the availability and capabilities of our equipment, our ability to meet the project schedule, our reputation and name recognition, our experience and our safety record. If our competitors can overshadow us in these respects, or possess industry certifications (such as a “control system integrator” as awarded by the CSIA, a certification we do not have) we may be at a disadvantage when bidding on a project, and our operating results could suffer.

Control by Management; Anti-Takeover Considerations

Our company is effectively controlled by Management, specifically Messrs. Robert W. Chance, Jody R. Hanley, Manuel Ruiz, Brandon Spiker, and David Marlow (“Management”), who collectively own approximately 34% (as of September 18, 2009) of our outstanding common stock.  While we intend to pursue our business strategy as set forth herein, Management has broad discretion to adjust the application and allocation of our cash and other resources, whether in order to address changed circumstances and opportunities or otherwise.  As a result of such discretion, our success is substantially dependent upon their judgment.  In addition, Management is able to elect our board of directors and to cause the directors to declare or refrain from declaring dividends, to increase our authorized capital, to authorize one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights holders of our common stock, issue additional shares of capital stock and generally to direct our affairs and the use of all funds available to us.  Any such preferred stock also could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.  Any issuance of common or preferred stock could substantially dilute the percentage ownership of the company held by our current stockholders.  Such concentration of ownership may have the additional effect of delaying, deferring or preventing a change of control of the company. Also, this controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

Dependence on Management

Our success is dependent upon the active participation of our Management.  We have entered into employment agreements (i) with Messrs. Chance, Hanley and Ruiz, for an initial two-year term which expired February 14, 2009, and such agreements now are in their successive automatic one-year renewal periods, and each employee may elect not to renew his contract on notice given to us at least 30 days before the renewal date, and (ii) with Messrs. Spiker and Marlow which expire on December 31, 2010.  In addition, we do not maintain any "key man" insurance on any of their lives.  In the event we should lose the services of any of their people, our business would suffer materially.  There can be no assurance that we would be able to employ qualified person(s) on acceptable terms to replace them.

Dependence on Leases of Space and Manufacturing Equipment and Space

We lease from Jody Hanley, one of our executive officers and the owner of approximately 11% (as of September 18, 2009) of our common stock, on a month-to-month basis a substantial amount of the equipment we use and require to manufacture our control panels.  Under our lease with Mr. Hanley, as the lessee we are obligated to maintain the leased equipment and repair it in the event of a malfunction. As a result of these lease terms, we could decide it would be more cost-effective to purchase comparable equipment or to lease newer or different equipment from another lessor, possibly at a higher price, which might result in a substantial cash investment, or increased ongoing obligations which would increase our operating expenses.  Also, it is possible that companies acquired in the future will lease a portion of the equipment used in their operations, which leases may be month-to-month, or may contain limited or no renewal options or escalating or fair market renewal clauses.  If we do not have sufficient cash on hand to maintain, repair and/or purchase the manufacturing equipment we need, our operations and prospects could suffer a materially and adversely.

All of our offices and other facilities now are, and hereafter likely will be, leased from third parties. These leases are for fixed terms or month-to-month, and the fixed term leases contain limited renewal options with escalating or fair market renewal clauses. There can be no assurance that these leases can be continued or renewed or, if they are renewed, that the renewals can be obtained at lease rates that permit our facilities to be operated at a profit. Relocation of these facilities would likely be costly, and such expenses could limit our profitability.

Dependence on Third-Party Suppliers

Our manufacturing processes require that we buy a high volume of components from third party suppliers. Our reliance on these suppliers involves certain risks, including:

•

The cost of these items might increase, for reasons such as inflation and increases in the price of the precious metals, if any, or other internal parts used to make such items, which could cause our costs to complete a job to exceed the estimate we used to create our bid;

• Poor quality could adversely affect the reliability and reputation of our control panels; and

•

A shortage of components could adversely affect our manufacturing efficiencies and delivery capabilities, which could prevent us from obtaining, or hinder our ability to obtain, new business, which could jeopardize our ability to comply with the requirements of our contracts.

Any of these uncertainties also could adversely affect our business reputation and otherwise impair our profitability and ability to compete.

Sensitivity to Economic and Other Trends in the Southwestern United States

Our operations will be limited by the conditions and trends in the areas in which we operate, and currently we only conduct business in the southwestern United Sates, particularly in Nevada, Arizona, and Utah.  As a result, we are particularly susceptible to adverse trends and economic conditions in this area, including its economic and labor markets. In addition, because we purchase components from suppliers located throughout the United States, other regional occurrences such as local strikes, energy shortages or increases in energy prices, droughts, hurricanes, fires or other natural disasters, as well as general economic trends and credit conditions,  could have a material adverse effect on our business and operations.

Risks Related to Our Industry in General

Exposure to Product and Professional Liability Claims

In the ordinary course of our business, we may be subject to product and professional liability claims alleging that products we sold or services we provided failed or had adverse effects. We maintain liability insurance at a level which we believe to be adequate. A successful claim in excess of the policy limits of the liability insurance could materially adversely affect our business. As a user of products manufactured by others, we believe we may have recourse against the manufacturer in the event of a product liability claim. There can be no assurance, however, that recourse against a manufacturer would be successful, or that any manufacturer will maintain adequate insurance or otherwise be able to pay such liability.

Government Regulation - Environmental Cleanup Costs

In our control panel fabrication operations, we generate and manage hazardous wastes. These include: waste solvents; waste paint; waste oil; wash-down wastes; and sandblasting wastes. We take appropriate steps to identify and address environmental issues before acquiring manufacturing space or facilities and to use industry-accepted operating and disposal practices regarding the management and disposal of hazardous wastes. Nevertheless, we or others may have released hazardous materials on such properties or in other locations where hazardous wastes have been taken for disposal. We may be required by federal, state or local environmental laws to remove hazardous wastes or to remediate sites where they have been released. We could also be subjected to civil and criminal penalties for violations of those laws. Our costs to comply with these laws may adversely affect our earnings.

Risks Relating to our Common Stock

Compliance with Exemptions from the Registration Requirements of Federal and State Securities Laws

On October 2, 2007, we entered into a Stock Purchase and Plan of Reorganization Agreement (the “Agreement”) with Intuitive System Solutions, Inc. (“ISS”), a Nevada corporation, Messrs. Jody R. Hanley (“Hanley”), Robert W. Chance (“Chance”) and Manuel Ruiz (“Ruiz”) (collectively, the “ISS Owners”), TBeck Capital, Inc. (“TBeck”), a Florida corporation, and 3 JP Inc. (“3 JP”), a California corporation, in connection with our reverse merger with ISS.  In Section 2.2(d) of the Agreement we agreed to issue and deliver to T-Beck 18,000,000 shares of our common stock, of which 4,000,000 shares would be restricted stock and 14,000,000 shares would be “free-trading” stock.  In October 2007, our Board of Directors, of which Raymond Talarico was the sole member, authorized, and we thereafter issued, an aggregate of 14,000,000 “free-trading” shares of our common stock in reliance on the exemptions from registration under the Securities Act afforded by Regulation D, Rule 504, and Texas’ state securities laws; and in connection therewith we received and relied upon a legal opinion from an attorney licensed in Texas.  We believe (despite the fact that we have no record of any written request from T-Beck) that at T-Beck’s request these free-trading shares were not issued solely to T-Beck as provided in the Agreement, but rather these shares were issued by us directly to the following recipients ("Recipients"), and their respective beneficial ownership in NAS as of the closing of the ISS reverse merger, based only on shares owned of record, was as follows:  T-Beck Capital, Inc. ("T-Beck") – 2,000,000 shares (5%); Victoria Financial Consultants, LLC – 2,000,000 shares (5%); Warren Street Investments, Inc. – 1,000,000 shares (2.5%); BGW Enterprises, Inc. – 1,898,147 shares (4.7%); Blake Williams – 1,101,853 shares (2.7%); South Bay Capital, Inc. – 3,000,000 shares (7.5%); and Michelle Rice – 3,000,000 shares (7.5%).  (Likewise, despite the provisions of Section 2.2(d) of the Agreement setting forth that all shares be issued to T-Beck, we issued the 4,000,000 restricted shares to several recipients, none of which was T-Beck, as follows:  3 JP – 1,975,000 shares (4.9%); Stingray Investments – 1,975,000 shares (4.9%) and Hoss Capital – 50,000 shares (1.2%).)  NAS now believes as follows:  Stingray Investments, T-Beck and Warren Street Investments were affiliates of Ronald Williams (Ronald Williams was the President of T-Beck, and he died in March 2009); BGW Enterprises and Victoria Financial Consultants were affiliates of Blake Williams, the adult son of Ronald Williams; and South Bay Capital was an affiliate of 3 JP, and that both were affiliates of Joseph Pardo; and based on such current belief the Recipients’ respective beneficial ownership of NAS shares as of the closing of the ISS reverse merger was as follows:  Ronald Williams – 12.4%; Joseph Pardo – 12.4%;  Blake Williams – 10%; and Michelle Rice – 7.5%.  Presumably Mr. Raymond Talarico, NAS’ President and sole director as of the ISS closing and therefore the sole person who, in the name and on behalf of NAS, authorized the issuance of these 14 million free-trading shares, did not have such a belief, because if he knew of these affiliations then NAS should not have issued free-trading shares to Messrs. Joseph Pardo, Blake Williams and/or Ronald Williams and/or their respective affiliates if any such individual had beneficial ownership of 10% or more of NAS common stock.  However, it is possible that in October 2007, one or more of these three individuals each could have beneficially owned a sufficient number of shares of our outstanding common stock so as to have required us, if we had had knowledge of such ownership, to have (a) placed on their shares the customary restrictive legend for securities held by a person deemed to be an “affiliate” of our company as the issuer of such shares, and (b) instructed our transfer agent to place the customary “stop transfer” instructions against such shares; and any such legend and “stop transfer” would have made it impossible for them to sell their free-trading shares to the public without either (i) an effective registration statement under the Securities Act or (ii) an opinion of counsel that there was available an exemption from applicable registration requirements.  However, beneficial ownership, affiliate status and knowledge each is a question of fact, and in determining that we were not required to place a restrictive legend and “stop transfer” on any of these 14,000,000 shares we do not know what investigation or inquiry, if any, was made by such counsel or by Mr. Talarico.  If in connection with the issuance of these free-trading shares it is believed that either (a) the issuance of such shares did not comply with or satisfy the terms of the exemptions from registration relied upon and that therefore such shares were issued in violation of federal and/or state securities laws or (b) we failed to impose any required restrictive legend, the purchasers of these free-trading shares from the initial recipients thereof, as well as the Securities and Exchange Commission (“SEC”), could commence an action against us.  For example, the SEC could allege that we violated Sections 5(a) and 5(c) of the Securities Act by offering and selling securities when no registration statement had been filed or was in effect as to such securities, and for which there was no exemption from registration available under the Securities Act.  State regulatory authorities also might commence similar enforcement actions.  Any such regulatory enforcement action brought against us might be civil or criminal in nature.  If an enforcement action was to be commenced against us, the defenses we would assert might be unsuccessful.  If such purchasers and/or the SEC or other federal or state regulatory authorities were successful, we would face severe financial demands that would have a material adverse effect on us and our shareholders.  See also, Item 1, Business - Acquisitions Effected - Intuitive System Solutions, Inc.

Limitations upon Broker-Dealers Effecting Transactions in "Penny Stocks"

Trading in our common stock is subject to material limitations as a consequence of regulations which limits the activities of broker-dealers effecting transactions in "penny stocks."

Pursuant to Rule 3a51-1 under the Exchange Act, our common stock is a "penny stock" because it (i) is not listed on any national securities exchange or The NASDAQ Stock Market™, (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on "penny stocks", which makes selling our common stock more difficult compared to selling securities which are not "penny stocks."  Rule 15a-9 restricts the solicitation of sales of "penny stocks" by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in "penny stocks", and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser's investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in "penny stocks" first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks", (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our common stock.

Fluctuations in Stock Price

Our common stock has been quoted on the Pink Sheets since October 12, 2007. Since that date, our common shares have traded on the Pink Sheets between a low of $0.07 per share and a high of $0.56 per share. The market price of our common stock may change significantly in response to various factors and events beyond our control, including but not limited to the following: (i) the risk factors described herein; (ii) a shortfall in operating revenue or net income from that expected by securities analysts and investors; (iii) changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally; (iv) general conditions in the economy as a whole; (v) general conditions in the securities markets; (vi) our announcements of significant contracts, milestones, acquisitions; (vii) our relationship with other companies; (viii) our investors’ view of the sectors and markets in which we operate; or (ix) additions or departures of key personnel. Some companies that have volatile market prices for their securities have been subject to security class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Limited Public Trading Market

Our common stock is currently quoted for trading on the Pink Sheets. Trading in stocks quoted on the Pink Sheets is often thin and characterized by wide fluctuations in trading prices. Recently, there has been limited trading activity in our common stock on the Pink Sheets. There can be no assurance that a more active trading market will commence in our securities on the Pink Sheets. Further, in the event that an active trading market commences on the Pink Sheets, there can be no assurance as to the level of any market price of our shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

In the future, we anticipate having our common stock quoted on the Over-The-Counter Bulletin Board. Since the Over-The-Counter Bulletin Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Even if our common stock is quoted on the Over-The-Counter Bulletin Board, the Over-The-Counter Bulletin Board also provides a limited trading market similar to the Pink Sheets. The Over-The-Counter Bulletin Board and the Pink Sheets are not stock exchanges, and trading of securities on the Over-The-Counter Bulletin Board or the Pink Sheets is often more sporadic than the trading of securities listed on a quotation system such as the NASDAQ Stock Market or a stock exchange such as the American Stock Exchange.

Companies quoted for trading on the Over-The-Counter Bulletin Board must be reporting issuers under Section 12 of the Exchange Act and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the Over-The-Counter Bulletin Board. If our common stock is quoted on the Over-The-Counter Bulletin Board, and we fail to remain current on our reporting requirements, we could be removed from the Over-The-Counter Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to regain our quotation privileges on the Over-The-Counter Bulletin Board, which may have an adverse material effect on our business.

Accordingly, there can be no assurance as to the liquidity of any present or future markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Shares Eligible for Future Sale

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.  If and when this registration statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a registration statement under the Securities Act registering the shares of common stock reserved for issuance thereunder.  Following the effectiveness of any such registration statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

The sale of shares of our common stock which are not registered under the Securities Act, known as “restricted” shares, typically are effected under Rule 144.  At September 18, 2009 we had outstanding an aggregate of 90,108,431 shares of restricted common stock.  In accordance with the recent amendments to Rule 144, since we formerly were a “shell” company no shares of our restricted common stock are eligible for sale under Rule 144 until we become subject to the reporting requirements of the Exchange Act, i.e., until this registration statement becomes effective, and then only if we thereafter have complied with our reporting requirements under the Exchange Act for the next 12 months.  No prediction can be made as to the effect, if any, that future sales of “restricted” shares of our common stock, or the availability of such shares for future sale, will have on the market price of our common stock or our ability to raise capital through an offering of our equity securities.

The sale of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock.  In addition, any such sale or perception could make it more difficult for us to sell equity, or equity related, securities in the future at a time and price that we deem appropriate.  If and when this registration statement becomes effective and we become subject to the reporting requirements of the Exchange Act, we might elect to adopt a stock option plan and file a registration statement under the Securities Act registering the shares of common stock reserved for issuance thereunder.  Following the effectiveness of any such registration statement, the shares of common stock issued under such plan, other than shares held by affiliates, if any, would be immediately eligible for resale in the public market without restriction.

No Dividends

We never have paid any dividends on our common stock and we do not intend to pay any dividends in the foreseeable future.  Furthermore, our financing agreements with Trafalgar prohibit us from declaring dividends while our indebtedness is outstanding.

Item 2: Financial Information

Overview:

Central to an understanding of our financial condition and results of operations is our current cash shortage and our relationship with Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”).  At September 18, 2009, although our accounts receivable were approximately $390,000, our cash on hand was approximately $10,000, and our operating revenues are insufficient to fund our operations.  Consequently, our unaudited June 30, 2009 financial statements contain, in footnote 4, an explanatory paragraph to the effect that our ability to continue as a going concern is dependent on our ability to increase our revenue, eliminate our recurring net losses, eliminate our working capital deficit, and realize additional capital; and we can give no assurance that our plans and efforts to do so will be successful (See Item 13, Financial Statements and Supplementary Data).  Therefore, we require substantial additional funds to finance our business activities on an ongoing basis and to implement our acquisition strategy portraying our company as one able to provide a target company not only with cost savings resulting from centralized estimating, accounting and other corporate functions but also with additional working capital to finance and grow its business.  However, we owe Trafalgar an aggregate of approximately $3,200,000, the repayment of which is secured by all our existing and after-acquired assets, and which indebtedness currently is in default and was accelerated by Trafalgar on July 7, 2009, and in our December 18, 2008 Credit Agreement with Trafalgar we agreed, among other things, not to issue any additional common stock without its prior written consent and not to incur any new indebtedness or to acquire the assets, business or stock of any company.  See Item 1A, Risk Factors - Notice of Default on and Acceleration of our Secured Indebtedness; All Assets Pledged as Collateral Security; Possibility of Foreclosure.  In April 2009 we commenced a legal action which seeks a declaratory judgment that the Trafalgar indebtedness violates the usury laws of the State of Florida, whose laws govern the documents, by calling for interest to be paid at a greater rate than is allowed by applicable law, and that due to their usurious nature Trafalgar may not enforce these negative covenants or any other terms of the loan documents.  (For further information about this pending litigation see Item 8, Legal Proceedings.)  Accordingly, we are seeking additional financing.

Our Trafalgar debt transactions are summarized below:

March 26, 2008:  $1,500,000 Debenture.  On March 26, 2008, we entered into a securities purchase agreement pursuant to which we issued to Trafalgar our secured redeemable debenture in the principal amount of $1,500,000 due on September 26, 2010.  Due to a 15% principal redemption premium, the effective principal amount of the debt is $1,725,000.  This debenture bears interest at the rate of 10% per annum, compounded monthly, and is subject to mandatory monthly redemption payments, consisting of principal and interest, commencing after four months.  We paid Trafalgar the following cash fees: (i) a Legal and Documentation Review fee of $17,500, (ii) a Due Diligence fee of $15,000, (iii) a Commitment Fee of $75,000, being 5% of the debenture’s principal amount, and (iv) a Loan Commitment Fee of $30,000, being 2% of the debenture’s principal amount.  As an Equity Fee, we issued to Trafalgar a warrant (“Trafalgar Warrant”) to purchase 150,000 shares of our common stock at an exercise price of $0.001 per share, exercisable until March 19, 2013.  We also paid a $90,000 finder’s fee.  Accordingly, we received net cash proceeds of $1,262,331.

July 21, 2008:  $750,000 Debenture.  On July 25, 2008, pursuant to another securities purchase agreement, we issued to Trafalgar our secured redeemable debenture in the principal amount of $750,000 due on January 25, 2010.  Due to a 15% principal redemption premium, the effective principal amount of the debt is $862,500.  This debenture bears interest at an annual rate of 10%, payable monthly, and is subject to mandatory monthly redemption payments, consisting of principal and interest, commencing after one month.  We paid Trafalgar the following cash fees: (i) a Legal and Documentation Review fee of $17,500, (ii) a Due Diligence fee of $15,000, (iii) a Commitment Fee of $45,000, being 6% of the debenture’s principal amount, and (iv) a Loan Commitment Fee of $15,000, being 2% of the debenture’s principal amount.  As an Equity Fee, we issued to Trafalgar 2,000,000 shares of our common stock and also issued to Trafalgar 150,000 shares of our restricted common stock in exchange for the Trafalgar Warrant.  We also paid a $45,000 finder’s fee.  Accordingly, we received net cash proceeds of $614,831.

October 2008 Loans.  On October 8, 2008, we borrowed from Trafalgar $75,000; there was no written agreement.  On October 28, 2008, we repaid $28,000 of this loan. On October 15, 2008, we borrowed of $100,000, which we repaid in full on November 18, 2008.

December 2008: Senior Secured Revolving Credit Facility and Consolidated $2,000,000 Debenture Debt.  On December 18, 2008, we entered into a credit agreement with Trafalgar (which closed and funded on December 19, 2008) whereby Trafalgar provided us with a senior secured revolving credit facility of up to $5,000,000 with an initial, and current, revolving loan commitment of $1,000,000.  We are permitted to draw, repay and re-borrow against the facility in an aggregate amount at any one time not exceeding the lesser of (i) up to 80% of eligible accounts receivable less any applicable reserves and (ii) $1,000,000.  We established a lockbox under the sole control of Trafalgar; and all payments made to the lockbox account are to be swept to us for payroll and agreed-upon payables in the ordinary course of business, and then to Trafalgar on a bi-monthly or monthly basis at its discretion for application to our outstanding indebtedness to Trafalgar.  The revolving loan matures on December 19, 2009, and on the maturity date we have the option to renew the facility for an additional one year if we pay a fee equal to 10% of the then-outstanding revolving loan commitment.  In the event that we terminate the facility and repay the debt we also must pay a prepayment penalty of 10% of the then-outstanding revolving loan commitment. All loans accrue simple interest at a fixed interest rate of 12% per annum, except that upon the occurrence of an event of default the interest rate automatically increases to 18% or the maximum interest rate allowable by law. We paid Trafalgar the following cash fees:  Legal and Documentation Review Fee of $25,000; a Due Diligence Fee of $15,000; a Commitment Fee of $40,000, being 4% of the initial $1,000,000 revolving loan commitment; and an Asset Monitoring Fee of $4,000.  We also agreed to pay an Unused Line Fee of 1% per annum payable monthly in arrears on the difference between the existing loan commitment amount and the actual average daily amount outstanding for the calendar month, and an Equity Fee by granting to Trafalgar that number of shares of our common stock as equaled 9.99% of our outstanding shares of common stock on December 19, 2008; and we have never issued such shares to Trafalgar.

Financial Information

The following tables set forth for the periods indicated presented selected historical statements of operations data. The information contained in the tables below should be read in conjunction with the “Liquidity and Capital Resources,” “Financial Commitments” and “Critical Accounting Policies and Estimates” sections included in this management’s discussion and analysis, as well as the consolidated financial statements and notes thereto included in Item 13 of this registration statement.

Results of Operations

A.

Three Months Ended June 30, 2009 compared to Three Months Ended June 30, 2008

	Three Months Ended June 30,
	(unaudited)
	2009	2008	% Change
Revenue	$751,574	$814,917	(8)%
Cost of revenue	908,118	506,188	79%
Total gross profit (deficit)	(156,544)	308,729	(151)%

Operating expenses:
Selling, general and administrative expenses	434,754	396,165	10%
Consulting fees	165,864	94,389	76%
Professional fees and related expenses	49,283	1,636,040	(97)%

Operating loss	(806,445)	(1,817,865)	(56)%
Interest expense, net	260,805	(25,888)	1,107%
Net loss	$(1,067,250)	$(1,791,977)	(40)%

Operating Loss; Net Loss

For the quarter ended June 30, 2009, compared to the comparable quarter in fiscal 2008, we suffered a decrease in revenues of $(63,343), or (8)%, and a disproportionately higher increase in our cost of revenue of $401,930, or 79% (which decreased our gross profit by $(465,273), or (151)%, to $(156,544)), but our operating loss decreased by $(1,011,420), or (56)%, to $(806,445) and our net loss decreased by $(724,727), or (40)%, to $(1,067,250).  As discussed below, we attribute these losses to the following:  the $401,930 79% increase in our direct costs; accounting fees for the audit of our 2008 financial statements and legal and accounting fees for preparation of amendment number one to our registration statement on Form S-1 which we filed on May 11, 2009; and the $286,693 increase 1,107% in interest expense, net to $260,805 due to our outstanding secured indebtedness to Trafalgar of $2,560,939 net of discount of $544,460, which, as described above, now is in default.  However, our quarterly comparison was helped by the fact that in the quarter ended June 30, 2009 we reduced professional fees by $(1,586,757), or (97)%.

Revenue.  For the quarter ended June 30, 2009, our consolidated revenue decreased by $(63,343), or (8)%, to $751,574. This decrease principally was due to a decrease in (1) the number of new jobs we received and commenced, and (2) work delays on existing jobs included in our December 31, 2008 backlog of $2,572,760.

Cost of Revenue; Gross Profit.  Our cost of revenue is comprised of direct materials, direct labor, manufacturing overhead and other job related costs.  Our consolidated cost of revenue increased by $401,930, or 79%, primarily due to an increase in our direct costs.  The 79% increase in cost of revenue was due principally to (1) the cost of goods purchased for installation in the control panel jobs comprising work in process and (2) higher manufacturing labor costs which did not exist in the comparative 2008 period and arose during the third and fourth quarters of 2008 when we hired three (3) new employees.  In July 2009 we addressed the labor cost issue and eliminated an aggregate of $150,000 in annual salary and benefits by terminating four (4) employees at our Henderson, Nevada facility.  Effective as of July 30, 2009, we also implemented a cash conservation program through a 20% non-executive employee salary reduction and a 50% executive salary reduction. Accordingly, our gross profit decreased by $(465,273), or (151)%, due to the inability to secure new business and the down-turn of the economy.

Operating Expenses

Consolidated operating expenses for the second quarter of 2009 decreased by $(1,476,693), or (69)%, to $649,901, resulting in an operating loss of $(806,445), compared to the second quarter 2008 operating expenses of $2,126,594 and operating loss of $(1,817,865).  The $(1,011,420) decrease in our operating loss is principally due to the $(1,586,757), or (97)%, decrease in stock-based compensation to Management.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased by $38,589, or 10%, to $434,754, because of the payroll expense attributable to our late 2008 hiring of two employees in our corporate staff in the areas of accounting, human resources and marketing, principally in an attempt at better centralization and to support our public company status.

Consulting fees.  Our consulting fees, which are attributable to investor relation services, increased by $71,475, or 76%, to $165,864 as we continued the campaign we began in 2008 to promote the awareness of our company and its business, products and services since we ceased being a public “shell” company and became an operating company upon the closing of our October 2, 2007, acquisition of ISS.

Professional Fees and Related Expenses.  Professional fees principally represent costs for legal and accounting fees, the corporate, operations, and acquisitions advisory services rendered by one individual, Gianpiero Balestrieri, and stock-based compensation to Management.  These costs decreased by $(1,586,757), or (97)%, to $49,283, principally we paid no stock-based compensation to Management.  We did incur expenses for the legal and accounting work needed to respond to the comments of the SEC and to prepare amendment number one (filed in May 2009) to our registration statement on Form S-1 which we filed in December 2008 as well as the monthly amortization ($50,788 through July 31, 2009 and $20,000 thereafter thru December 31, 2009) of the costs associated with Mr. Balestrieri’s services as incurred in January 2009.

Interest Expense, Net.  Interest expense, net increased by $286,693, or 1,107%, to $260,805, and is primarily attributable to the interest expense on our secured debt to Trafalgar; including the non-cash accretion of debt discounts $104,487 under our loan and credit agreements with Trafalgar.  At June 30, 2009, we owed Trafalgar an aggregate of $2,560,939 net of discount of $544,460, including $758,398, net outstanding under our December 2008 secured revolving note; as described above, all of our secured indebtedness to Trafalgar now is in default.

B.

Six Months Ended June 30, 2009 compared to Six Months Ended June 30, 2008

Summary of Consolidated Results of Operations

	Six Months Ended June 30, (unaudited)
	2009	2008	% Change
Revenue	$2,238,636	$1,263,625	77%
Cost of revenue	2,029,073	1,057,633	92%
Total gross profit (deficit)	209,563	205,992	2%

Operating expenses:
Selling, general and administrative expenses	951,133	567,375	68%
Consulting fees	298,228	202,992	47%
Professional fees and related expenses	487,827	1,703,143	(71)%

Operating loss	(1,527,625)	(2,267,518)	(33)%
Interest expense, net	547,841	(10,796)	5,174%
Net loss	$(2,075,466)	$(2,256,722)	(8)%

Operating Loss; Net Loss

For the six months ended June 30, 2009, compared to the comparable period in 2008 we had a 77% increase in revenue of $975,011, but a disproportionately higher 92% increase in our cost of revenue of $971,440.  Consequently, our gross profit increased by only $3,571, or 2%, to $209,563, and our operating loss decreased by $(739,893), or (33)%, to $(1,527,625).  As discussed below, we attribute these losses to the following:  The $971,440 92% increase in our direct costs; the $383,758 68% increase in selling, general and administrative expenses; the $607,827 a decrease of $(1,215,316) (71)% in stock based compensation to management and in professional fees for the 2009 services of Mr. Balestrieri and legal and accounting fees for preparation of amendment number one for our registration statement on Form S-1; and the increase of  $558,637 increase 5,174% in interest expense, net to $547,841 due to our outstanding secured indebtedness to Trafalgar of $2,560,939 net of discount of $544,460, which, as noted above, now is in default.

Revenue.  For the six months ended June 30, 2009, our consolidated revenue increased by $975,011, or 77%, to $2,238,636.  This increased principally was due to an increase in (1) the number of new jobs we received and commenced, and (2) work performed on existing jobs included in our December 31, 2008 backlog of $2,572,760.

Cost of Revenue; Gross Profit.  Our cost of revenue is comprised of direct materials, direct labor, manufacturing overhead and other job related costs.  Our consolidated 2008 cost of revenue increased by $971,440, or 92%, primarily due to an increase in our direct costs. Principally as a result of the higher manufacturing labor costs which arose during the third and fourth quarters in 2008 when we hired three (3) new employees, the 92% increase ($971,440) in our cost of revenue was disproportionately greater than the 79% increase ($975,011) in our revenue over the comparable 2008 period.

Operating Expenses

Although our consolidated operating expenses for the six months ended June 30, 2009 and 2008 decreased by $(736,322), or (30)%, to $1,737,188, we had an operating loss of $(1,527,625), compared to six months ended June 30, 2008 operating expenses of $2,473,510 and an operating loss of $(2,267,518).  The $(739,893) decrease in our operating loss is principally due to the $(1,215,316), or (71) %, decrease in professional fees.

Selling, General and Administrative Expenses.  Our selling, general and administrative expenses increased by $383,758, or 68%, to $951,133, because of increased rent expense and increased payroll expense attributable to our hiring in late 2008 of five employees in our corporate staff late in the areas of accounting, human resources and marketing, principally in an attempt at better centralization and to support our public company status.

Consulting fees.  Our consulting fees, which are attributable to investor relations services, increased by $95,236, or 47%, to $298,228, as we continued the campaign we began in 2008 to promote the awareness of our company and its business, products and services since we ceased being a public “shell” company and became an operating company upon the closing of our October 2, 2007, acquisition of ISS.

Professional Fees and Related Expenses.  Professional fees, which principally represent costs for legal and accounting fees and expenses, stock-based compensation to Management and corporate, operations, and acquisitions advisory services rendered by one individual, Gianpiero Balestrieri, decreased by $1,215,316, or (71)%, to $487,827, principally because we paid no stock based compensation to Management.  In January 2009 we issued to Mr. Balestrieri 2,000,000 shares (which we valued at $240,000 based on the $0.12 closing market price of our common stock on January 19, 2009, the day we authorized such issuance) in consideration of all corporate, operational and acquisitions advisory services to be rendered by him after July 31, 2009, i.e. we are not obligated to pay him any additional compensation for his services to us after that date. We have capitalized $240,000 in expenses, to be amortized at a rate of $20,000 per month, over the 2009 fiscal year.  The amount of his 2009 share grant was based on a mutual determination that (a) the value thereof represented a reasonable cost to NAS to retain the services of an executive with Mr. Balestrieri’s experience at times when NAS did not have available an equivalent amount of cash, and (b) such shares would provide sufficient incentive to Mr. Balestrieri.  (As described below in the discussion of fiscal 2008 results of operations, he has worked for us since July 2008 without a written agreement and received only shares for his services, and he has brought approximately 18 years of executive experience in budgets creating and executing corporate and growth strategies, both internal growth and growth by strategic acquisition, obtained through his prior employment as an executive with General Electric, Optiglobe and Bechtel.)  We also incurred expenses for legal and accounting work needed to respond to the comments of the SEC staff and to prepare amendment number one (filed in May 2009, and withdrawn in June 2009) to our registration statement on Form S-1 which we originally filed in December 2008, including the audit of our financial statements for the fiscal year ended December 31, 2008 which we needed to include in such amendment.

Interest Expense, Net.  Interest expense, net increased by $558,637, or 5,174%, to $547,841, and is primarily attributable to the interest expense on our secured debt to Trafalgar; including the non-cash accretion of debt discounts $242,556 under our loan and credit agreements with Trafalgar.  At June 30, 2009, we owed Trafalgar an aggregate of $2,560,939 net of discount of $544,460, including $758,398, net outstanding under our December 2008 secured revolving note; as noted above, all of our secured indebtedness to Trafalgar now is in default.

B.

Year Ended December 31, 2008 compared to Year Ended December 31, 2007

Summary of Consolidated Results of Operations

	Year Ended December 31,
	2008	2007(restated)	% Change
Revenue	$3,105,219	$443,634	600%
Cost of revenue	3,044,227	559,677	444%
Total gross profit (deficit)	60,992	(116,043)	153%

Operating expenses:
Selling, general and administrative expenses	1,193,411	267,840	346%
Consulting fees	426,379	33,029	1,191%
Professional fees and related expenses	4,183,220	1,239,063	238%

Operating loss	(5,742,018)	(1,655,975)	247%

Interest expense, net	454,356	19,032	2,287%
Loss on extinguishment of debt	―	6,135	(100)%
Provision for (benefit from) income taxes	(14,950)	―	(100)%

Net loss	$(6,181,424)	$(1,681,142)	268%

Operating Loss; Net Loss

Despite a 600% increase in revenue to $3,105,219 resulting from the inclusion of a full year of the results of Intecon (which we acquired on December 26, 2007) and a disproportionately smaller 444% increase in our cost of revenue (resulting in a 2008 gross profit of $60,992 compared to a gross profit deficit of $(116,043) in 2007), for the fiscal year ended December 31, 2008 we had an operating loss of $(5,742,018) compared to such a loss of $(1,655,975) in 2007, and a net loss in 2008 of $(6,181,424) compared to a net loss of $(1,681,142) in 2007.  The 2008 losses were principally due to an increase of $4,086,043, or 247%, in operating expenses combined with an increase of $435,324, or 2,287%, in interest expense to $454,356.

In a press release we issued in April 2008, we had projected that by December 31, 2008, we would have a minimum of $1,755,000 in gross operating profits and a $10,000,000 backlog, and we would have closed five or six acquisitions with $20,000,000 aggregate gross revenues.  The projections were based on our 2008 strategy of growth through acquisition, which assumed that by September 30, 2008 we would be a reporting company listed on the OTC Bulletin Board, so that the owners of target companies would be willing to be acquired in consideration of our common stock.  We expected our S-1 registration statement to have been filed in June 2008; instead, because of the time needed for the preparation of the required audited financials, it was not filed until December 24, 2008, well after the target date and almost after the close of fiscal 2008.  The delay in filing the S-1 arose principally because we had closed our October 2007 acquisition of ISS and our December 2007 acquisition of Intecon without having first obtained their audited financial statements; and instead of beginning the preparation of the audited statements required to be included in the S-1 promptly after the close of the fiscal year ended December 31, 2007, due to Management’s inexperience in running a public company we did not begin the auditing process until the second quarter of 2008, and the audit took longer than we had expected.

The following tables contain summary consolidating information about the results of our operations for the fiscal years ended December 31, 2007 (which reflects five days of Intecon’s operations) and December 31, 2008 (reflecting 12 months of the results of Intecon):

Consolidating Summary Operating Information for Year Ended December 31, 2008 (rounded)

	Consolidated	Without Intecon	Intecon	% of Intecon contribution
Revenue	$3,105,200	$1,256,800	$1,848,400	60%
Cost of revenue	3,044,200	1,154,200	1,890,000	62%
Gross profit (deficit)	61,000	102,600	(41,600)	68%
Operating, selling, general administrative, interest and tax benefit	6,242,400	5,332,000	910,400	15%
Net loss	$(6,181,400)	$(5,229,400)	$(952,000)	15%

Consolidated Statement of Operations, excluding Intecon (rounded)

	Year Ended December 31,		%
	2008	2007	Change
Revenue	$1,256,800	$436,000	188%
Cost of revenue	1,154,200	559,300	106%
Gross profit (deficit)	102,600	(123,300)	183%
Operating expenses:
Selling, general and administrative expenses	734,100	266,800	175%
Consulting fees	426,400	33,000	1,192%
Professional fees and related expenses	3,721,300	1,231,400	202%

Operating loss	(4,779,200)	(1,654,500)	189%

Interest expense, net	465,200	16,500	2,719%
Loss on extinguishment of debt	-	6,100	(100)%
Provision for (benefit from) income taxes	(15,000)	-	(100)%

Net loss	$(5,229,400)	$(1,677,100)	212%

Revenue.  Our consolidated 2008 revenue increased by $2,661,585, or 600%, to $3,105,219 compared to $443,634 for the year ended December 31, 2007, principally due to the inclusion of a full fiscal year of revenue of Intecon (aggregating to $1,848,400 or 60% of our revenue).  Increased business is attributable to an increase in (1) the number of new jobs we received and commenced, (2) higher contract prices, and (3) work performed on existing jobs included in our December 31, 2007 backlog of $2,338,193.

Cost of Revenues; Gross Profit.  Our cost of revenue is comprised of direct materials, direct labor, manufacturing overhead and other job related costs.  Our consolidated 2008 cost of revenue increased by $2,484,550, or 444%, to $3,044,227, principally due to the inclusion of a full year of results of Intecon, representing $1,890,000, or 62%, of our 2008 cost of revenue (we acquired Intecon’s 11 employees).  Our 2008 consolidated gross profit increased by $177,035, or 153%, to $60,992, principally due to (1) the number of new jobs we received and commenced and (2) work performed on existing jobs included in our December 31, 2007 backlog of $2,338,193.  However, as a result of one-time accounting adjustments to Intecon’s 2008 inventory and costs of revenue which we made to correct certain aspects of our internal controls affecting our cost of revenue centers, Intecon had a gross profit deficit of ($41,600), which reduced our $102,600 gross profit excluding Intecon by 41%, to approximately $61,000.

Operating Expenses

Our consolidated operating expenses for 2008 increased by $4,263,078, or 277%, to $5,803,010, which resulted in an operating loss of $5,742,018, compared to 2007 operating expenses of $1,539,932 and an operating loss of $1,655,975.  The $4,086,043 increase (247) % in our operating loss is due to the following factors:  the $925,571 increase (346) % in selling, general and administrative expenses; the $393,350 increase (1,191)% in consulting fees; and the increase in professional fees, primarily in stock based compensation.  Stock based compensation, which relates to the value of the shares of common stock we issued to our officers and employees and the consultant to our board of directors for services rendered for which we did not pay compensation in cash, is paid in order to alleviate our cash constraints and maximize our cash, increased in 2008 by $2,611,958, or 222%.

Selling, General and Administrative Expenses.  Consolidated selling, general and administrative expenses increased by $925,571, or 346%, to $1,193,411 for the year ended December 31, 2008, due to the additional expenses in our primary health coverage ($135,000), fixed costs including rent and payroll ($472,082), and a full year of expenses for Intecon, principally for four office staff ($387,123).  Excluding Intecon, 2008 selling, general and administrative expense increased by $467,300, or 175%, to $734,100, due primarily to the increase in employment benefits, travel expense and the six additional marketing, accounting and administrative staff we hired at the corporate level ($259,440). Increases in payroll and related expenses were due primarily to our hiring of these six employees.

Consulting fees.  Our consulting fees, which are attributable to investor relations services, increased by $393,350, or 1,191%, to $426,379 for the fiscal year ended December 31, 2008, relating to a full year of efforts to promote the awareness of our company and its business, products and services since we ceased being a public “shell” company and became an operating company upon the closing of our October 2, 2007, acquisition of ISS.

Professional Fees and Related Expenses.  Professional fees, which principally represent costs for legal and accounting fees and expenses, and corporate, operations and acquisitions advisory services rendered and stock-based compensation to Management, increased by $2,944,157, or 238%, to $4,183,220, due to several factors.  In March 2008 we decided to voluntarily become an issuer subject to the reporting requirements of federal securities law by filing a registration statement on Form S-1, which we did file in December 2008; and in connection therewith we incurred substantial legal and accounting fees, none of which are attributable to Intecon; in 2007, our professional fees principally related to our acquisitions of ISS in October 2007 and Intecon in December 2007.  On July 16, 2008 we entered into a written agreement with Gianpiero Balestrieri for him to serve as the exclusive financial advisor to our board of directors, but three days later it was voided by the parties by mutual agreement, principally to allow us the flexibility to hire other advisors if we so desired and also to expand the scope of Mr. Balestrieri’s duties to include corporate, operational and acquisitions advisory services to Management; and he has served continuously without a written agreement.  On July 21, 2008 we issued to him 500,000 shares (which we valued at $135,000 based on the $0.27 closing market price of our common stock on that day, and expensed on that day) to retain him to render these advisory services, and we expensed said $135,000, and (b) on August 14, 2008 we issued to him an additional 2,000,000 shares (which we valued at $460,000 based on the $0.23 closing market price of our common stock on August 8, 2008, the day we authorized such issuance) as compensation for services rendered and to be rendered by him through July  31, 2009, and we capitalized said $460,000 and amortized it over the service period.  The amounts of his 2008 share grants were based on a mutual determination that (a) the value thereof represented a reasonable cost to us to obtain the services of an executive with Mr. Balestrieri’s experience at times when we did not have available or did not wish to expend for his services an equivalent amount of cash, and (b) such shares would provide sufficient incentive to Mr. Balestrieri.  Mr. Balestrieri brought to we approximately 18 years of executive experience in budgeting and creating and executing corporate and growth strategies (both internal growth and growth by strategic acquisition) obtained through his prior employment as an executive with General Electric, Optiglobe and Bechtel, among others.

Interest Expense; Net.  Interest expense, net increased in 2008 by $435,324, or 2,287%, to $454,356, compared to $19,032 for the year ended December 31, 2007, and is primarily attributable to the interest expense on our secured debt to Trafalgar, including the non-cash accretion of debt discounts ($145,837), the $10,353 value of securities issued (the Trafalgar Warrant for 150,000 shares of common stock exercisable at $0.001 per share, 150,000 shares of common stock issued in exchange for such Warrant, and 2,000,000 shares of common stock) under our March and July 2008 agreements with Trafalgar. At December 31 2008, we owed Trafalgar an aggregate of $2,366,037 net of discount of $787,016.

Financial Condition

A.

June 30, 2009 (unaudited) compared to December 31, 2008

Summary of Consolidated Balance Sheets

	June 30, 2009	December 31, 2008	% change
	(unaudited)

CASH	$134,233	$108,498	24%
ACCOUNTS RECEIVABLE, NET	384,023	510,852	(25)%
INVENTORY	312,753	226,266	38%
TOTAL CURRENT ASSETS, OTHER	319,678	488,983	(35)%
OTHER ASSETS	828,417	980,203	(15)%
TOTAL ASSETS	$1,979,104	$2,314,802	(15)%

ACCOUNTS PAYABLE	$754,739	$601,988	25%
CURRENT MATURITIES OF TRAFALGAR DEBT
Current portion of secured redeemable debentures, net	1,809,729	130,496	1,287%
Revolving note, net	751,210	791,364	(5)%
TOTAL CURRENT LIABILITIES, OTHER	728,699	505,885	44%
LONG-TERM LIABILITIES	26,014	1,460,495	(98)%
TOTAL LIABILITIES	4,070,391	3,490,228	17%

STOCKHOLDERS' DEFICIT	(2,091,287)	(1,175,426)	78%
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,979,104	$2,314,802	(15)%

Assets.  At June 30, 2009 our total assets decreased by $(335,698), or (15) %, to $1,979,104.  Decreases in our accounts receivable $(126,829) or (25) % and in our other current assets $(169,305) or (35) % contributed to the decrease in our assets for the six months ended June 30, 2009.

Liabilities.  At June 30, 2009, our total liabilities increased by $580,163, or 17%, to $4,070,391, attributable primarily to increases in our trade payables owed and accrued liabilities.  Current maturities of Trafalgar debt increased by $1,639,079, or 1,282%, to $2,560,939, and our long term liabilities decreased by $(1,434,481), or (98) %, to $26,014, due to our receipt of a notice from Trafalgar dated July 7, 2009 that we violated the terms of our secured loan and credit facility agreements by failing to make certain payments when due and breaching certain covenants, and that as a result of such breaches Trafalgar had accelerated our outstanding indebtedness.  (As described below in Item 8, Legal Proceedings, we had ceased making payments to Trafalgar after it effected daily sweeps of our “lock box” in violation of the terms of our December 2008 credit agreement; and thereafter we instituted an action seeking damages and a declaratory judgment that our credit agreements with Trafalgar were unenforceable because they were usurious and thereby violated applicable law.)  See also Item 1A, Risk Factors - Notice of Default on and Acceleration of our Outstanding Secured Indebtedness; All Assets Pledged as Collateral Security; Possibility of Foreclosure; and We Need Substantial Additional Capital.

Stockholders’ Deficit.  At June 30, 2009, our stockholders’ deficit increased by $915,861, or 78%, to $2,091,287, primarily due to our net loss of $(2,075,466).

B.

December 31, 2008 Compared to December 31, 2007

Summary of Consolidated Balance Sheets

	December 31,
	2008	2007 (restated)	% Change
CASH	$ 108,498	$48,215	125%
ACCOUNTS RECEIVABLE, NET	510,852	302,712	69%
INVENTORY	226,266	354,308	(36)%
TOTAL CURRENT ASSETS, OTHER	488,983	6,660	7,242%
OTHER ASSETS	980,203	554,315	77%
TOTAL ASSETS	$ 2,314,802	$1,266,210	83%

TOTAL CURRENT LIABILITIES, OTHER	$ 1,107,873	$1,236,591	(10)%
CURRENT MATURITIES OF TRAFALGAR DEBT
Current portion of secured redeemable debentures, net	130,496	-	100%
Revolving note, net	791,364	-	100%
LONG-TERM LIABILITIES	1,460,495	16,647	8,673%
TOTAL LIABILITIES	3,490,228	1,253,238	178%

PREFERRED SHARES MANDATORILY REDEEMABLE	-	125,000	(100)%

STOCKHOLDERS' DEFICIT	(1,175,426)	(112,028)	949%
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 2,314,802	$1,266,210	83%

Assets.  At December 31, 2008, our consolidated total assets increased by $1,048,592, or 83%, to $2,314,802, principally as a result of a full year of operations of ISS and Intecon, the companies we respectively acquired in October and December 2007, and the 77% increase in other assets is due to our deferred financing fees in connection with the indebtedness to Trafalgar which we incurred in 2008.

Liabilities.  At December 31, 2008, our consolidated total liabilities increased by $2,236,990, or 178%, to $3,490,228, attributable principally to our Trafalgar indebtedness:  the 100% increase in each of current maturities of Trafalgar debt ($921,860, net of discount) and long term liabilities ($1,444,177, net of discount) as a result of our borrowings from Trafalgar during 2008, none of which existed at December 31, 2007.

Preferred Shares Mandatorily Redeemable.  At December 31, 2008, our preferred shares decreased by $125,000, or 100%, as a result of our redemption of the $125,000 worth of preferred shares which ISS issued in 2007 when a related party converted his 2005 loan to ISS in the principal amount of $121,000 plus accrued interest into equity, and we paid him $125,000 to redeem such preferred stock.

Stockholders’ Deficit.  Our consolidated stockholders’ deficit increased by $1,063,398, or 949%, to $1,175,426 due to the net loss for the year of $(6,181,424).

C.  Revenue by Service Type

	Six Months Ended
	June 30, 2009		Year Ended December
	(unaudited)		2008		2007

Project revenue (generally fixed price)	$ 2,147,913	96%	$ 2,938,231	95%	$ 377,492	85%
Service revenue (generally time and materials)
	90,723	4%	166,988	5%	66,142	15%
Total revenue	$ 2,238,636	100%	$ 3,105,219	100%	$ 443,634	100%

Project Contracts We recognize contract revenue using the percentage-of-completion method, based primarily on contract cost incurred to date compared with total estimated contract. We work with different types of services, such as Industrial Automation and Control and Automation Manufacturing. Our gross profit margin is calculated from the total revenue less the project hardware and labor used on the contract.

Service Contracts We have the potential to enter into a service related contract, after the completion of the project contract and placement of product. We also perform service related work for customers which need the Company’s expertise in areas of automation controls. We recognize service revenue as service is performed. Our gross profit margin for service revenue is calculated from the total service revenue less the service labor used on the service job.

Our revenue mix between the years of 2008 compared to year of 2007 shows a decrease in service specific revenue which is attributable to our inclusion of Intecon in 2008 that focuses more on project based projects. Our revenue mix between the second quarter of 2009 and the year of 2008 is consistent.  As we have stated previously, we expect to increase service related revenue by our sales efforts and through our acquisition strategy, whereby we can increase our regional footprint and thus provide additional local service related contracts.

Liquidity and Capital Resources

The economic downturn has recently had a severe effect on us.  Although for the six months ended June 30, 2009, our accounts receivable were $384,023, a decrease of $126,829, or (25) %, due to a decrease in revenue, compared to December 31, 2008, at June 30, 2009 our cash on hand was only $134,233.  In addition, we have experienced insufficient cash flow resulting from much slower payments from the contractors and others for whom we work (our receivables are now being paid within 90 to 120 days, compared to payments within 45 days during 2008).  Accordingly, since June 30, 2009 we were forced to lay-off 50% of our operations staff and impose a temporary 20% salary reduction on our employees and a 50% salary reduction on our senior management (we have paid all such cash reductions in shares of our common stock); and at September 18, 2009 our cash on hand was only $10,000.

We intend to try to improve our cash and cash flow from operations by encouraging faster payments, and if necessary granting discounts for prompt payment, of our receivables while simultaneously delaying payments to our vendors.  We also plan to increase our revenue by engaging in more aggressive sales, marketing and advertising activity designed to increase our visibility and the awareness of our company, and our products and services.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services.  We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices. Such centralization in a single location also would provide greater corporate control of pricing while relieving local office engineers and other personnel of those responsibilities and enabling them to devote all of their time to operational activities.

During 2008 we obtained our liquidity principally from approximately $3,200,000 principal amount of borrowings from Trafalgar, including a $1,000,000 revolving credit facility we obtained on December 19, 2008.  Thereafter, however, we still needed substantial additional capital to finance our business activities on an ongoing basis, as our revenue was insufficient to fund our operations.  As all of our assets already are pledged to Trafalgar as collateral for our outstanding indebtedness, and Trafalgar recently issued a notice of default and acceleration, we cannot obtain any asset-based financing or unsecured debt financing.  Therefore, since January 1, 2009 we have sought additional equity private placement financing from non-institutional investors, and at September 19, 2009, we had raised approximately $894,000 in cash, notwithstanding that in the December 2008 Credit Agreement we agreed, among other things, not to sell any common stock without the prior written consent of Trafalgar.  As indicated above, we believe such Credit Agreement and our agreements made therein are unenforceable.  See also Item 8, Legal Proceedings, below.

Also during 2008, we borrowed funds from three directors, two of whom we have yet to pay back.  We originally entered into these agreements with the anticipation of paying them back in a very short term.  As of April 1, 2009, the Company amended the two outstanding related party loan agreements to reduce the high interest rates (estimated at 12.3% per month) to a 10% annual interest rate.

We intend to seek further additional financing following the effectiveness of this registration statement.  (In seeking to resolve our notice of default and pending litigation with Trafalgar, we recently have even asked for an additional loan, but Trafalgar has advised that it is unable to do so.)  In addition, after this registration statement becomes effective we intend to seek to have our common stock listed on the OTC Bulletin Board, which we believe would make it easier for us to raise capital from institutional investors and others. However, we do not have any commitments or arrangements to obtain any additional equity capital, and there can be no assurance that the additional financing we require would be available on reasonable terms, if at all.  The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on our company and its viability and prospects.

Summary of Cash Flow for the six months ended June 30, 2009 and 2008 (rounded)

Our total cash and cash equivalents increased by $30,921, or 30%, to $134,233 for the six months ended June 30, 2009, compared to $103,312 for the six months ended June 30, 2008. Our cash flows for the six months ended June 30, 2009 and 2008 were as follows:

	Six Months Ended June 30,
	2009	2008
Net cash (used) by operating activities	$(764,900)	$(959,200)
Net cash (used) by investing activities	(14,500)	(2,200)
Net cash provided by financing activities	805,200	1,016,500

Operating Activities

Our total cash (used) by operating activities decreased by $(194,300), or (20) % to $(764,900) for the six months ended June 30, 2009, compared to $(959,200) for the six months ended June 30, 2008. The decrease is primarily due to additional prepaid service expenses, accretion of our debt discount/premium to Trafalgar, and an increase in accounts payable and accrued liabilities, also a decrease in the amount of our accounts receivable in the six months ended June 30, 2009.

Investing Activities

Our total cash (used) by investing activities increased by $12,300, or 559% to $(14,500) for the six months ended June 30, 2009, compared to $(2,200) for the six months ended June 30, 2008. The increase is due to the purchase of property and equipment.

Financing Activities

Our total cash provided for financing activities decreased by $(211,300), or (21) %, to $805,200 for the six months ended June 30, 2009, compared to $1,016,500 for the six months ended June 30, 2008. The decrease is primarily due to the debt to Trafalgar incurred in the first quarter of 2008 with no additional funds borrowed by Trafalgar after 2008; a portion of which was used to pay other indebtedness and the increase in stock issued for capital in the current six months period of June 30, 2009.

Summary of Cash Flow for the Years ended December 31, 2008 and 2007 (rounded)

Our total cash and cash equivalents increased by $60,300, or 125%, to $108,500 for the year ended December 31, 2008, compared to $48,200 for the year ended December 31, 2007. Our cash flows shown for December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008	2007 (restated)
Net cash (used) by operating activities	$(1,261,400)	$(509,400)
Net cash (used) provided by investing activities	(4,900)	51,400
Net cash provided by financing activities	1,326,600	469,700

Operating activities

Our total cash (used) by operating activities increased by $752,000, or 148%, to $(1,261,400) for the year ended December 31, 2008, compared to $(509,400) for the year ended December 31, 2007.

We had no significant unusual cash outlays related to our operating activities during fiscal 2007. For the fiscal year ended December 31, 2008, we had a large amount of stock issued for services compared to December 31, 2007. We expect future cash (used) provided by operating activities to fluctuate, primarily as a result of fluctuations in our operating results, receivables collections, inventory management and timing of vendor payments. We still continue to issue stock for services rendered by employees and consultants. Large fluctuations in our operating cash position will continue until we can stabilize our cash funding for operations and future acquisitions.

Investing activities

Our total cash used for investing activities decreased by $(56,300), or (110) %, to $(4,900) for the year ended December 31, 2008, compared to $51,400 for the year ended December 31, 2007. The decrease is attributable to the 2007 inclusion of cash of approximately $60,000 with the acquisition of our subsidiary, Intecon.  We had no such acquisitions in 2008, but if we are able to implement our acquisition strategy we may acquire companies with cash balance.

We intend to use our stock to acquire target companies, thus decreasing the requirement for cash investments to acquire companies and integrate them into our business operations. We also plan to use cash to improve our accounting software and warehouse facilities in order to increase and streamline production.

Financing activities

Our total cash provided by financing activities increased by $856,900, or 182%, to $1,326,600 for the year ended December 31, 2008, compared to $469,700 for the year ended December 31, 2007. The increase is a direct result of our debt agreements with Trafalgar. We used the debt financing in order to try and reduce the large fluctuation gaps between customer payments and use of cash to pay our payables, including acquisition liabilities and the redemption of preferred shares, plus costs associated with preparing and filing our registration statement with the SEC.

Current Commitments for Expenditures

Our current cash commitments for expenditures are mainly operational and SEC compliance in nature. We seek to use current revenue to pay vendors for materials for contracts, for payroll, and related employment expenditures (i.e. benefits). The remaining cash is used for debt service and to remain current with any SEC filings that are required

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements and which we discussed above in this Item 2. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We believe our critical accounting policies are those described below.

Concentrations of Credit and Business Risk

Financial instruments that are potentially subject to a concentration of business risk consist of accounts receivable. The majority of accounts receivable and all contract work in progress are from clients in various industries and locations. Most contracts require milestone payments as the projects progress. We generally do not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract if a material default occurs.

Allowance for Doubtful Accounts

We estimate our accounts receivable risks to provide allowances for doubtful accounts accordingly. We believe that our credit risk for accounts receivable is limited because of the way in which we conduct business largely in the areas of contracts. Accounts receivable includes the accrual of work in process for project contracts and field service revenue. We recognize that there is a potential of not being paid in a 12 month period. Our evaluation includes the length of time receivables are past due, adverse situations that may affect a contract’s scope to be paid, and prevailing economic conditions. We assess each and every customer to conclude whether or not remaining balances outstanding need to be placed into allowance and then re-evaluated for write-off. We review all accounts to ensure that all efforts have been exhausted before noting that a customer will not pay for services rendered. The evaluation is inherently subjective and estimates may be revised as more information becomes available.

Revenue Recognition

Project Contracts We recognize contract revenue using the percentage-of-completion method, based primarily on contract cost incurred to date compared with total estimated contract. We work with different types of services, such as Industrial Automation and Control and Automation Manufacturing. Our gross profit margin is calculated from the total revenue less the project hardware and labor used on the contract.

Service Contracts We have the potential to enter into a service related contract, after the completion of the project contract and placement of product. We also perform service related work for customers which need the Company’s expertise in areas of automation controls. We recognize service revenue as service is performed. Our gross profit margin for service revenue is calculated from the total service revenue less the service labor used on the service job.

Stock-Based Compensation

Stock based compensation is accounted for using SFAS No. 123R, Accounting for Stock Based Compensation which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. We determine the value of stock issued at the date of grant. We also determine at the date of grant the value of stock at fair market value or the value of services rendered (based on contract or otherwise) whichever is more readily determinable.

If shares are issued for services to be performed over a period by a vendor, we capitalize the value paid and amortize the expense in association with services actually rendered.

Shares issued to employees are expensed upon issuance.

Income Taxes

Income taxes are provided for using the liability method of accounting in accordance with SFAS No. 109 Accounting for Income Taxes, and clarified by FIN 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to the realizing of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets.

Item 3:

 Properties.

Effective January 21, 2009, we entered into an operating lease for machinery and equipment located in Henderson, Nevada, with Jody Hanley, one of our executive officers, directors and principal shareholders, on a month-to-month basis for $600 per month.  We use this equipment, which accounts for approximately 40% of our manufacturing equipment in our ISS division and which we are responsible for maintaining and insuring, to make our control panels, and we have first refusal rights to purchase it in the event Mr. Hanley elects to sell it.  In the event Mr. Hanley were to terminate this lease by giving us the required 60 days notice, in order to continue to be able to conduct our control panel manufacturing operations we would have to purchase or lease comparable equipment (which we believe is available from multiple sources), and if we were unable to do so we would have to cease such manufacturing, which would have a material adverse effect on our business.  Any such required purchase also could have a material adverse effect on our financial condition.

We do not own any real property.  We lease all our space either on a month-to-month basis or pursuant to written operating lease agreements.

Since January 1, 2004, our ISS subsidiary has leased approximately 3,500 square feet of office space located in Henderson, Nevada, from a non-related third party for $3,100 per month.  The Company restructured the lease to reflect a month-to-month lease on January 1, 2007.

Since January 2006 our Intecon subsidiary has occupied a leased 9,176 square feet of office and warehousing space located in Tempe, Arizona, from a non-related third party, under which the remaining payment obligations are as follows:

Period		Estimated Annual Rent
		$87,172
1/2/2009 -	12/31/2009
1/1/2010 -	12/31/2010	89,374
1/1/2011 -	4/30/2011	37,622

Provided tenant is not then in default, tenant has two options to renew the lease on the same terms for a term of 36 or 60 months at market rate, on written notice given at least 90 days prior to, but no earlier than 180 days before, expiration.  The tenant’s obligations have been personally guaranteed by David Marlow and Brandon Spiker, the former owners of Intecon.

On September 1, 2008, Intecon has also leased approximately 195 square feet of sales office space located in Tucson, Arizona, on a month-to-month basis from a non-related third party for $500 per month.

On February 10, 2009, we leased from a non-related third party our 1,600 square foot corporate offices located in Henderson, Nevada, for a term of three years commencing March 1, 2009 with a base annual rent of $31,620 with a 4% annual increase.  Our remaining payment obligations are as follows:

Period		Estimated Annual Rent
3/1/2009 -	12/31/2009	$26,350
1/1/2010 -	12/31/2010	32,880
1/1/2011 -	12/31/2011	34,200
1/1/2012 -	2/28/2012	5,700

Item 4:

 Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of September 18, 2009, with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act who is known to us to be the beneficial owner of more than five percent of our common stock, being our only class of voting securities, under the current rules of the Securities and Exchange Commission regarding beneficial ownership:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Common Stock	Daniel E. H. McCulloch 2370 W. State Route 89A #432 Suite 11 Sedona, AZ 86336	4,515,000	5.01%

  _______________

(1)

Applicable percentage ownership is based on 90,108,431 shares of our common stock outstanding as of September 18, 2009, as provided by our Transfer Agent, which systematically makes such calculations to three decimal points, and we rounded up or down. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

The following table sets forth certain information as of September 18, 2009 as to each class of our equity securities beneficially owned by (i) each of our directors and named executive officers and (ii) our directors and executive officers as a group.  Except as otherwise indicated, we have been advised that each of the persons listed below has sole voting and investment power over their listed shares:

Title of Class	Name of Beneficial Owner (1)	Amount and Nature Of Beneficial Ownership (2)	Percent of Class (2)

Common Stock	Robert W. Chance(3)	7,961,633	8.84%
Common Stock	Jody R. Hanley(3)	9,563,333	10.61%
Common Stock	Manuel Ruiz(3)	9,563,333	10.61%
Common Stock	Robert H. O’Connor(4)	6,507,143	7.22%
Common Stock	Brandon Spiker	1,700,769	1.89%
Common Stock	David Marlow	1,670,000	1.85%
Common Stock	Jeremy Briggs(5)	626,154	0.69%
Common Stock	All Executive Officers and
	Directors as a Group (7 persons)	37,592,365	41.72%
_______________

(1)

Each person named is an executive officer or a director. Except as otherwise indicated, the address of each beneficial owner is c/o National Automation Services, Inc., 2470 St. Rose Parkway Ste 311, Henderson NV 89074.

(2)

Applicable percentage ownership is based on 90,108,431 shares of our common stock outstanding as of September 18, 2009, as provided by our Transfer Agent, which systematically makes the calculations to three decimal points, and we rounded up or down. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(3)

Each individual formerly was a principal shareholder of ISS, and in connection with our October 2, 2007 reverse merger he executed a lockup agreement in which he agreed not to sell any of the 7,333,333 shares he received in that transaction for two years, other than in a private sales transaction approved in advance by Ronald Williams (the President of T-Beck Capital, Inc., who died in March 2009) or Joseph Pardo, each of whom we deemed to have been a “promoter” following such reverse merger.  See Item 7 below, “Certain Relationships and Related Transactions, and Director Independence – Promoters and Control Persons.”

(4)

Includes (i) 225,000 shares of common stock held by immediate family members, (ii) 500,000 shares of common stock held by O’Connor Mortgage, an entity Mr. O’Connor controls, and (iii) 2,000,000 shares of common stock held by the O’Connor Trust, a trust of which Mr. O’Connor is the trustee.  In March 2008, Mr. O’Connor paid $25,000 to Victoria Financial Consultants to purchase an aggregate of 4,075,000 of the free-trading shares we originally issued to T-Beck and its designees pursuant to our reverse acquisition with our reverse acquisition with ISS, as described above in Item 1, as follows:  T-Beck Capital (935,000 shares); Warren Street Investments (500,000 shares); Victoria Financial Consultants (1,950,000 shares); and Blake Williams (690,000 shares).  Despite the passing of approximately 19 months since his payment of the purchase price, Mr. O’Connor has not yet received any stock certificates, although he did receive separate Limited Powers of Attorney and Stock Powers signed by Blake Williams individually and by Ronald Williams on behalf of each corporate seller (such power of attorney became invalid in March 2009 when Ronald Williams died).  Mr. O’Connor believes that all these shares were seized by and now are in the possession of the FBI, and he does not know if or when such shares will be released to him.  Accordingly, Mr. O’Connor does not believe he has any voting or dispositive rights with respect to such shares, and he has not claimed beneficial ownership of these 4,075,000 shares and they are excluded from the amount of shares listed.

(5)	Includes 26,154 shares held by immediate family members.

Changes in control

There are no arrangements, including any pledge by any person of our securities, known to us the operation of which may at a subsequent date result in a change in control of our company.

Item 5:

Directors and Executive Officers

Our directors and executive officers, and their respective ages, positions and offices, are as follows:

Name	Age	Position
Robert H. O’Connor	64	Director of National Automation Services, Inc. (“NAS”)

Robert W. Chance	52	Director, President and Chief Executive Officer of NAS

Manuel Ruiz	44	Director and Secretary of NAS ; Secretary of Intuitive System Solutions, Inc. (“ISS”)

Jody R. Hanley	47	Director of NAS; President of ISS

Brandon Spiker	39	Vice President of Operations of NAS; President of Intecon, Inc. (“Intecon”)

David Marlow	45	Vice President of Sales and Marketing of NAS; Vice President of Sales of Intecon

Jeremy Briggs	34	Vice President, Principal Financial Officer and Chief Accounting Officer of NAS

Robert H. O’Connor has served as a director since October 2, 2007, when we acquired Intuitive Systems Solutions, Inc. (“ISS”) in a reverse merger.  Mr. O’Connor is the President and the owner of O’Connor Mortgage and Investment Company, which he established in 1981.  Mr. O’Connor has developed, built and acquired both commercial and residential properties, and he also is an investor in diverse early stage companies.

Robert W. Chance has served as a director and our President and Chief Executive Officer since October 2, 2007, when we completed our reverse merger with ISS; and he served as our acting Principal Financial Officer from September 2008 through December 2008 (Jeremy Briggs filled that position on January 1, 2009). From July 2005 to June 2007, Mr. Chance was Chief Operations Officer of Nytrox Systems, which engaged in the business of manufacturing ozone generating equipment; and from October 2004 until October 2, 2007 he served as Vice President of ISS. Prior to that time, he held management positions in Siemens and Johnson Controls, and worked for representatives of Honeywell and Fisher Controls International, over the course of his 30 year career in the automation and controls industry.

Manuel Ruiz has served as a director and our Secretary since October 2, 2007, when we reverse merged with ISS.  He has been Director of Engineering and the Controls Engineer of ISS since he co-founded it in April 2001. Mr. Ruiz has over 21 years of experience and expertise in PLC system programming and design, including process control and electrical engineering, including working for Honeywell from 1996 to 2001, designing and building automation systems and industrial related control projects.

Jody R. Hanley has served as a director since October 2, 2007, when we reverse merged with ISS.  He has been the President of ISS since he co-founded it in April 2001. Mr. Hanley has over 21 years of supervisory and managerial experience, including five years as a project manager and facility maintenance manager for Merck Medco, a Fortune 50 company.

Brandon Spiker has served as our Vice President of Operations since December 31, 2007, when we acquired Intecon Inc. He has been the President of Intecon, Inc. since he co-founded it in March 1999.

David Marlow has served as our Vice President of Sales and Marketing since December 31, 2007, when we acquired Intecon, Inc. He has been the Vice President of Sales of Intecon, Inc. since he co-founded it in March 1999. Mr. Marlow’s background is in sales and marketing of industrial process equipment and controls.

Jeremy Briggs has served as our Principal Financial Officer since January 1, 2009.  He also has served as our Vice President and Chief Accounting Officer since January 2009 (he has worked for us since July 2008, originally as Senior Accountant, and from October through December 2008 as Controller) and he is responsible for directing our overall accounting policies and functions.  He has over seven years of accounting experience working for both public and private companies, although he is not a certified public accountant.  He was a Staff Auditor at De Joya Griffith & Company, LLC, certified public accountants and consultants located in Henderson, Nevada, from February 2007 to June 2008.  He was a Divisional Accountant for Toll Brothers, Inc., a national builder of luxury homes, from May 2006 to February 2007. He was an Accounts Receivable/Bookkeeper for Bonotel Exclusive

Travel, a Las Vegas, Nevada tour operator specializing in deluxe hotels and resorts throughout the U.S. and Canada, from November 2005 to May 2006.  From September 2004 to November 2005 Mr. Briggs was a full-time student.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in certain legal proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

• any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
• any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Item 6:

Executive Compensation

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended December 31, 2007 and 2008, by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends. We refer to all of these officers collectively as our “named executive officers”.

Summary Compensation Table

Name & Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert W. Chance,	2008	104,000		0		610,000	(4)	0	0	0	714,000
PEO	2007	78,923	(2)	10,000	(3)	126,000	(4)	0	0	0	214,923

Jonathan Woods,	2008	114,500		0		427,500	(5)	0	0	0	542,000
PFO	2007	0		0		0		0	0	0	0

Brandon Spiker,	2008	125,000		0		210,000	(6)	0	0	0	335,000
Vice President – Operations; Vice President – Sales of Intecon	2007	107,250		0		0		0	0	0	107,250

David Marlow,	2008	104,000		0		210,000	(6)	0	0	0	314,000
Vice President – Sales and Marketing; President – Intecon	2007	83,200		0		0		0	0	0	83,200

Manual Ruiz,	2008	104,000		0		340,000	(7)	0	0	0	444,000
Secretary; Secretary of ISS	2007	104,000		10,000	(3)	126,000	(7)	0	0	0	240,000

Jody R. Hanley,	2008	104,000		0		340,000	(7)	0	0	0	444,000
President of ISS	2007	104,000		10,000	(3)	126,000	(7)	0	0	0	240,000

Raymond Talarico,
Former PEO	2007	0		0		0		0	0	0	0

(1)

We determine the value of stock issued at the date of grant, computed in accordance with FAS 123R. We determine at the date of grant the value of the stock at fair market value or the value of the services rendered (based on the contract or otherwise if there is no contract), whichever is more readily determinable. Absent any directly stated contract amount specifying the value of the stock to the fair value of the services, we value the stock using the closing stock price on the date of grant as reported from listed stock trading companies such as the yahoo finance, big charts, stockhouse, etc.

(2)

Mr. Chance worked part-time at ISS until October 2007, when it completed a reverse merger with us, at which time Mr. Chance became our full-time employee and Chief Executive Officer (PEO).

(3)

This bonus was awarded for additional sales and operations services outside the named executive officer’s employment agreement.

(4)

In 2008 and 2007 we issued to Mr. Chance $610,000 and $126,000 of stock-based compensation, an aggregate of 3,000,000 shares and 504,167 shares of our common stock, respectively, in lieu of a base salary increase and bonus as we elected to apply our limited cash resources to other corporate purposes. We based the 2008 stock award of $340,000 (paid in a 2,000,000 share grant made on October 16, 2008) upon his additional workload in connection with positioning NAS to become a reporting company through the expected effectiveness of the S-1 registration statement we filed in December 2008 and anticipated related investor and shareholder relations duties.  Mr. Chance received an additional $270,000 (paid on July 21, 2008 in a 1,000,000 share grant) in consideration of his personal guaranty of NAS’ obligations to Trafalgar.

(5)

We issued to this individual $427,500 of stock-based compensation, an aggregate of 1,450,000 shares, as a severance payment.  He left our employ on October 2, 2008.

(6)

We issued 1,500,000 shares to this individual in 2008 as a retention bonus under his employment agreement with our Intecon subsidiary; the shares were valued on December 26, 2007, the date we acquired Intecon, at $0.14 per share.

(7)

In 2008 and 2007 we issued to this individual $340,000 and $126,000, respectively, of stock-based compensation, an aggregate of 2,000,000 shares and 504,167 shares of our common stock, respectively, in lieu of a base salary increase and bonus as we elected to apply our limited cash resources to other corporate purposes. We based the 2008 stock award of $340,000 (paid in a 2,000,000 share grant made on October 16, 2008) based upon his additional workload in connection with positioning NAS to become a reporting company through the expected effectiveness of the S-1 registration statement we filed in December 2008 and anticipated related investor and shareholder relations duties.

Employment Agreements with Named Executive Officers and Jeremy Briggs (Principal Financial Officer)

Robert Chance. Effective October 12, 2007, our ISS subsidiary entered into an employment agreement, as amended, with Robert Chance under which he agreed to devote his full working time to the discharge of his duties, such duties to be those which ISS may from time to time assign to him.  Pursuant to the agreement, we agreed to pay Mr. Chance a salary at the rate of $104,000 per year and to provide him with such supplemental benefits as we may from time to time provide to our full-time employees in similar positions as Mr. Chance. Mr. Chance is subject to certain non-compete restrictions for so long as he is employed by us and for a one-year period after the end of his employment. He is also subject to certain non-disclosure restrictions at all times during and after his employment. The term of the agreement is for a two-year period and will continue for successive periods of one year each, unless either party terminates the employment at the end of the initial term or any renewal term by giving written notice at least 30 days prior to the end of such term. Mr. Chance’s employment will terminate upon the first to occur of the expiration of the initial or any renewal term, as applicable, his death or total and permanent disability, our election to terminate him due to his material breach of any of his covenants under the employment agreement, or our election to terminate him for cause. We agreed to review his salary at annual intervals, and we may make any increases we deem appropriate. To the extent not covered by our disability insurance, if any, if Mr. Chance is unable to perform his services during the term of this agreement by reason of illness or incapacity, he shall receive his full compensation during the first two (2) months of such disability. If such disability should continue for longer than two (2) months, the compensation otherwise payable to Mr. Chance during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months. Mr. Chance’s full compensation shall be reinstated upon his return to employment and his discharge of his full duties thereunder. This provision shall not be operative until all benefits under our  long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan. If Mr. Chance dies during the term of this agreement, we shall pay to his estate any salary which would have otherwise been earned for the balance of the month in which death occurred, plus two years of his then monthly base pay.

Jody Hanley.  On February 14, 2007, ISS entered into an employment agreement with Jody Hanley, all of the material terms of which are identical to those of the employment agreement with Mr. Chance as described above.

Manuel Ruiz.  On February 14, 2007, ISS entered into an employment agreement with Manuel Ruiz, all of the material terms of which are identical to those of the employment agreement with Mr. Chance as described above.

Brandon Spiker.  On December 26, 2007, in connection with our acquisition of Intecon Inc., we entered into an employment agreement with Mr. Spiker in which he agreed to accept a full-time senior management position with Intecon, initially as its President, for a 24-month term commencing January 1, 2008.  We agreed to pay him a minimum annual salary of $112,008, subject to such increases as we may approve.  As a retention bonus we issued to Mr. Spiker 1,500,000 shares of common stock, which we valued at $210,000 based on the closing market price on December 26, 2007 of $0.14 per share; provided, however, that if he voluntarily resigns before the end of the 24-month employment term he will forfeit 62,500 shares, being 1/24 of such 1,500,000 shares, for each month remaining during such term.

David Marlow.  On December 26, 2007, we entered into an employment agreement with Mr. Marlow, all the material terms of which are identical to those of Mr. Spiker’s agreement except that Mr. Marlow serves as Intecon’s Vice President – Sales and his minimum annual salary is $89,808.

Jeremy Briggs.  On July 28, 2008, we entered into an employment agreement with Jeremy Briggs, as amended January 1, 2009, under which he agreed to devote his full working time as a Vice President and our Chief Accounting Officer.  Pursuant to the agreement, we agreed to pay Mr. Briggs a salary at the rate of $85,000 per year, to issue to him 250,000 shares of common stock which we valued at $32,500, and to provide him with such supplemental benefits as we may from time to time prove to our full-time employees in similar positions as Mr. Briggs.  Mr. Briggs is subject to certain non-compete restrictions for so long as he is employed by us and for a one-year period after the end of his employment.  He is also subject to certain non-disclosure restrictions at all times during and after his employment. The term of the agreement is for a one-year period and will continue for successive periods of one year each, unless either party terminates the employment at the end of the initial term or any renewal term by giving written notice at least 30 days prior to the end of such term.  Mr. Briggs’ employment will terminate upon the first to occur of the expiration of the initial or any renewal term, as applicable, his death or total and permanent disability, our election to terminate him due to his material breach of any of his covenants under the employment agreement, or our election to terminate him for cause.  We also may terminate Mr. Briggs without cause at any time, with unanimous approval of our Board of Directors, on at least one month written notice, in which event we must pay him his then base salary for one year plus the prorated amount of any discretionary incentive compensation to which he otherwise would have been entitled.  Mr. Briggs also would be entitled to such salary and incentive compensation if he terminates his employment for “good reason” (which term means:  The assignment to Mr. Briggs, without his express written consent, of any duties grossly inconsistent with his positions, duties, responsibilities and status with us, or any removal of him from or any failure to re-elect him to any of such positions, except because of the termination of his employment).  Mr. Briggs also may terminate his employment with us at any time on 30 days written notice.  We agreed to review his salary at annual intervals, and we may make any increases we deem appropriate.  To the extent not covered by our disability insurance, if any, if Mr. Briggs is unable to perform his services during the term of this agreement by reason of illness or incapacity, he shall receive his full compensation during the first two (2) months of such disability.  If such disability should continues for longer than two (2) months, the compensation otherwise payable to Mr. Briggs during the continued period of disability shall be reduced by fifty percent (50%) provided such continued period of disability lasts no longer than four (4) months.  Mr. Briggs’ full compensation shall be reinstated upon his return to employment and his discharge of his full duties thereunder.  This provision shall not be operative until all benefits under our long-term disability insurance plan, if any, have been calculated and shall not be considered in determining the amount of benefits under any such insurance plan.

Termination of Employment, Change in Control or Change in Responsibilities of Named Executive Officers

Except as disclosed in this prospectus, there are no compensatory plans or arrangements with any named executive officer (including payments to be received from our parent company or any of our subsidiaries), which result or will result from the resignation, retirement or any other termination of employment of such named executive officer or from a change of control of our parent company or any of our subsidiaries or any change in such named executive officer’s responsibilities following a change in control.

Director Compensation

Our directors, including our non-employee directors, do not currently receive any cash compensation for service on our board of directors or any committee, although we do reimburse directors for their reasonable out-of-pocket expenses associated with attending meetings.  We do not have any compensation policy governing the issuance of shares of our common stock to non-employee directors, and our directors are not prohibited from receiving restricted stock grants.

No compensation was paid to our employee directors for services as a director during the year ended December 31, 2008.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2008.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert O’Connor	0	1,513,625	0	0	0	0	1,513,625
William Strachan (2)	0	230,000	0	0	0	0	230,000

______________

(1)

The aggregate stock awards (we have not issued any option awards) issued to our non-employee directors and outstanding as of December 31, 2008 were 6,075,000 shares valued at $1,743,625, and as of December 31, 2007 were 300,000 shares valued at $252,000. We granted the shares to each non-employee director and valued the stock award based on the aggregate grant date fair value computed in accordance with FAS 123R.

(2)	Mr. Strachan is no longer a director; he served as a non-employee director (and as our Chairman of the Board) from June 2007 to September 30, 2008.

Item 7:

 Certain Relationships and Related Transactions, and Director Independence.

Transaction with related persons

Described below are certain transactions and currently proposed transactions, from January 1, 2007, the beginning of our last two fiscal years, between us and our named executive officers, our directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including immediate family members, in which they had or will have a direct or indirect material interest in an amount that exceeds $17,905 (being the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years), other than compensation arrangements that are otherwise described under “Executive Compensation.”

Acquisitions:

To implement our desire to discontinue our status as a public “shell”, on October 2, 2007, we acquired 100% of the outstanding capital stock of Intuitive System Solutions, Inc. (“ISS”), a Nevada corporation headquartered in Henderson, Nevada, which was formed on April 30, 2001 and engages in the business of designing, producing, installing specialized mechanical and electric automation systems built to operate and control machinery and processes with a minimum of human interaction.  To acquire ISS we issued an aggregate of 39,999,999 shares of our common stock, which shares represented approximately 99.6% of our outstanding common stock on a fully diluted basis.  (For accounting purposes this acquisition has been treated as a reverse merger, with ISS as the acquirer; and therefore our historical financial statements prior to October 2, 2007 are those of ISS.)  Accordingly, pursuant to the Stock Purchase and Plan of Reorganization Agreement among us, ISS, Messrs. Jody R. Hanley (“Hanley”), Robert W. Chance (“Chance”) and Manuel Ruiz (“Ruiz”), TBeck Capital, Inc. (“TBeck”), a Florida corporation, and 3 JP Inc., a California corporation, we issued to the ISS Owners an aggregate of 21,999,999 “restricted” shares of our common stock as follows:  Hanley: 7,333,333 shares; Chance: 7,333,333 shares; and Ruiz: 7,333,333 shares.  In addition, we issued to T-Beck and its designees an aggregate of 18,000,000 shares of our common stock (4,000,000 shares were “restricted” and issued to 3 JP Inc. – 1,975,000 shares, Stingray Investments, Inc. – 1,975,000 shares and Hoss Capital LLC – 50,000 shares; and 14,000,000 shares were “free trading” and issued to South Bay Capital Inc. (3,000,000 shares), Michelle Rice (3,000,000 shares), T-Beck (2,000,000 shares), BGW Enterprises, Inc. (1,898,147 shares), Blake Williams (1,101,853 shares) and Warren Street Investments, Inc. (1,000,000 shares) pursuant to an opinion of counsel relying upon the exemptions from registration available under Rule 504 under the Securities Act of 1933, as amended, and under the securities laws of the State of Texas), because TBeck (1) was the owner, in escrow, of 1,126,745 shares of ISS common stock issued in consideration for T-Beck having paid to ISS an aggregate of $506,000 in cash and agreeing verbally to pay to ISS after the closing an additional $244,000 in cash to be used for working capital, and (2) allegedly paid the $250,000 required to effectuate the transaction.  (T-Beck never executed a promissory note to memorialize this future funding obligation, and it never paid us or ISS the promised $244,000.)  We believe that Stingray Investments, T-Beck and Warren Street Investments were affiliates of Ronald Williams (Ronald Williams was the President of T-Beck Capital, and he died in March 2009); BGW Enterprises and Victoria Financial Consultants were affiliates of Blake Williams, the adult son of Ronald Williams; and South Bay Capital was an affiliate of 3 JP Inc., and that both were affiliates of Joseph Pardo.  After giving effect to the ISS transaction, we had issued and outstanding 40,125,181 shares of common stock, which were owned as follows: Messrs. Hanley, Chance and Ruiz owned 21,999,999 shares, representing approximately 54.8%, or 7,333,333 shares each, representing approximately 18.3% each; T-Beck and its designees owned 18,000,000 shares, representing approximately 44.9% (including (a) 4,975,000 shares, representing approximately 12.4%, owned by affiliates of Joseph Pardo, (b) 4,975,000 shares, representing approximately 12.4%, owned by affiliates of Ronald Williams; and (c) 4,000,000 shares, representing approximately 10%, owned by Blake Williams and his affiliates); and the public owned 125,082 shares, representing approximately .3%.

On December 26, 2007, we acquired 100% of the outstanding capital stock of Intecon, Inc. (“Intecon”), an Arizona corporation headquartered in Tempe, Arizona, which conducts an automation control systems business similar to ours except that Intecon specializes in water management/wastewater treatment projects awarded by municipalities.  Pursuant to a Stock Purchase Agreement among us, Brandon A. Spiker (“Spiker”), David Marlow (“Marlow”) and Frank Brown, we paid to Messrs. Spiker and Marlow as their purchase price shares of our common stock and cash (upon our payment of the unsecured 60-day, 5% promissory notes we issued at closing), as follows:  Spiker: 120,000 shares and $120,000; and Marlow: 90,000 shares and $90,000.  In addition, we agreed to pay up to $150,000 (we actually paid $250,000) of Intecon’s outstanding indebtedness the repayment of which had been guaranteed by Spiker and Marlow.  On March 25, 2008, as part of the overall Intecon acquisition, we issued an additional 1,500,000 shares of common stock to each of Messrs. Spiker and Marlow as a retention bonus in consideration for his entering into an employment agreement with Intecon expiring on December 31, 2010.  All shares were valued at $0.14 based on the closing market price of our common stock on December 26, 2007.  For more information about such acquisition, see Item 1, Business – Acquisitions – Intecon, Inc.

Borrowings:

On April 28, 2007, ISS issued 125,000 shares of preferred stock, par value $1.00 per share, valued at $125,000, to convert to equity a $121,000 loan received in February 2005 from Jody Hanley, an ISS director and principal shareholder, plus accrued interest.  NAS paid Mr. Hanley $125,000 and redeemed these shares on March 27, 2008.

On February 12, 2008, we borrowed pursuant to an oral loan agreement with Robert Chance, a director, named executive officer and principal shareholder, $35,000 with 0% interest.  As of March 31, 2009 this debt has been paid in full.

Between June 20 and 30, 2008, pursuant to a verbal loan agreement with Robert O’Connor, a non-employee director and a principal shareholder, we borrowed an aggregate of $130,000 and agreed to repay it, without interest, within 30 days, in default of which we agreed to pay a default or late fee of $1,000 per day until the outstanding principal was repaid in full.  This post-default fee was equivalent to an interest rate of 11.7% per month, calculated as follows: During the five (5) month period August 1, 2008 through December 31, 2008 (as described below, no late fees accrued after December 31, 2008), $152,000 of penalties accrued at the rate of $1,000 per day because we had not repaid in full the original principal loan amount of $130,000, and the effective monthly interest rate was obtained by dividing the total accrued late fees ($152,000) by the unpaid original principal amount ($130,000), and then dividing that quotient by the total number of months (10) during which these late fees had accrued, i.e., ($152,000/$130,000 x 100)/10 months = 11.7%.

We issued to Mr. O’Connor an aggregate of 1,357,143 unregistered shares of common stock, valued at approximately $157,000, as payment of the late fees which accrued through November 2, 2008; and at December 31, 2008, we accrued an additional $36,000 of unpaid late fees due and payable, and Mr. O’Connor amended our verbal loan to eliminate our obligation to pay any additional late fees.  Between June and December 2008, we paid to Mr. O’Connor an aggregate of $80,000 in cash as partial payment of the $130,000 principal loan, leaving a $50,000 principal balance at December 31, 2008.  On April 1, 2009, we gave Mr. O’Connor our written promissory note which superseded the verbal loan agreement.  The note capitalized the $36,000 of late fees accrued at December 31, 2008 and added that amount to the $50,000 principal balance then outstanding, resulting in a total principal obligation to Mr. O’Connor of $86,000 as of April 1, 2009.  We also agreed to pay interest on this obligation at an annual interest rate of 10% in compliance with our corporate policy, implemented March 31, 2009, which fixed at 10% per annum the rate of interest payable on our indebtedness to related parties, e.g., officers, directors and holders of 10% or more of our common stock.  As of September 18, 2009, we owed Mr. O’Connor $86,000 plus $2,150 in accrued interest.  (In December 2009 Mr. O’Connor voluntarily returned 1,314,165 of the 1,357,143 shares previously issued to him as payment of the accrued late fees on the verbal loan.  After taking into account the return of these shares, interest accrued from inception of the verbal loan at a 10% annual rate, consistent with our corporate policy for interest payable on loans from related parties such as directors.

On November 5, 2008, we borrowed pursuant to a loan agreement with Jody Hanley, a director, named executive officer and principal shareholder, $72,000 with flat interest amount of $5,000 plus $250 a day in late fees for each day not paid after December 5, 2008.  On April 1, 2009 we modified the loan agreement to remove the $250 per day late fee and add an annual interest rate of 10% to comply with our corporate policy.  As of September 18, 2009, we owed Mr. Hanley $77,000 plus $32,845 in accrued interest.

On July 25, 2008, we borrowed from South Bay Capital, a non-related third party, an affiliate of Joseph Pardo, $75,926, to be paid directly to Trafalgar on our behalf.  Per the terms of the verbal agreement, no interest was to be accumulated.  On December 19, 2008 we made a partial payment to South Bay in the amount of $65,000.  On

September 15, 2009, we gave South Bay our promissory note dated as of January 1, 2009, in the principal amount of the $10,926 loan balance, and the note bears an interest rate of 12% inasmuch as Mr. Pardo was not, to our knowledge based on stockholder of record information provided to us by our transfer agent, the beneficial owner of more than 10% of our common stock.  As of September 18, 2009, we owed the principal plus accrued interest of approximately $700.

Lease:

Effective January 21, 2009, we entered into an operating lease for machinery and equipment located in Henderson, Nevada, with Jody Hanley, on a month-to-month basis for $600 per month.  We use this equipment, which accounts for approximately 40% of our manufacturing equipment in our ISS division and which we are responsible for maintaining and insuring, to make our control panels, and we have first refusal rights to purchase it in the event Mr. Hanley elects to sell it.  For more information see Item 3. Properties, above.

Compensation, Etc.

We have issued common stock to Ronald Williams and Joseph Pardo and their respective affiliates, as follows:  In December 2007 we issued to T-Beck 25,000 restricted shares in satisfaction of our $2,500 per month obligation under our investment banking agreement with T-Beck dated October 2, 2007; and we issued to 3 JP Inc. 111,111 restricted shares on May 19, 2008 since 3 JP had paid $30,000 to T-Beck and received neither shares nor a refund of its purchase price (we issued an aggregate of 2,016,933 shares to all persons, including 3 JP, similarly defrauded by T-Beck; see also the more complete description of T-Beck’s fraud in Item 10, Recent Sales of Unregistered Securities, in the discussion of the restricted shares we issued on May 19, 2008); on June 30, 2008, we authorized the issuance to 3 JP of 300,000 shares of common stock valued at $84,000 based on the closing market price of our common stock on that day of $0.28 per share, and we issued the shares on July 11, 2008 (these shares were issued because 3JP had paid our $30,000 bill due to Draco Financial for investor relations services, and the difference between our $84,000 valuation of these shares for financial statement purposes and the $30,000 invoice from Draco is attributable to a negotiated discount for the illiquidity of these restricted shares); and on July 11, 2008, Robert Chance, our CEO, transferred 1,000,000 shares to 3 JP as collateral for its loan to Mr. Chance’s brother, and 3 JP returned the shares to Mr. Chance in September 2009.

We have paid (1) salaries under the employment agreements we entered into with our named executive officers (Messrs. Chance, Hanley and Ruiz) in connection with our October 2, 2007 reverse merger with ISS, (2) salaries and common stock retention bonuses under the employment agreements we entered into with our named executive officers (Messrs. Marlow and Spiker) in connection with our December 26, 2007 acquisition of Intecon and (3) salary and common stock under our employment agreement with Jeremy Briggs, our Vice President, Principal Financial Officer and Chief Accounting Officer.  (See Item 6, Executive Compensation - Employment Agreements with Named Executive Officers and Jeremy Briggs (Principal Financial Officer), and – Acquisitions, above.)

We also have issued to our named executive officers and Jeremy Briggs, our principal financial officer, common stock as compensation in addition to the amounts of salary set forth in their respective employment agreements, as follows:

 ●

To Jeremy Briggs:  On July 16, 2009, we issued 350,000 shares valued at $17,500 in lieu of a salary increase.

●

To Robert W. Chance:  On December 5, 2007, we issued 150,000 shares valued at $126,000 on November 1, 2007, the day on which we authorized the issuance thereof, based on the closing market price that day of $0.84 per share; on July 11, 2008, we issued 1,000,000 shares valued at $270,000; and on October 21, 2008, we issued 2,000,000 shares valued at $340,000.

 ●

To Jonathan Woods:  On May 19, 2008, we issued 450,000 shares valued at $157,500; and on July 16, 2008, we issued 1,000,000 shares valued at $270,000.

 ●

To Jody Hanley:  On December 5, 2007, we issued 150,000 shares valued at $126,000 on November 1, 2007, the day on which we authorized the issuance thereof, based on the closing market price that day of $0.84 per share; and on October 21, 2008, we issued 2,000,000 shares valued at $340,000.

●

To Manuel Ruiz:  On December 5, 2007, we issued 150,000 shares valued at $126,000 on November 1, 2007, the day on which we authorized the issuance thereof, based on the closing market price that day of $0.84 per share; and on October 21, 2008, we issued 2,000,000 shares valued at 340,000.

In July 2009, we also issued common stock to our named executive officers and to Jeremy Briggs, our principal financial officer, in lieu of salary as part of our temporary salary reduction program implemented to save cash, valuing the shares at $0.10 each, as follows:

●

Jeremy Briggs:

26,154 shares

●

Robert Chance:

80,000 shares

●

Jody Hanley:

80,000 shares

●

David Marlow:

80,000 shares

●

Manuel Ruiz:

80,000 shares

●

Brandon Spiker:

80,769 shares

We also have issued common stock to Robert O’Connor, a non-employee director and a principal shareholder, as compensation for services rendered, as follows:  On December 5, 2007, we issued 150,000 shares valued at $126,000 on November 1, 2007, the day on which we authorized the issuance thereof, based on the closing market price that day of $0.84 per share; on June 2, 2008, we issued 4,075,000 shares valued at $1,283,625; and on August 8, 2008, we issued 1,000,000 shares valued at $230,000.

On January 28, 2009, we issued to Gianpiero Balestrieri 2,000,000 shares (which we valued at $240,000 based on the $0.12 closing market price of our common stock on January 23, 2009, the day we authorized such issuance) in consideration of all corporate, operational and acquisitions advisory services to be rendered by him after July 31, 2009, i.e., we are not obligated to pay him any additional compensation for his services to us after that date.  As a result of this stock award Mr. Balestrieri became the holder of 4,500,000 shares, representing more than 5% of our outstanding common stock, a classification which applied to him until September 15, 2009, when we issued additional shares to third parties.  (Prior to the January 2009 stock award Mr. Balestrieri owned 2,500,000 shares, of which (a) on July 21, 2008 we issued 500,000 shares (which we valued at $135,000 based on the $0.27 closing market price of our common stock on that day) to retain his advisory services and (b) on August 14, 2008 we issued an additional 2,000,000 shares (which we valued at $460,000 based on the $0.23 closing market price of our common stock on August 8, 2008, the day we authorized such issuance) as compensation for services rendered and to be rendered by him through July 31, 2009.)  NAS originally had a written advisory agreement with Mr. Balestrieri dated July 16, 2008 for him to serve as the exclusive financial advisor to our board of directors, but three days later it was voided by the parties by mutual agreement, principally to allow NAS the flexibility to hire other advisors if it so desired and also to expand the scope of Mr. Balestrieri’s duties to include corporate, operational and acquisitions advisory services to Management; and he has served continuously without a written agreement.  The amounts of his 2008 and 2009 share grants were based on a mutual determination that (a) the value thereof represented a reasonable cost to NAS to obtain the services of an executive with Mr. Balestrieri’s experience at times when NAS did not have available or did not wish to expend for his services an equivalent amount of cash, and (b) such shares would provide sufficient incentive to Mr. Balestrieri.  Mr. Balestrieri has brought to NAS approximately 18 years of executive experience in budgeting and creating and executing corporate and growth strategies (both internal growth and growth by strategic acquisition) obtained through his prior employment as an executive with General Electric, Optiglobe and Bechtel, among other things.

Promoters and certain control persons

We have no knowledge of any person who would be deemed a “promoter” of our company during the past five years within the meaning of Rule 405 under the Securities Act, except as follows.

In August 2006, when we were a public shell named Ponderosa Lumber, Inc., we issued to Hoss Capital LLC (“Hoss Capital”) 1,000,000 restricted shares of common stock (the authorizing Board resolution does not specify the consideration given for such shares), at which time Hoss Capital and its managing member Robert Stevens acquired control of the Company and may be deemed to have become “promoters” within the meaning of Rule 405.  In October 2007, Hoss Capital transferred these 1,000,000 shares to MCI Consultants Inc. (“MCI”) and Raymond Tallerico became our President and sole director, at which time we believe MCI and Mr. Tallerico acquired control of the Company and may be deemed to have become promoters.  On October 26, 2007, following the ISS reverse merger referenced below, MCI’s shares were submitted to our Transfer Agent and cancelled.

On October 2, 2007, we entered into and closed the ISS reverse merger.  In that transaction we issued 18,000,000 shares of common stock to T-Beck Capital, Inc. (“T-Beck”) and its designees, as follows:  We issued 4,000,000 “restricted” shares, as follows:  3 JP Inc. – 1,975,000 shares; Stingray Investments, Inc. – 1,975,000 shares; and Hoss Capital – 50,000 shares; and we issued 14,000,000 shares as “free-trading” shares pursuant to (i) the resolution and written authorization from Raymond Talarico, at that time the sole member of our Board of Directors and our President, and (ii) a legal opinion of counsel relying upon the exemptions from registration available under Rule 504 under the Securities Act and the securities laws of the State of Texas, as follows: (a) T-Beck – 2,000,000 shares; Victoria Financial Consultants, LLC – 2,000,000 shares; Warren Street Investments, Inc. – 1,000,000 shares; BGW Enterprises, Inc. – 1,898,147 shares; Blake Williams – 1,101,853 shares; South Bay Capital, Inc. – 3,000,000 shares; and Michelle Rice – 3,000,000 shares.  We believe that Stingray Investments, T-Beck and Warren Street Investments were affiliates of Ronald Williams (Ronald Williams was the President of T-Beck Capital, and he died in March 2009); BGW Enterprises and Victoria Financial Consultants were affiliates of Blake Williams, the adult son of Ronald Williams; and South Bay Capital was an affiliate of 3 JP, and that both were affiliates of Joseph Pardo.  After giving effect to the ISS transaction, we had issued and outstanding 40,125,181 shares of common stock, which were owned as follows: Messrs. Hanley, Chance and Ruiz owned 21,999,999 shares, representing or 54.8%, or 7,333,333 shares each, representing approximately 18.3% each; T-Beck and its designees owned 18,000,000 shares, representing approximately 44.9% (including (a) 4,975,000 shares, representing approximately 12.4%, owned by affiliates of Joseph Pardo, (b) 4,975,000 shares, representing approximately 12.4%, owned by affiliates of Ronald Williams and (c) 4,000,000 shares, representing approximately 10%, owned by Blake Williams and his affiliates); and the public owned 125,082 shares, representing approximately .3%.  T-Beck and its President Ronald Williams had advised ISS and Messrs. Chance, Hanley and Ruiz, the former ISS shareholders who now control our Board of Directors and are our Management, that ISS being acquired by NAS, despite its deregistration of its securities under the Exchange Act, would be the best route to take ISS public while also providing financing to ISS.  Messrs. Chance, Ruiz and Hanley also executed a lockup agreement in which each agreed not to sell any of the 7,333,333 shares he received in that transaction for two years, other than in a private sales transaction approved in advance by Ronald Williams or Joseph Pardo.  Accordingly, Ronald Williams, Blake Williams and Joseph Pardo all may be deemed to have become promoters as of the closing of such reverse merger.  As indicated above in this Item 7:  In December 2007 we issued to T-Beck 25,000 restricted shares in satisfaction of our $2,500 per month obligation under our investment banking agreement with T-Beck dated October 2, 2007; and we issued to 3 JP 111,111 restricted shares on May 19, 2008, since 3 JP had paid $30,000 to T-Beck and received neither shares nor a refund of its purchase price (we issued an aggregate of 2,016,933 shares to all persons, including 3 JP, similarly defrauded by T-Beck; see also the more complete description of T-Beck’s fraud in Item 10, Recent Sales of Unregistered Securities, in the discussion of the restricted shares we issued on May 19, 2008); on June 30, 2008, we authorized the issuance to 3 JP of 300,000 restricted shares valued at $84,000 based on the closing market price of our common stock on that day of $0.28 per share, and we issued the shares on July 11, 2008 (these shares were issued because 3JP had paid our $30,000 bill due to Draco Financial for investor relations services, and the difference between our $84,000 valuation of these shares for financial statement purposes and the $30,000 invoice from Draco is attributable to a negotiated discount for the illiquidity of these restricted shares) ; on July 11, 2008, Robert Chance, our CEO, transferred 1,000,000 shares to 3 JP as collateral for its loan to Mr. Chance’s brother, and 3 JP returned the shares to Mr. Chance in September 2009; and on July 25, 2009, we borrowed $75,926 from South Bay Capital, an affiliate of Mr. Pardo, of which we have repaid $65,000 and owe a balance of $10,926 with interest at 12% per year from January 1, 2009.  We do not believe Ronald Williams. Mr. Blake Williams or Joseph Pardo, or their respective affiliates, have received anything else of value (including money, property, contracts, options or rights of any kind) from us.

As noted above, in the ISS reverse merger we issued 7,333,333 shares of common stock to each of Robert Chance, Manuel Ruiz and Jody Hanley, who became our executive officers and the majority of our directors; and accordingly they also may be deemed to have become our promoters.  Messrs. Chance, Ruiz and Hanley have received other things of value and engaged in transactions with us, as described or referenced elsewhere in this Item

Director Independence

There are no members of our board of directors who would be considered an “independent” director under the definition of “independence” set forth in NASDAQ Rule 5605(a)(2).

Item 8: Legal Proceedings.

We are not currently a defendant in any legal proceeding or governmental proceeding nor are we currently aware of any pending legal proceeding or governmental proceeding proposed to be initiated against us. There are no proceedings in which any of our current directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to us, except as set forth below with respect to Trafalgar Capital Specialized Investment Fund, FIS and Trafalgar Capital Sarl (collectively, “Trafalgar”).

On April 23, 2009, we filed a complaint against Trafalgar in the United States District Court, Southern District of Florida.  Our complaint seeks a declaratory judgment that the secured loans we entered into with Trafalgar in July 2008 and December 2008 violate the usury laws of the State of Florida, whose laws govern the loan documents, by calling for interest to be paid at a greater rate of interest than is allowed by applicable law, and that due to their usurious nature the loan documents are not enforceable by Trafalgar.  We also are seeking compensation for the damages we have suffered, the return of all payments we made under those loan documents, the return of all pledged collateral and the release of the security interest we granted in our assets, double the interest we paid, attorneys’ fees and punitive damages.

We are also asking the Court to order that Trafalgar be precluded from enforcing its rights under our March 2008 loan documents until it has made the payments described above regarding the usurious July and December 2008 loans.  Furthermore, in the alternative, we have alleged that Trafalgar breached our December 2008 Credit Agreement by, among other things, conducting daily sweeps of the monies deposited into the lockbox, representing the proceeds of our accounts receivable, and we also are seeking compensatory damages and attorneys’ fee.

Trafalgar, which is a defendant in another usury case filed by an unrelated party in the same Court, has refused to allow its counsel in that litigation to accept service of process in our proceeding. Therefore, we must effectuate service of process on Trafalgar pursuant to international conventions since it is a foreign entity, and we intend to do so when we have sufficient cash and cash flow.

See also Item 1A, Risk Factors - Notice of Default on and Acceleration of our Outstanding Secured Indebtedness; All Assets Pledged as Collateral Security; Possibility of Foreclosure.

Item 9:

 Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock has been quoted on the Pink Sheets under the symbol “NASV.PK” since October 12, 2007. The quarterly high and low bid information on the Pink Sheets of our common stock for each full quarterly period within our two most recent fiscal years and for the quarters ended March 31, and June 30, 2009, are as follows:

Fiscal Year Ending December 31, 2009:	High	Low
Second Quarter	$0.20	$0.13
First Quarter	0.19	0.09

Fiscal Year Ended December 31, 2008:	High	Low
Fourth Quarter	$0.10	$0.09
Third Quarter	0.24	0.21
Second Quarter	0.33	0.28
First Quarter	0.08	0.07

Fiscal Year Ended December 31, 2007:	High	Low
Fourth Quarter	$0.56	$0.48
Third Quarter	N/A	N/A
Second Quarter	N/A	N/A
First Quarter	N/A	N/A

These bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders

As of September 18, 2009, we had 90,108,431 shares of common stock issued and outstanding and approximately 385 stockholders of record of our common stock.

Dividends

We have never declared or paid any cash dividends on our common stock.  The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, debt covenants and financial condition, as well as other relevant factors. We do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.  Our agreements with Trafalgar prevent us from paying dividends while we have outstanding indebtedness to Trafalgar.

Securities approved for issuance under equity compensation plans

As of the end of our fiscal year ended December 31, 2008, we had no outstanding equity award and no equity compensation plan in effect under which any shares of our common stock were authorized for issuance.  We do not have any compensation plan or individual compensation arrangement under which our common stock or other equity securities are authorized for issuance to employees or non-employees in exchange for consideration in the form of goods or service as described in FAS 123.

Item 10: Recent Sales of Unregistered Securities

The following is a summary of all transactions within the past three years involving our sales of our securities that were not registered under the Securities Act.  Shares issued for cash consideration paid to us are valued at the purchase price per share; all other shares are valued as stated.  All shares issued were issued as restricted” shares of our common stock except as otherwise expressly stated.

2006

On August 4, 2006, we issued 1,000,000 shares of common stock to Hoss Capital LLC.  The Board resolution authorizing the issuance of these shares does not state what consideration we received.  Accordingly we valued the shares at $1,000, based on the par value per share of $0.001.

 In August and September 2006 we issued an aggregate of 1,567 shares of common stock to round up fractional shares held in "street name" resulting from the 1:100 reverse stock split we effectuated in July 2006

2007

On April 28, 2007, ISS issued 125,000 shares of preferred stock, par value $1.00 per share, valued at $125,000, to convert to equity a $125,000 loan received in February 2005 from Jody Hanley, an ISS director and principal shareholder.  NAS paid Mr. Hanley $125,000 and redeemed these shares on March 27, 2008.

On October 15, 2007 we issued, and on October 19, 2007 we authorized the cancellation of, 30,000,000 shares issued to MGI Consultants, Inc.  On October 19, 2007, we also authorized the cancellation of 1,000,000 shares issued on August 4, 2006 to Hoss Capital and subsequently transferred to MGI Consultants, valued at $1,000.  These 31,000,000 shares were cancelled on October 26, 2007.

In October 2007, pursuant to our reverse merger with Intuitive System Solutions, Inc. (“ISS) and the related Stock Purchase and Plan of Reorganization Agreement dated October 2, 2007, among ISS, Manuel Ruiz, Jody Hanley, Robert Chance, TBeck Capital, Inc. (“TBeck”) and 3 JP Inc., we issued an aggregate of 39,999,999 shares of our common stock, as follows:  (i) we issued an aggregate of 21,999,999 shares, valued at $32,521, to Manuel Ruiz – 7,333,333 shares, Jody Hanley – 7,333,333 shares and Robert Chance – 7,333,333 shares, the principal ISS stockholders; and (ii) we also issued an aggregate of 18,000,000 shares of common stock, valued at $506,000, to T-

Beck and its designees.  Of these 18,000,000 shares, we issued 4,000,000 shares to the following designees of T-Beck: 3 JP Inc. – 1,975,000 shares; Stingray Investments, Inc. – 1,975,000 shares; and Hoss Capital, LLC – 50,000 shares.  We issued the remaining 14,000,000 shares as “free-trading” shares pursuant to (i) the resolution and written authorization from Raymond Talarico, at that time the sole member of our Board of Directors and our President, and (ii) a legal opinion of counsel relying upon the exemptions from registration available under Rule 504 under the Securities Act and the securities laws of the State of Texas.  Such 14,000,000 “free-trading” shares were issued to T-Beck and its designees, as follows: (a) T-Beck – 2,000,000 shares; Victoria Financial Consultants, LLC – 2,000,000 shares; Warren Street Investments, Inc. – 1,000,000 shares; BGW Enterprises, Inc. – 1,898,147 shares; Blake Williams – 1,101,853 shares; South Bay Capital, Inc. – 3,000,000 shares; and Michelle Rice – 3,000,000 shares.  We believe that Stingray Investments, T-Beck Capital and Warren Street Investments were affiliates of Ronald Williams (Ronald Williams was the President of T-Beck Capital, and he died in March 2009); BGW Enterprises and Victoria Financial Consultants were affiliates of Blake Williams, the adult son of Ronald Williams; and South Bay Capital was an affiliate of 3 JP Inc., and that both were affiliated with Joseph Pardo.  (Following the completion of the reverse merger and the transactions contemplated thereby, we had issued and outstanding an aggregate of 40,125,081 shares of common stock.)

On November 1, 2007, we authorized the issuance of 900,000 shares of common stock valued at $756,025 based on the closing market price of our common stock on that day of $0.84 per share, in consideration for services rendered and to be rendered throughout fiscal 2007, as follows:  Robert O’Connor – 150,000 shares; William Strachan – 150,000; Robert Chance – 150,000 shares; Jody Hanley – 150,000 shares; Manual Ruiz – 150,000;  and Fred Petit – 150,000 shares, all these shares were issued on December 5, 2007.

On November 1, 2007, we authorized the issuance of 25,000 shares of common stock to T-Beck valued at $21,000 based on the closing market price of our common stock on that day of $0.84 per share, for services rendered under our October 2, 2007 consulting agreement with T-Beck; the shares were issued on December 5, 2007.

On December 26, 2007, the closing date of our acquisition of Intecon Inc., we recognized (i) a 300,000 share stock payable, representing the non-cash portion of the purchase price payable to Frank Brown, Brandon Spiker and David Marlow, and (ii) a 1,500,000 share stock payable to each of Messrs. Spiker and Marlow as a retention bonus in consideration of him entering into an employment agreement with Intecon.  The employment agreements payable was settled on March 25, 2008 when we issued 1,500,000 shares of common stock to each of Messrs. Spiker and Marlow, and the acquisition purchase price payable was settled on May 19, 2008, when we issued 120,000 shares to Mr. Spiker and 90,000 shares to each of Mr. Brown and Mr. Marlow.  Each share issued was valued at $0.14 based on the closing market price of our common stock on December 26, 2007, the acquisition closing date).

2008

On March 25, 2008, we issued to each of David Marlow and Brandon Spiker 1,500,000 shares of common stock as the retention bonus provided for in his employment agreement related to our December 26, 2007 Intecon acquisition.

On March 26, 2008, we issued to Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) our secured redeemable debenture in the principal amount of $1,500,000 in consideration of $1,500,000 in cash, and in connection with the sale of the debenture we issued to Trafalgar warrants (the “Trafalgar Warrants”) to purchase 150,000 shares of our common stock at an exercise price of $0.001 per share, exercisable until March 19, 2013.

On April 4, 2008, we authorized the issuance to Draco Financial LLC of 150,000 shares of common stock valued at $30,000 based on the closing market price on that day of $0.20 per share in consideration for services rendered under our April 18, 2008 consulting agreement (the “Draco Consulting Agreement”); the shares were issued on April 14, 2008.  As noted below in this Item 10, we subsequently issued to Draco Financial pursuant to the Draco Consulting Agreement additional shares of common stock as follows:  400,000 shares on October 21, 2008; 200,000 shares on April 8, 2009; and 200,000 shares on June 1, 2009.  In return for its shares Draco Financial has actually rendered to us the following services:  Investors communications and public relations with our existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On May 19, 2008, we issued to Frank Brown, David Marlow and Brandon Spiker an aggregate of 300,000 shares in payment of the non-cash portion of the purchase price of our December 26, 2007 acquisition of Intecon (we issued 120,000 shares to Mr. Spiker, 90,000 shares to Mr. Marlow and 90,000 shares to Mr. Brown); and each share was valued at $0.14 based on the closing market price of our common stock on December 26, 2007, the acquisition closing date.

On May 19, 2008, we issued 450,000 shares of common stock to Jonathan Woods, then our Chief Financial Officer, and 30,000 shares to Trent Gillespie, an employee, valued in the aggregate at $168,000 based on the closing market price of our common stock on that day of $0.35 per share, as a bonus to retain their respective services.

On May 19, 2008, we issued an aggregate of 1,315,055 shares of common stock to 21 persons (collectively, “T-Beck Purchasers”), including 111,111 shares to 3 JP Inc., who paid an aggregate of $363,065 to and believed they were purchasing a like number of shares of our common stock from T-Beck but who never received therefrom any certificates for such shares nor the return of their purchase price. (On October 2, 2007, we had entered into a one-year contract with T-Beck under which it was to serve as our investment banker, and we believe that in late 2007 it was misrepresenting itself as our placement agent and collecting monies from the T-Beck Purchasers under false pretenses.)  On July 21, 2008, we issued an aggregate of 592,592 shares of common stock to four additional T-Beck Purchasers who paid T-Beck an aggregate of $160,000; and on August 25, 2008, we issued an aggregate of 109,286 shares of common stock to two additional T-Beck Purchasers who paid T-Beck an aggregate of $30,000.  We decided to issue these all of shares, and since neither T-Beck nor Mr. Williams remitted to us any of the cash received from such Purchasers we valued such shares at their par value of $0.001 each, in exchange for the general releases of these T-Beck Purchasers, in order to avoid the potential cost of litigation and the related distraction of Management which we would have suffered in defending any claims these individuals might have asserted against us or our officers and directors.  (The owner of T-Beck, Mr. Ronald Williams, died in March 2009 while under indictment for securities fraud not involving our company).

On June 2, 2008, we authorized the issuance of 4,075,000 shares of common stock valued at $1,283,625 based on the closing market price of our common stock on that day of $0.31 per share, to Robert O’Connor, a non-employee director, for services rendered. The shares were issued on July 21, 2008.

On June 30, 2008, we authorized the issuance of 300,000 shares of common stock valued at $84,000 based on the closing market price of our common stock on that day of $0.28 per share, to 3 JP Inc. were issued because 3 JP had paid NAS’ $30,000 bill from Draco Financial for investor relations services rendered under the Draco Consulting Agreement (the difference between NAS’ $84,000 valuation of these shares for financial statement purposes and the $30,000 invoice from Draco is attributable to a negotiated discount for the illiquidity of the restricted stock issued); the shares were issued on July 11, 2008.

On July 11, 2008, we authorized the issuance of an aggregate of 2,000,000 shares of common stock valued at $540,000 based on the closing market price of our common stock on that day of $0.27 per share, to Robert Chance (1,000,000 shares) and to Jonathan Woods (then our Chief Financial Officer) (1,000,000 shares), for services rendered; the shares were issued on July 21, 2008.

On July 21, 2008, we issued to Trafalgar our 18-month secured redeemable debenture in the principal amount of $750,000 in consideration of $750,000 in gross proceeds, and as payment of related fees in connection therewith we issued to Trafalgar (i) 2,000,000 shares of common stock and (ii) 150,000 shares of common stock in exchange for the Trafalgar Warrants.

On July 21, 2008, we issued 500,000 shares of common stock to Gianpiero Balestrieri to retain him to act as a corporate, operational and acquisitions advisor and 100,000 shares to Angelo Viard issued pursuant to our agreement with Viard Consulting Services dated July 16, 2008, and we valued such 600,000 shares at $162,000 based on the closing market price of our common stock on that day of $0.27 per share.  Viard has rendered to us the following services:  Investors communications and public relations with our existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On August 8, 2008, we authorized the issuance to Gianpiero Balestrieri of 2,000,000 shares of common stock valued at $460,000 based on the closing market price of our common stock on that day of $0.23 per share, as compensation for his advisory services rendered and to be rendered through July 31, 2009; the shares were issued on August 14, 2008.    On August 8, 2008, we authorized the issuance of an aggregate of 2,150,000 shares of common stock valued at $494,500 based on the closing market price of our common stock on that day of $0.23 per share, for services rendered and to be rendered from January 1, 2008 to December 31, 2008, as follows:  Robert O’Connor:  1,000,000 shares; Williams Strachan: 500,000 shares; The William A. Strachan Multiple Power of Liquidity Trust - 500,000 shares and Kevin Brown - 150,000 shares.  Mr. Brown, a certified public accountant, received his shares in contemplation of his agreement to serve on our audit and acquisition committees. Mr. Brown elected not to serve; the shares were issued on August 14, 2008.

On September 22, 2008, we issued to Robert O’Connor, our non-employee director, 357,143 shares of common stock valued at $57,142 based on the closing market price of our common stock on September 19, 2008 of $0.16 per share, in payment of the interest accrued as of August 31, 2008 on the outstanding balance of his June 30, 2008 loan to us in the original principal amount of $130,000 (the “O’Connor Loan”).

On October 16, 2008, we authorized the issuance of an aggregate of 6,000,000 shares of common stock valued at $1,020,000 based on the closing market price of our common stock on that day of $0.17 per share in consideration of services rendered and to be rendered during fiscal 2008 and in lieu of any salary increase for such year, as follows: 2,000,000 shares to each of Robert Chance, Jody Hanley and Manuel Ruiz; the shares were issued on October 21, 2008.

On October 16, 2008, we authorized the issuance of 500,000 shares of common stock valued at $85,000 based on the closing market price of our common stock on that day of $0.17 per share, as follows: 400,000 shares to Draco Financial LLC pursuant to the Draco Consulting Agreement; and 100,000 shares to Jeffrey Paltrow for services he actually rendered; the shares were issued on October 21, 2008:  In consideration for these shares, Mr. Paltrow worked closely with our Marketing Department to develop our new website and post information thereon regarding our projects, news, and trade show exhibitions.

On October 16, 2008, we authorized the issuance of 250,000 shares of restricted common stock valued at $42,500 based on the closing market price of our common stock on that day of $0.17 per share to EquitiTrend Advisors, LLC pursuant to an agreement dated August 27, 2008 for public relations and corporate communication services; the shares were issued on October 21, 2008.  EquitiTrend Advisors had actually rendered to us the following services:  Investors communications and public relations with existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On November 12, 2008, we authorized the issuance to Robert O’Connor, our non-employee director, of 1,000,000 shares of common stock valued at $100,000 based on the closing market price of our common stock on that day of $0.10 per share, as payment of accrued interest on the O’Connor Loan; the shares were issued on November 17, 2008.

On December 18, 2008, we issued to Trafalgar pursuant to our December 18, 2008 credit agreement our Revolving Note in the principal amount of $1,000,000, due December 19, 2009, in consideration of $1,000,000 in gross proceeds,

2009

On January 19, 2009, we authorized the issuance to Jeremy Briggs (our vice president, principal financial officer and chief accounting officer) 250,000 shares of common stock valued at $32,500 based on the closing market price of our common stock on that day of $0.13 per share, for services rendered; the shares were issued on January 28, 2009.

On January 23, 2009, we authorized the issuance to Gianpiero Balestrieri of 2,000,000 shares of common stock valued at $240,000 based on the closing market price of our common stock on that day of $0.12 per share, as compensation for his advisory services to be rendered through 2009; the shares were issued on January 28, 2009.

On February 5, 2009, we issued to two individuals an aggregate of 625,000 shares of common stock in consideration of $25,500 in cash, or $0.04 per share.

On February 23, 2009, we issued to four individuals an aggregate of 1,687,500 shares of common stock in consideration of $101,250 in cash, or $0.06 per share.

On March 24, 2009, we authorized the issuance to Draco Financial LLC of 200,000 shares of common stock valued at $26,000 based on the closing market price of our common stock on that day of $0.13 per share, for services rendered pursuant to the Draco Consulting Agreement; the shares were issued on April 8, 2009.

On March 30, 2009, we issued to one individual 1,500,000 shares of common stock in consideration of $90,000 in cash, or $0.06 per share.

On April 21, 2009, we issued to Knightsbridge Capital of 112,500 shares of common stock valued at $13,500 based on an agreed to price of $0.12 per share, for financial advisory services rendered in connection introducing us to Trafalgar and assisting in the negotiation of our December 18, 2008 credit agreement with Trafalgar.

On May 28, 2009, we authorized the issuance to Draco Financial LLC of 200,000 shares of common stock valued at $26,000 based on the closing market price of our common stock on that day of $0.13 per share, for services rendered pursuant to the Draco Consulting Agreement; the shares were issued on June 1, 2009.

On May 29, 2009, we authorized the issuance to Keros Capital of 230,000 shares of common stock valued at $24,150 based on the closing market price of our common stock on that day of $0.11 per share, pursuant to a May 29, 2009 Consulting Agreement with Sigma Software Solutions Inc. d/b/a Keros Capital; the shares were issued on June 4, 2009.  Sigma Solutions has rendered to us the following services:  Investors communications and public relations with our existing shareholders and with broker/dealers in its own proprietary network, all to relay current information about our activities and thereby increase awareness of our Company.

On May 28, 2009, we authorized the issuance to five individuals an aggregate of 1,875,000 shares of common stock in consideration of $112,500 in cash, or $0.06 per share; the shares were issued on June 1, 2009.

Between June 4 and June 25, 2009, we issued to 14 individuals an aggregate of 7,787,500 shares of common stock in consideration of $375,000 in cash, or $0.05 per share.

On June 5, 2009, we issued 71,000 shares of common stock valued at $3,550 based on the closing market price of our common stock on that day of $0.05 per share, to Paul Goguen, for services rendered; the shares were issued on June 10, 2009 and returned and cancelled in October 2009 after we were advised we could not pay a finder’s fee to any person who was not registered as a broker-dealer.

On June 23, 2009, we authorized the issuance of 244,750 shares of common stock valued at $12,238 based on the closing market price of our common stock on that day of $0.05 per share, to Paul Goguen, for services rendered as a finder’s fee; the shares were issued on June 25, 2009 and returned and cancelled in October 2009 after we were advised we could not pay a finder’s fee to any person who was not registered as a broker-dealer.

On July 3, 2009, we issued to one individual 250,000 shares of common stock in consideration of $25,000 in cash, or $0.10 per share.

On July 3, 2009, we issued to 26 of our employees an aggregate of 779,163 shares of common stock as salary compensation valued at $77,916 based on the closing market price of our common stock on that day of $0.10 per share (including shares to our Management, as follows:  Robert Chance: 80,000 shares; Jody Hanley: 80,000 shares; David Marlow: 80,000 shares; Manuel Ruiz: 80,000 shares; Brandon Spiker: 80,769 shares; and Jeremy Briggs: 26,154 shares (which shares Mr. Briggs gifted to immediate family members)).

On July 16, 2009, we authorized the issuance to Jeremy Briggs (our vice president, principal financial officer and chief accounting officer) of 350,000 shares of common stock valued at $17,500, or $0.05 per share, in lieu of a salary increase; the shares were issued on July 17, 2009.

On September 15, 2009, we issued to eight individuals an aggregate of 3,389,000 shares of common stock in consideration of $165,000 in cash, or $0.05 per share.

On September 15, 2009, we issued to David Gronski and Mary Margrave 6,750 and 60,000 shares of common stock, respectively, valued at $0.05 per share, or $338 and $3,000, respectively, for services rendered as a finder’s fee. In October 2009 these persons agreed to return their shares for cancellation after we were advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

On October 2, 2009, we issued to three individuals an aggregate of 137,400 shares of common stock in consideration for $6,700 in cash, or $0.048 per share.

On October 2, 2009, we issued 5,000 shares of common stock valued at $650, or $0.13 per share, for services rendered; and thereafter, in October 2009, the recipient agreed to return the shares for cancellation after we advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

On October 5, 2009, we issued to one individual 60,000 shares of common stock in consideration for $3,000 in cash, or $0.05 per share.

On October 5, 2009, we issued 3,000 shares of common stock valued at $330, or $0.11 per share, for services rendered; and thereafter, in October 2009, the recipient agreed to return the shares for cancellation after we advised we could not pay finder’s fees to any person who was not a registered broker-dealer.

Except as stated above, we have had no recent sales of unregistered securities within the past three fiscal years. There were no underwritten offerings employed in connection with any of the transactions described above. Except as stated above, the above issuances were deemed to be exempt under Rule 504 or 506 of Regulation D and/or Section 4(2) or 4(6) of the Securities Act of 1933, as amended, since, among other things, the transactions did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about our company and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 11:  Description of Registrant’s Securities to be Registered

We are authorized to issue 200,000,000 shares of common stock, par value $0.001 per share.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the affairs of our company. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders. The holders of shares of common stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding voting securities can elect all of the directors of our company.

Our transfer agent is X-Clearing Corporation with an office located at 535 Sixteenth Street Mall, Suite 810, Denver, Colorado 80202 and whose phone number is (303) 573-1000.

Item 12:  Indemnification of Directors and Officers

Indemnification under Nevada Law

Nevada law generally permits us to indemnify our directors, officers, employees and agents. Pursuant to the provisions of Nevada Revised Statutes 78.7502, we, as a corporation organized in Nevada, may indemnify our directors, officers, employees and agents in accordance with the following:

(a)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses, actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Charter Provisions, Bylaws and Other Arrangements of the Registrant

Article IX of our bylaws allows us to indemnify of any and all persons who serve as a director, officer, employee or agent of our company to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Item 13:

Financial Statements and Supplementary Data

Consolidated Financial Statements of

 NATIONAL AUTOMATION SERVICES, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Auditing Firm (review)	F-1

Report of Independent Registered Public Auditing Firm (audit)	F-2

Consolidated Balance Sheets – For the period ended June 30, 2009 and the years ended December 31, 2008 and 2007	F-3

Consolidated Statements of Operations – For the comparative three months and six months ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007	F-4

Statements of Stockholders’ Deficit	F-7

Consolidated Statements of Cash Flows – For the comparative three and six month ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007	F-8

Notes to the Consolidated Financial Statements	F-12 – F-35

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

National Automation Services, Inc.:

We have reviewed the consolidated balance sheets of National Automation Services, Inc. as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the three and six month periods then ended.  These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United State of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 4 to the financial statements, the Company has continued net losses and a working capital deficit.  This raises substantial doubt about its ability to continue as a going concern.  Management’s plan in regard to these matters is also described in Note 4.   The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 5 to the financial statements, the June 30, 2009 (unaudited) financial statements have been restated to correct a misstatement.

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC

Henderson, NV

September 28, 2009, except for footnote 5, as to which the date is October 26, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

National Automation Services, Inc.

We have audited the accompanying consolidated balance sheets of National Automation Services, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the two years ended December 31, 2008 and 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Automation Services, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the two years ended December 31, 2008 and 2007, in conformity with generally accepted accounting principles in the United States.

As discussed in Note 5 to the financial statements, the 2007 financial statements have been restated to correct a misstatement.

/s/ Lynda R. Keeton CPA, LLC

Lynda R. Keeton CPA, LLC

Henderson, NV

May 4, 2009, except for footnote 5, as to which the date is August 5, 2009

NATIONAL AUTOMATION SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	Period Ended June 30,	Year Ended December 31,
	2009	2008	2007
	(unaudited-restated)		(restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$134,233	$108,498	$48,215
Accounts receivable, net of allowance of doubtful accounts of $34,091 at June 30, 2009, $26,934 at December 31, 2008 and $28,378 at December 31, 2007	384,023	510,852	302,712
Other receivables	—	76,147	—
Inventory	312,753	226,266	354,308
Prepaid expenses	304,728	397,886	6,660
Deferred tax asset	14,950	14,950	—
TOTAL CURRENT ASSETS	1,150,687	1,334,599	711,895
PROPERTY & EQUIPMENT, net of accumulated depreciation of $90,417 at June 30, 2009, $57,026 at December 31, 2008 and $24,738 at December 31, 2007	143,146	130,798	139,075
OTHER ASSETS
Security deposit	4,512	—	—
Deferred financing fees, net of accumulated amortization of $223,173 at June 30, 2009, $82,163 at December 31, 2008 and $0 at December 31, 2007	337,081	481,875	—
Intangible Asset – net of accumulated amortization of $71,562 at June 30, 2009, $47,701 at December 31, 2008 and $0 at December 31, 2007	71,567	95,419	143,129
Goodwill	272,111	272,111	272,111
TOTAL ASSETS	$1,979,104	$2,314,802	$1,266,210

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payables	$754,739	$601,988	$72,368
Accrued liabilities	528,038	331,100	267,502
Acquisition liability – Intecon, Inc.	—	—	550,000
Current portion of loans and capital leases	17,967	16,859	14,910
Lines of credit	8,768	—	287,572
Current portion of secured redeemable debentures, net of unamortized debt discount of $537,272 at June 30, 2009 and $402,954 as of December 31, 2008, and $0 as of December 31, 2007	1,809,729	130,496	—
ABL Line of credit – Trafalgar, net of debt discount of $7,188 as of June 30, 2009 and $14,688 as of December 31, 2008, and $0 as of December 31, 2007	751,210	791,364	—
Related party payable	173,926	157,926	44,239
TOTAL CURRENT LIABILITIES	4,044,377	2,029,733	1,236,591
LONG-TERM LIABILITIES
Loans and capital leases	26,014	16,318	16,647
Secured redeemable debentures – Trafalgar, net of unamortized debt discount of $0 as of June 30, 2009 and $369,374 as of December 31, 2008, and $0 as of December 31, 2007	—	1,444,177	—
TOTAL LIABILITIES	4,070,391	3,490,228	1,253,238
Preferred shares mandatorily redeemable, $1.00 par value, 125,000 authorized; 0 Issued and outstanding at June 30, 2009 and December 31, 2008 and 125,000 issued and outstanding at December 31, 2007	—	—	125,000
STOCKHOLDERS’ DEFICIT
Common stock $0.001 par value, 200,000,000 authorized, 85,273,518 shares issued outstanding as of June 30, 2009, 68,490,268 shares issued outstanding at December 31, 2008, and 41,050,081 shares issued outstanding at December 31, 2007	85,273	68,490	41,050
Additional paid in capital	7,893,238	6,828,332	1,275,746
Stock (receivable) payable	77,916	—	462,000
Accumulated deficit	(10,147,714)	(8,072,248)	(1,890,824)
TOTAL STOCKHOLDERS’ DEFICIT	(2,091,287)	(1,175,426)	(112,028)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,979,104	$2,314,802	$1,266,210

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ending June 30,	Three Months Ending June 30,
	2009 (restated)	2008
REVENUE	$751,574	$814,917
COST OF REVENUE	908,118	506,188
GROSS PROFIT (LOSS)	(156,544)	308,729

OPERATING EXPENSES
Selling, general and administrative expenses	434,754	396,165
Consulting fees	165,864	94,389
Professional fees and related expenses	49,283	1,636,040
TOTAL OPERATING EXPENSES	649,901	2,126,594

OPERATING LOSS	(806,445)	(1,817,865)

OTHER EXPENSE
Interest expense, net	260,805	(25,888)

TOTAL OTHER EXPENSE	260,805	(25,888)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,067,250)	(1,791,977)
PROVISION (BENEFIT FROM) FOR INCOME TAXES	—	—

NET LOSS	$(1,067,250)	$(1,791,977)

BASIC AND DILUTED LOSS PER SHARE:	$(0.01)	$(0.04)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	77,064,210	46,465,564

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Six Months Ending June 30,	Six Months Ending June 30,
	2009 (restated)	2008
REVENUE	$2,238,636	$1,263,625
COST OF REVENUE	2,029,073	1,057,633
GROSS PROFIT (LOSS)	209,563	205,992

OPERATING EXPENSES
Selling, general and administrative expenses	951,133	567,375
Consulting fees	298,228	202,992
Professional fees and related expenses	487,827	1,703,143
TOTAL OPERATING EXPENSES	1,737,188	2,473,510

OPERATING LOSS	(1,527,625)	(2,267,518)

OTHER EXPENSE
Interest expense, net	547,841	(10,796)

TOTAL OTHER EXPENSE	547,841	(10,796)

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,075,466)	(2,256,722)
PROVISION (BENEFIT FROM) FOR INCOME TAXES	—	—

NET LOSS	$(2,075,466)	$(2,256,722)

BASIC AND DILUTED LOSS PER SHARE:	$(0.03)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	74,248,024	43,856,724

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
		(restated)
REVENUE	$3,105,219	$443,634
COST OF REVENUE	3,044,227	559,677
GROSS PROFIT (LOSS)	60,992	(116,043)

OPERATING EXPENSES
Selling, general and administrative expenses	1,193,411	267,840
Consulting fees	426,379	33,029
Professional fees and related expenses	4,183,220	1,239,063

TOTAL OPERATING EXPENSES	5,803,010	1,539,932

OPERATING LOSS	(5,742,018)	(1,655,975)

OTHER EXPENSE
Interest expense, net	454,356	19,032
Loss on extinguishment of debt	—	6,135

TOTAL OTHER EXPENSE	454,356	25,167

LOSS BEFORE PROVISION FOR INCOME TAXES	(6,196,374)	(1,681,142)
PROVISION (BENEFIT FROM) FOR INCOME TAXES	14,950	—

NET LOSS	$(6,181,424)	$(1,681,142)

BASIC AND DILUTED LOSS PER SHARE:	$(0.12)	$(0.20)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	52,448,890	8,243,027

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

 STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional	Stock Payable/	Accumulated
	Shares	Amount	Paid-in Capital	(Receivable)	Deficit	Total
	$0.001 Par value
Balance at December 31, 2005	123,515	$124	$—	$—	$(222,564)	$(222,440)
Stock 8/4/2006	1,000,000	1,000	125	—	—	1,125
Stock 9/30/2006	1,567	1	—	—	—	1
Net loss	—	—	—	—	12,882	12,882
Balance at December 31, 2006	1,125,082	1,125	125	—	(209,682)	(208,432)
Cancelled shares 10/1/2007	(1,000,000)	(1,000)	1,000	—	—	—
Stock pursuant reverse merger (TBeck) 10/26/2007	18,000,000	18,000	488,000	—	—	506,000
Stock pursuant to reverse merger 10/26/2007	21,999,999	22,000	10,521	—	—	32,521
Stock for services 11/1/2007	925,000	925	776,100	—	—	777,025
Stock payable in Intecon acquisition 12/26/2007	—	—	—	462,000	—	462,000
Net loss (restated)	—	—	—	—	(1,681,142)	(1,681,142)
Balance at December 31, 2007 (restated)	41,050,081	41,050	1,275,746	462,000	(1,890,824)	(112,028)
Stock payable 3/25/2008	3,000,000	3,000	417,000	(420,000)	—	—
Stock for services 4/4/2008	150,000	150	29,850	—	—	30,000
Stock pursuant to (TBeck) 5/19/2008	1,315,055	1,315	—	—	—	1,315
Stock for services 5/19/2008	111,111	111	38,778	—	—	38,889
Stock payable 5/19/2008	300,000	300	41,700	(42,000)	—	—
Stock for services 5/19/2008	480,000	480	167,520	—	—	168,000
Stock for services 6/02/2008	4,075,000	4,075	1,279,550	—	—	1,283,625
Stock for services 6/30/2008	300,000	300	83,700	—	—	84,000
Warrants exercised 7/11/2008	150,000	150	10,203	—	—	10,353
Stock for financing (Trafalgar)7/11/2008	2,000,000	2,000	538,000	—	—	540,000
Stock for services 7/11/2008	600,000	600	161,400	—	—	162,000
Stock for services 7/11/2008	2,000,000	2,000	538,000	—	—	540,000
Stock pursuant to (TBeck) 7/21/2008	592,592	593	—	—	—	593
Stock for services 8/8/2008	2,150,000	2,150	492,350	—	—	494,500
Stock for services 8/8/2008	2,000,000	2,000	458,000	—	—	460,000
Stock pursuant to (TBeck) 8/15/2008	109,286	109	—	—	—	109
Stock for interest expense 9/22/2008	357,153	357	56,785	—	—	57,141
Stock for services 10/16/2008	6,000,000	6,000	1,014,000	—	—	1,020,000
Stock for services 10/16/2008	750,000	750	126,750	—	—	127,500
Stock for interest expense 11/12/2008	1,000,000	1,000	99,000	—	—	100,000
Net loss	—	—	—	—	(6,181,424)	(6,181,424)
Balance at December 31, 2008	68,490,268	$68,490	6,828,332	—	(8,072,248)	(1,175,426)
Stock for services 1/19/2009	250,000	250	32,250	—	—	32,500
Stock for services 1/23/2009	2,000,000	2,000	238,000	—	—	240,000
Stock for cash 2/4/09	312,500	312	12,188	—	—	12,500
Stock for cash 2/4/09	312,500	312	12,188	—	—	12,500
Stock for cash 2/20/09	125,000	125	7,375	—	—	7,500
Stock for cash 2/20/09	1,125,000	1,125	66,375	—	—	67,500
Stock for cash 2/20/09	125,000	125	7,375	—	—	7,500
Stock for cash 2/20/09	312,500	312	18,438	—	—	18,750
Stock for services 3/24/09	200,000	200	25,800	—	—	26,000
Stock for cash 3/30/09	1,500,000	1,500	88,500	(90,000)	—	—
Stock receivable 4/12/09	—	—	—	90,000	—	90,000
Stock for services 4/14/09	112,500	113	13,388	—	—	13,500
Stock for cash 5/28/09	1,875,000	1,875	110,625	—	—	112,500
Stock for services 5/28/09	200,000	200	25,800	—	—	26,000
Stock for services 5/29/09	230,000	230	23,920	—	—	24,150
Stock for cash 5/29/09	500,000	500	24,500	—	—	25,000
Stock for cash 6/5/09	1,061,000	1,061	49,939	—	—	51,000
Stock for services 6/5/09	71,000	71	3,479	—	—	3,550
Stock for cash 6/9/09	1,000,000	1,000	49,000	—	—	50,000
Stock for cash 6/18/09	4,704,000	4,704	219,296	—	—	224,000
Stock for cash 6/23/09	522,500	523	24,477	—	—	25,000
Stock for services 6/23/09	244,750	245	11,993	—	—	12,238
Stock payable for services 6/30/09	—	—	—	77,916	—	77,916
Net loss	—	—	—	—	(2,075,466)	(2,075,466)
Balance at June 30, 2009 (unaudited-restated)	85,273,518	$85,273	$7,893,238	$77,916	$(10,147,714)	$(2,091,287)

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2009 (restated)	2008
Operating Activities:
Net loss	$(2,075,466)	$(2,256,722)
Cash (used) provided by operating activities:
Allowance for doubtful accounts	7,158	(28,378)
Depreciation and amortization	57,297	40,930
Stock for services	455,853	1,605,829
Accretion of debt discount and premium	242,556	25,035
Changes in assets and liabilities
Receivables	119,672	(308,792)
Other receivables	76,147
Inventories	(86,487)	(85,302)
Prepaid	93,158	5,477
Accounts payable and accrued liabilities	349,687	42,704
Other assets	(4,490)	—

Cash (used) by operating activities	(764,935)	(959,219)

Investing Activities:
Purchase of property and equipment	(14,547)	(2,196)

Cash (used) by investing activities	(14,547)	(2,196)

Financing activities:
Proceeds from sale of stock	703,750	—
Deferred financing fees	144,794	(211,837)
Payments for loans and capital leases	(10,195)	(7,455)
Related party payable, net	16,000	163,376
Payment for redemption of preferred shares	—	(125,000)
Payment on line of credit	(1,478)	(287,572)
Payments on ABL line	(47,654)	—
Payments of debt discount	—	(15,000)
Proceeds on secured redeemable debentures	—	1,500,000

Cash provided by financing activities	805,217	1,016,512

Decrease/Increase in cash	25,735	55,097
Cash and cash equivalents at beginning of year	108,498	48,215

Cash and cash equivalents at end of year	$134,233	$103,312

Cash paid for interest	$6,039	$4,500
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (continued)

SUPPLEMENTAL NON CASH INVESTING & FINANCING TRANSACTIONS

	Six Months Ended June 30,
	2009 (restated)	2008
Capital Lease	$31,246	$—
Debt discounts added to debt carrying amount	$—	$225,000
Warrants issued for debt	$—	$10,352
Stock payable/receivable received	$—	$462,000

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
Operating Activities:		(restated)
Net loss	$(6,181,424)	$(1,681,142)
Cash (used) provided by operating activities:
Allowance for doubtful accounts	26,934	24,126
Depreciation and amortization	99,599	7,269
Stock for services	4,410,531	1,197,000
Effect of recapitalization due to reverse merger	—	32,521
Shares issued for interest expense	157,412	—
Accretion of debt discount and premium	145,837	—
Changes in assets and liabilities
Deferred tax asset	(14,950)	—
Receivables	(235,074)	(24,855)
Inventories	128,042	20,577
Prepaid	(391,226)	(6,639)
Accounts payable and accrued liabilities	593,231	(78,272)

Cash (used) by operating activities	(1,261,358)	(509,415)

Investing Activities:
Cash received in business combination	—	60,704
Purchase of property and equipment	(4,939)	(9,270)

Cash (used) provided by investing activities	(4,939)	51,434

Financing activities:
Proceeds from sale of stock	—	506,000
Deferred financing fees	(128,647)	—
Payment for acquisition liability	(550,000)	—
Related party payable, net	49,798	(20,465)
Payments for preferred shares mandatorily redeemable	(125,000)	—
Payment of line of credit	(287,572)	(1,724)
Payments for loans and capital leases	(17,454)	(14,141)
Proceeds on ABL line	618,099	—
Proceeds on secured redeemable debentures	2,052,162	—
Payments of debt discount	(45,000)	—
Payments on secured redeemable debentures	(239,806)	—

Cash provided by financing activities	1,326,580	469,670

Increase in cash	60,283	11,689
Cash and cash equivalents at beginning of year	48,215	36,526

Cash and cash equivalents at end of year	$108,498	$48,215

Cash paid for interest	$73,611	$9,323
Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.
 CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

SUPPLEMENTAL NON CASH INVESTING & FINANCING TRANSACTIONS

	Year Ended December 31,
	2008	2007
		(restated)
Related party payable converted to preferred shares	$—	$125,000
Capital lease	$19,072	$—
Write off of receivables	$28,378	$—
Trafalgar debt paid by related party	$63,889	$—
ABL line payment for Trafalgar debt	$175,695	$—
Proceeds on cash from ABL line received January 1, 2009	$76,147	$—
Stock issued for debt discount	$550,353	$—
Debt discounts added to debt carrying amount	$337,500	$—
Stock payable issued	$462,000	$—
Deferred financing fees accounted for as debt discount	$372,838	$—
Business combination: Intecon
Cash and cash equivalents	$—	$(60,704)
Receivables	$—	$178,787
Inventory	$—	$349,784
Property & equipment	$—	$79,882
Intangible assets – Customer list	$—	$143,129
Goodwill	$—	$272,111
Accrued liability	$—	$295,537
Acquisition liability	$—	$550,000
Current maturities of long term debt	$—	$196,858
Stock payable	$—	$42,000

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: Organization and basis of presentation

Original Incorporation

National Automation Services, Inc. (the “Company”) was originally incorporated on January 27, 1997 in Nevada as E-Biz Solutions, Inc.  On March 27, 1998, the Company filed an amendment to its Articles of Incorporation changing its name to Jaws Technologies, Inc.  On July 7, 2000, the Company reincorporated in Delaware and on September 29, 2000 changed its name to Jawz Inc.

On July 13, 2007, Jawz, Inc. changed its name to Ponderosa Lumber, Inc. Ponderosa Lumber, Inc. was a Delaware non-reporting public “shell” company with nominal assets whose sole business was to identify, evaluate and acquire through a reverse merger a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity.

On October 2, 2007, Ponderosa Lumber, Inc. changed its name to National Automation Services, Inc, a Colorado corporation (“NASV Colorado”).

October 2, 2007, we acquired 100% of the outstanding capital stock of Intuitive System Solutions, Inc. (“ISS”), a Nevada corporation headquartered in Henderson, Nevada.  To acquire ISS we issued an aggregate of 39,999,999 shares of our common stock, which shares represented approximately 99.6% of our outstanding common stock on a fully diluted basis.  Accordingly, pursuant to the Stock Purchase and Plan of Reorganization Agreement among us, ISS, Messrs. Jody R. Hanley (“Hanley”), Robert W. Chance (“Chance”) and Manuel Ruiz (“Ruiz”) (collectively, the “ISS Owners”), TBeck Capital, Inc. (“TBeck”), a Florida corporation, and 3 JP Inc., a California corporation, we issued to the ISS Owners an aggregate of 21,999,999 “restricted” shares of our common stock.  In addition, we issued to TBeck and its designees an aggregate of 18,000,000 shares of our common stock (4,000,000 shares were “restricted” and 14,000,000 shares were “free trading”). TBeck (1) was the owner, in escrow, of 1,126,745 shares of ISS common stock issued in consideration for T-Beck having paid to ISS an aggregate of $506,000 in cash and agreeing verbally to pay to ISS after the closing an additional $244,000 in cash to be used for working capital, and (2) paid the $250,000 required to effectuate the transaction.  (T-Beck never executed a promissory note to memorialize this future funding obligation, and it never paid us or ISS the promised $244,000.)  For consideration of 18,000,000 shares of NAS stock, TBeck delivered to us the 1,126,745 shares of ISS for the value of cash paid for ISS common stock of $506,000, the amount of $250,000 (to effectuate the transaction as noted above) and a verbal agreement to pay NAS cash in the amount of $244,000, for a total consideration of the reverse merger acquisition in the amount of $1,000,000. The 18 million shares issued in the ISS reverse merger to T-Beck and its designees were valued at $506,000 (being the value of the cash ISS received for the 1,126,745 ISS shares which were exchanged for the 18 million NAS shares).  Per FAS 141, par. 23, the remaining 21,999,999 shares were valued at $32,521, which represented the fair market value of the public shell (125,082 shares outstanding after giving effect to such Agreement and the transactions contemplated thereby, multiplied by the $0.26 average closing price per share over the six days preceding the closing), since the shell had no cash and the acquirer paid no cash.  As this was a reverse merger without the recognition of goodwill and no cash was used to purchase the shell, the $32,521 was expensed.

For accounting purposes the acquisition has been treated as a recapitalization of ISS with ISS as the acquirer in this reverse merger. The historical financial statements prior to October 2, 2007 are those of ISS.

On December 28, 2007, National Automation Services, Inc. changed its state of incorporation from Colorado to Nevada by merging with and into National Automation Services, Inc., a new Nevada corporation, formed as a wholly-owned subsidiary of the Company. Upon consummation of the merger and reincorporation in the State of Nevada, the Colorado Corporation ceased to exist. National Automation Services, Inc., a Nevada corporation, was the surviving entity and continues to act as the holding company for its two wholly-owned operating subsidiaries, ISS and Intecon, Inc.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Overview

National Automation Services, Inc. is a holding company formed to acquire and operate specialized automation control companies located in the Southwestern United States. Currently, the Company owns 100% of the capital stock of two operating subsidiaries: (1) ISS, a Nevada corporation, based in Henderson, Nevada and (2) Intecon, an Arizona corporation, based in Tempe, Arizona.

We conduct our business and operations through these two wholly-owned subsidiaries. Overall, the Company serves a diverse set of industries which utilize automation systems and controls, including water valley waste and treatment facilities, entertainment, hospitality, mining, medical, and manufacturing.

Since the acquisition of its current operating subsidiaries, the Company has strived to position itself as a leading system integrator and certified Underwriters Laboratories panel fabrication facility. The Company currently focuses on two distinct lines of business: (1) industrial automation and control and (2) automation manufacturing, which comprises the bulk of contracts that the Company currently maintains under its building contracts. The Company’s management runs the company as one unit and does not have two distinct business segments.

NOTE 2: Summary of significant accounting policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of National Automation Services, Inc. and its wholly owned operating subsidiaries, Intuitive System Solutions, Inc, and Intecon, Inc. All intercompany accounts and transactions between and among the consolidated entities have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Due to the prospective nature of these estimates, actual results could differ from those estimates.

Earnings (loss) per share basic and diluted

Earnings per share is calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share. The weighted-average number of common shares outstanding during each period is used to compute basic earnings (loss) per share. Diluted earnings per share is computed using the weighted average number of shares plus dilutive potential common shares outstanding. Potentially dilutive common shares consist of employee stock options, warrants, and other convertible securities, and are excluded from the diluted earnings per share computation in periods where the Company has incurred net loss. During the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, respectively, the Company incurred a net loss, resulting in no potentially dilutive common shares.

Reclassifications

Certain prior year amounts have been reclassified to conform to current year period presentation. These changes had no impact on previously reported results of operations.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within ninety days from the date of purchase. We had no cash equivalents at June 30, 2009, December 31, 2008 and 2007, respectively.

Fair Value of Financial Instruments

The carrying amounts for the Company’s accounts payable and accrued liabilities approximate fair value due to the short-term maturity of these instruments.

Concentrations

We maintain cash balances at highly-rated financial institutions in various states. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 (a temporary increase which expires December 31, 2013). At June 30, 2009, December 31, 2008 and 2007, respectively, we had no account balances over federally insured limits.

Major Customers and Trade Receivables

A relatively small number of customers account for a significant percentage of NAS’s sales and year after year the customers which make up these significant percentages change. Because the projects we are awarded typically do not exceed 12 months, the contractors, subcontractors and end users who provide a substantial portion of our revenue in one year are not expected to provide a substantial portion of our revenue in subsequent business.  As of June 30, 2009 all NAS's trade receivables were secured through bonds from the general contractors on the projects. The risk with respect to trade receivables is mitigated by credit evaluations performed on customers and the duration of payment terms extended to customers and the bonds which are secured through the general contractors of our customers.

Concentration of Supplier Risk

On June 30, 2009, December 31, 2008 and 2007, respectively, we noted a high concentration of vendor supply from a single supplier in the automation industry. We determined that even if the specified supplier were to go out of business the Company would be able to receive supplies and materials from its other vendors in such a manner as to be minimally affected.

Inventories

Inventory is stated at the lower cost or market, generally using the average cost method and consists of materials for contracted jobs, manufacturing supplies and equipment (small tools which are purchased for specific contracts and the related costs are associated with the contract). We constantly review inventory for obsolescence and write off obsolete items at the time of physical count. As of June 30, 2009, the Company noted obsolete items in inventory due to technical obsolesce and expensed $93,498 to cost of goods.

Concentrations of Credit and Business Risk

Financial instruments that are potentially subject to a concentration of business risk consist of accounts receivable. The majority of accounts receivable and all contract work in progress for project contracts are from clients in various industries and locations. Most contracts require payments as the projects progress. The Company generally does not require collateral, but in most cases can place liens against the property, plant or equipment constructed or terminate the contract if a material default occurs.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Doubtful Accounts

We estimate our accounts receivable risks to provide allowances for doubtful accounts accordingly. We believe that our credit risk for accounts receivable is limited because of the way in which the Company conducts business largely in the areas of contracts. Accounts receivable includes the accrual of work in process for project contracts and field service revenue. The Company recognizes that there is a potential of not being paid in a 12 month period. Our evaluation includes the length of time receivables are past due, adverse situations that may affect a contract’s scope to be paid, and prevailing economic conditions. The Company assesses each and every customer to conclude whether or not remaining balances outstanding need to be placed into allowance and then re-evaluated for write-off. The Company reviews all accounts to ensure that all efforts have been exhausted before noting that a customer will not pay for services rendered. The evaluation is inherently subjective and estimates may be revised as more information becomes available.

Goodwill

Goodwill represents the excess of purchase price over tangible and other intangible assets acquired less liabilities assumed arising from business acquisitions. On December 31, 2008, the Company, in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, conducted an analysis of the goodwill determined on December 26, 2007 with the acquisition of Intecon. The provisions of SFAS No. 142, Goodwill and other Intangible Assets, require the completion of an annual impairment test with any impairment recognized in current earnings. We conducted a valuation assessment for impairment under the provisions of SFAS No. 142. No goodwill impairments existed as of December 31, 2008 and 2007, respectively, and no triggering events have occurred as of June 30, 2009 that would impair goodwill.

Intangible Assets – Customer lists

In accordance with SFAS 141, management conducted an analysis of the intangibles determined at December 26, 2007 with the acquisition of Intecon. Management concluded that the customer list had a fair market value estimated to be $143,129 as of December 31, 2007. Based on our branding process, customer lists have a finite life of 3 years as we transition the subsidiary to NAS branding over that timeframe. Total amortization expense on the customer list for the six months ended June 30, 2009, was $71,562 and for the year ending December 31, 2008 was $47,710.

Revenue Recognition

Project Contracts We recognize contract revenue using the percentage-of-completion method, based primarily on contract cost incurred to date compared with total estimated contract. We work with different types of services, such as Industrial Automation and Control and Automation Manufacturing. Our gross profit margin is calculated from the total revenue less the project hardware and labor used on the contract.

Service Contracts We have the potential to enter into a service related contract, after the completion of the project contract and placement of product. We also perform service related work for customers which need the Company’s expertise in areas of automation controls. We recognize service revenue as service is performed. Our gross profit margin for service revenue is calculated from the total service revenue less the service labor used on the service job.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment and disposition of long-lived assets. The Company evaluates the recoverability of long-lived assets, other than indefinite life intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is used, significant declines in the Company’s stock price for a sustained period, shifts in technology, loss of key management or personnel, changes in the Company’s operating model or strategy and competitive forces. No such triggering events have occurred.

Property & Equipment

Property and equipment are stated at historical cost less accumulated depreciation.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally five years for vehicles, two to three years for computer software/hardware and office equipment and three to seven years for furniture, fixtures and office equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company’s financial statements with the resulting gain or loss reflected in the Company’s results of operations. Repairs and maintenance costs are expensed as incurred.

Stock-Based Compensation

 Stock based compensation is accounted for using SFAS No. 123R, Accounting for Stock Based Compensation which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Company determines the value of stock issued at the date of grant. The Company determines at the date of grant the value of stock at fair market value or the value of services rendered (based on contract) whichever is more readily determinable.

If shares are issued for services to be performed over a period by a vendor, we capitalize the value paid and amortize the expense in association with services actually rendered by the vendor.

Shares issued to employees are expensed upon issuance.

Income Taxes

Income taxes are provided for using the liability method of accounting in accordance with SFAS No. 109 Accounting for Income Taxes, and clarified by FIN 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to the realizing of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets.

NOTE 3: Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations (revised 2007) (“SFAS 141 (R)”). SFAS 141 (R) applies the acquisition method of accounting for business combinations established in SFAS 141 to all acquisitions where the acquirer gains a controlling interest, regardless of whether consideration was exchanged.

NATIONAL AUTOMATION SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consistent with SFAS 141, SFAS 141 (R) requires the acquirer to fair value the assets and liabilities of the acquired company and record goodwill on bargain purchases, with main difference the application to all acquisitions where control is achieved. SFAS 141 (R) is effective for financial statements issued for fiscal years beginning after December 15, 2008. Management believes that SFAS 141 (R) will not affect the fiscal year end financials of December 31, 2008 and 2007 respectively.

 In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements--an amendment of ARB No. 51. SFAS 160 requires companies with non-controlling interests to disclose such interests clearly as a portion of equity but separate from the parent’s equity. The non-controlling interest’s portion of net income must also be clearly presented on the Income Statement. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Management is currently evaluating the potential impact this standard may have on its consolidated financial position, cash flows and results of operations, but does not believe the impact of the adoption will be material.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133. SFAS 161 applies to all derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS 133 and related hedged items accounted for under SFAS 133. SFAS 161 requires entities to provide greater transparency through additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations, and cash flows. SFAS 161 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2008. Management is currently evaluating the potential impact this standard may have on its consolidated financial position, cash flows and results of operations, but does not believe the impact of the adoption will be material.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets, or FSP FAS 142-3. FSP FAS 142-3 amends the factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets, in order to improve the consistency between the useful life of the recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. FSP FAS 142-3 applies to: (1) intangible assets that are acquired individually or with a group of other assets, and (2) intangible assets acquired both in business combinations and asset acquisitions.

FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP FAS 142-3 is not expected to have a material impact on our financial statements.

In May 2008, the FASB issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), or FSP APB 14-1. FSP APB 14-1 requires that issuers of certain convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, separately account for the liability and equity components (i.e. the embedded conversion option) and recognize the accretion of the resulting discount on the debt as interest expense. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 and for interim periods within those fiscal years. It is required to be applied retrospectively to convertible debt instruments within its scope that were outstanding during any period presented in the financial statements issued after the effective date. The adoption of FSP APB 14-1 is not expected to have a material impact on our financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).

SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not expect the adoption of SFAS 162 to have a material effect on our consolidated financial position, cash flows and results of operations.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In April 2009, the FASB issued FASB Staff Position 107-1 and Accounting Principles Board 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” (“FSP 107-1”). FSP 107-1 amends SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP 107-1 also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. FSP 107-1 is effective for interim reporting periods ending after June 15, 2009. FSP107-1 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this FSP requires comparative disclosures only for periods ending after initial adoption. The Company adopted FSP 107-1 in the second quarter of 2009. FSP 107-1 did not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Positions 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and 124-2”). FSP 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company adopted FSP 115-2 and 124-2 in the second quarter of 2009. FSP 115-2 and 124-2 did not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted FSP 157-4 in the second quarter of 2009. FSP 107-1 did not have a material impact on the financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 applies to both interim financial statements and annual financial statements. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 does not have a material impact on our financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140,” (“SFAS 166”). SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The Company will adopt SFAS 166 in fiscal 2010. The Company does not expect that the adoption of SFAS 166 will have a material impact on the consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R),” (“SFAS 167”).

The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. SFAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt SFAS 167 in fiscal 2010. The Company does not expect that the adoption of SFAS 166 will have a material impact on the consolidated financial statements.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 168”). SFAS 168 replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles”, and establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company will begin to use the new Codification when referring to GAAP in its annual report on Form 10-K for the fiscal year ending January 3, 2010. This will not have an impact on the consolidated results of the Company.

NOTE 4: Going Concern (unaudited)

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. Our operating revenues are insufficient to fund our operations and our assets already are pledged to Trafalgar as collateral for our outstanding $3,200,000 of indebtedness. The Company has experienced reoccurring net losses, had a net loss of $(2,075,466) (unaudited) for the six months ended June 30, 2009, and $(6,181,424) for the year ended December 31, 2008, and a working capital deficiency of $(2,893,690) (unaudited) at June 30, 2009.

              As of December 31, 2008, the Company assessed its overall financial position, noting our cash on hand, our receivables at December 31, 2008 and our operational budget for 2009, removing all noncash items such as depreciation, amortization and stock based compensation, with a view to projecting our 2009 net income. Our operational cash flow was projected to increase during 2009 from increases in awarded contracts while we anticipated maintaining our expenses at a static level with 2008, plus we expected to obtain additional cash flow by closing one acquisition (to be paid for with shares of our common stock) and projecting that our new subsidiary would leverage our core competency in the field of wastewater automation and obtain new business in its market, and we likewise would be able to use the competency of the new subsidiary to provide revenue growth in our current regional areas.

In February 2009, Trafalgar ceased to provide funding to the Company. In April 2009, the Company commenced a lawsuit against Trafalgar (see Note: 13 Commitments – Legal) alleging that Trafalgar had breached the credit agreements and that the agreements were criminally usurious and therefore were unlawful and unenforceable.  In the 60 days following our lawsuit, we received no correspondence from Trafalgar concerning the status of our debt obligations; and the Company proceeded to seek institutional funding to replace Trafalgar’s credit facility, and our efforts were unsuccessful. On July 7, 2009, Trafalgar issued a default notice (see Note: 13 Commitments – Legal) to us.  Management then reviewed the Company’s operating performance against its 2009 operational budget and evaluated our prospects of obtaining additional outside funding and determined that we had not met and would not be able to meet our operating budget due to circumstances outside of our control; for example our customers were paying 90-120 days instead of 45-60 days as in 2008 and our outside funding needs were not being met. Based on the above facts, management determined that there was substantial doubt about the Company’s ability to continue as a going concern.

               We continue to seek sources of additional capital. We intend to try to improve our cash and cash flow from operations by encouraging faster payments, and if necessary granting discounts for prompt payment, of our receivables while simultaneously delaying payments to our vendors.  Also we plan to increase our revenue by increasing our visibility and the awareness of our Company, and our products and services, by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market ongoing maintenance and service contracts to our current as well as our past customers, and we plan to package these continuing services as part of our industrial automation design and manufacturing services. We also intend to implement cost reduction synergies such as centralizing procurement and estimating activities at our corporate hub using dedicated teams of trained employees, rather than having these tasks performed at our branch offices.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: Restatement of previously issued financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to review the financial statements for any accounting changes or error corrections in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 154, Accounting Changes and Error Corrections.

Subsequent to the issuance of the Company’s consolidated financial statements for the six month period ending June 30, 2009 and the year end audited financials of December 31, 2007, the Company determined that certain adjustments were required to be made for accounting changes in its previously issued audited financial statements. These changes related to the following:

FOR SIX MONTHS ENDED JUNE 30, 2009

a.

Changes to our value of prepaid expenses were corrected due to management’s understanding that services were to be provided throughout the fiscal year 2009. The service fees should have been amortized over the service period (2009 fiscal year) rather than expensed fully in January. We therefore adjusted our prepaid expenses accordingly.

Period Ended June 30, 2009
CONSOLIDATED BALANCE SHEET	As previously reported	Adjustments	As restated
ASSETS
Prepaid expenses	184,728	120,000	304,728
TOTAL CURRENT ASSETS	845,959		845,959
PROPERTY & EQUIPMENT, net	143,146		143,146
TOTAL OTHER ASSETS	685,271		685,271
TOTAL ASSETS	$1,859,104		1,979,104

LIABILITIES AND STOCKHOLDERS’ DEFICIT

TOTAL LIABILITIES	$4,070,391		$ 4,070,391

STOCKHOLDERS’ DEFICIT
Accumulated deficit (1)	(10,267,714)	(120,000)	(10,147,714)
TOTAL STOCKHOLDERS’ DEFICIT	(2,211,287)		(2,091,287)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,859,104		1,979,104

1.

See bullet point a. for detail on adjustment

Six Months Ended June 30, 2009
CONSOLIDATED STATEMENT OF OPERATIONS	As previously reported	Adjustments	As restated

REVENUE	$2,238,636		$2,238,636
COST OF REVENUE	2,029,073		2,029,073
GROSS PROFIT (LOSS)	209,563		209,563

OPERATING EXPENSES
Selling, general and administrative expenses	951,133		951,133
Consulting fees	298,228		298,228
Professional fees and related expenses (1)	607,827	(120,000)	487,827
(1) See bullet point a for detail on adjustment
TOTAL OPERATING EXPENSES	1,857,188		1,737,188

OPERATING LOSS	(1,647,625)		(1,527,625)

OTHER EXPENSE
Interest expense, net	547,841		547,841

TOTAL OTHER EXPENSE	547,841		547,841

NET LOSS	$(2,195,466)		$(2,075,466)

BASIC AND DILUTED LOSS PER SHARE	$(0.03)		$(0.03)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	74,248,024		74,248,024

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR YEAR END DECEMBER 31, 2007

1.

Changes to our assessment of the value of goodwill under the guidelines of SFAS 141 which indicates that a valuation of the company is required to identify any and all intangibles which should be separated from goodwill.

2.

Changes to our valuation of the reverse merger costs and method of presenting the expense for the period.

3.

Changes to our presentation of stock issued to directors for services to be performed.

4.

Changes to our assessment of the total stock payable at December 31, 2007, as a result of our acquisition of our subsidiary Intecon, Inc.

As a result of these changes, the audited consolidated balance sheets and consolidated statements of operations. The restatement had an effect on the reported net loss for the year ended December 31, 2007.

Year Ended December 31, 2007
CONSOLIDATED BALANCE SHEET	As previously reported	Adjustments	As restated
ASSETS
TOTAL CURRENT ASSETS	711,895		711,895
PROPERTY & EQUIPMENT, net	139,075		139,075
OTHER ASSETS
Intangible Asset (1)	—	143,129	143,129
Goodwill (1)	415,240	(143,129)	272,111
TOTAL ASSETS	$1,266,210		$1,266,210
(1) See bullet point 1 for detail on adjustment

LIABILITIES AND STOCKHOLDERS’ DEFICIT

TOTAL LIABILITIES	$1,253,238		$1,253,238

Preferred stock $1.00 par value, 125,000 authorized, 125,000 issued and outstanding at December 31, 2007	125,000		125,000

STOCKHOLDERS’ DEFICIT
Common stock $.001 par value, 200,000,000 authorized, 41,050,081 issued and outstanding at December 31, 2007	41,050		41,050
Additional paid in capital (2,4)	768,746	507,000	1,275,746
Stock (receivable) payable (4)	42,000	420,000	462,000
Stock issued for prepaid services, net of amortized amount of $315,000 at December 31, 2007 (3)	(441,000)	441,000	(0)
Accumulated deficit (2, 3)	(522,824)	(1,368,000)	(1,890,824)
TOTAL STOCKHOLDERS’ DEFICIT	(112,028)		(112,028)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,266,210		$1,266,210

(2)

See bullet point 2 for detail on adjustment

(3)

See bullet point 3 for detail on adjustment

(4)

See bullet point 4 for detail on adjustment

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2007
CONSOLIDATED STATEMENT OF OPERATIONS	As previously reported	Adjustments	As restated

REVENUE	$443,634		$443,634
COST OF REVENUE	559,677		559,677
GROSS PROFIT (LOSS)	(116,043)		(116,043)

OPERATING EXPENSES
Selling, general and administrative expenses (2)	235,569	32,271	267,840
Consulting fees (2)	—	33,029	33,029
Professional fees and related expenses (2,3)	411,092	827,971	1,239,063
(2) See bullet point 2,3 for detail on adjustment
TOTAL OPERATING EXPENSES	646,661		1,539,932

OPERATING LOSS	(762,704)		(1,655,975)

OTHER EXPENSE
Interest expense, net	19,032		19,032
Loss on extinguishment of debt	6,135		6,135

TOTAL OTHER EXPENSE	25,167		25,167

NET LOSS	$(787,871)		$(1,681,142)

BASIC AND DILUTED LOSS PER SHARE	$(0.10)		$(0.20)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	8,243,027		8,243,027

NOTE 6: Accounts receivable, net

 Included in our accounts receivable account balance is our customer retention account which accounts for the remaining 10% of revenue on all building contracts that the Company enters into of each reporting period capitalized to account for revenue earned in the proper period. For each invoice sent to the customer, 10% of the invoice total is held in retention until the job is completed. Once completed the Company issues a final invoice which accounts for the remaining balance unpaid and any and all retention in which the customer owes the Company. Retention revenue is received when the final invoice is sent out.

	Period Ended
	June 30,	Year Ended December 31,
	2009	2008	2007
	(unaudited)	(audited)
Accounts receivable	$292,292	$420,772	$306,737
Customer retentions receivables	125,822	117,014	24,353
Less: allowance for doubtful accounts	(34,091)	(26,934)	(28,378)
Total accounts receivable	$384,023	$510,852	$302,712

NOTE 7: Property and equipment, net

          Property and equipment consists of the following:

	Period Ended	Year Ended December 31,
	June 30, 2009	2008	2007
	(unaudited)	(audited)
Vehicles	$106,825	$106,825	$106,825
Computer and office equipment	89,592	50,096	26,085
Furniture and fixtures	14,910	8,614	8,614
UL Machinery and equipment	22,289	22,289	22,289
Total property and equipment	233,617	187,824	163,813
Less: accumulated depreciation	(90,471)	(57,026)	(24,738)
Property and equipment, net	$143,146	$130,798	$139,075

Depreciation and amortization expense for the six months ended June 30, 2009 was $39,587 and the years ended December 31, 2008 and 2007 was $79,998 and $7,269, respectively.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: Loans and capital leases

The following tables represent the outstanding balance of loans and capital leases for the Company as of June 30, 2009, December 31, 2008 and 2007, respectively.

	Period Ended	Year Ended December 31,
	June 30, 2009	2008	2007
	(unaudited)	(audited)
Promissory note payable in monthly installments of $511, Non-interest bearing, collateralized by a vehicle due August 2009.	$993	$4,090	$10,226
Promissory note payable in monthly installments of $364 at an interest rate of 2.9%, collateralized by a vehicle due June 2010.	3,895	6,401	10,429
Promissory note payable in monthly installments of $367 at an interest rate of 2.9%, collateralized by a vehicle due August 2010.	4,289	6,466	10,902
Capital lease	34,804	16,220	—
Auto loans and capital lease sub total	43,981	33,177	31,557
Less: current portion loans and capital leases	(17,967)	(16,859)	(14,910)
Total	$26,014	$16,318	$16,647

On July 17, 2008, the Company entered into a Capital lease with Dell Computers. The lease is over a 48 month period with a Bargain Purchase Option at the end of the lease for $1.00 (See note 13: Commitments).

On January 15, 2009, the Company entered into a fair market value capital lease with Konika copiers. The lease is over a 60 month period, with present lease payments exceeding 90% of fair market value of the property (See note 13: Commitments).

NOTE 9: Lines of credit

The Company maintained revolving bank lines of credit which were guaranteed and secured by two directors of the Company throughout the fiscal year of 2007. As of March 31, 2008, the Company paid all of the balance of the Company’s lines of credit of $287,572.

On December 18, 2008, the Company entered into a senior secured revolving credit facility agreement with Trafalgar Capital Specialized Investment Fund, FIS (“Trafalgar”) for an amount up to $5,000,000 to provide additional proceeds to support the Company’s future working capital and govern the repayment of other outstanding debt obligations owed to Trafalgar. The Company granted Trafalgar a senior secured lien on all assets of the Company and its subsidiaries, including without limitation a lock box on all receivables pursuant to the rules and regulations of the Uniform Commercial Code. Per the terms of the agreement:

•	Interest rate of 12% based on a 360 day year.
•	Event of default interest will be calculated at 18% effective interest rate.
•	Early payment of the loan has a prepayment penalty of 10% of the then-outstanding revolving loan commitment.
•	Legal documentation and review fee of $25,000.
•	Due diligence fee of $15,000.
•	Commitment fee of 4%.
•	Asset monitoring fee of $5,000.
•	Equity fee of 9.99% restricted shares of our outstanding shares of common stock.
•	Personal guarantee by the Company’s CEO.
•	$ 123,380 capitalized deferred financing fee

On December 18, 2008, the Company entered into the agreement which restructured the previous secured redeemable debenture agreements. The agreement restated the life of the loans for both the March 26 and July 21, 2008 secured redeemable debentures to be repaid in a 24 month period (see updated information in Note 10.)

On December 31, 2008, the Company acted upon the ABL agreement with Trafalgar for an additional sum of money to be drawn against the Company’s receivables. The Company reported the transaction completed on December 31, 2008, however Trafalgar did not fund the lockbox account until January 1, 2009. As such we indicated as other receivable in the amount of $76,147 owed to use from Trafalgar as of December 31, 2008.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 2009, the Company acquired a revolving line of credit with Dell Financial in the amount of $25,000. The Company’s current outstanding balance on the line of credit as of June 30, 2009, was $8,768, in our purchase of office/computer assets.

On July 7, 2009,  we received a notice of default from Trafalgar that we have violated the terms of our secured loan and credit facility agreements by failing to make certain payments when due and breaching certain covenants. (See note 13: Commitments-Legal).  Due to this notice we have reclassified all Trafalgar debt to current.

NOTE 10: Secured redeemable debentures

On March 26, 2008, the Company entered into a secured redeemable debenture agreement with Trafalgar, for a total financing package of redeemable debentures up to $10,000,000.

On March 26, 2008, the Company borrowed $1,500,000 from the Trafalgar financing. Per the terms of the agreement:

•

$1,500,000 loan to the Company with interest at 10% annually calculated on 360 day year. Repayment over a 24 month term (note that the repayment terms were changed per the ABL line agreement, original terms were for 30 months. See Note 9: Lines of credit for additional information)

•	Deferral of first 2 months of interest payments.
•	Redemption premium of 15% (total of $225,000) commencing in 4 month of repayment.
•	150,000 warrants issued for issuance of loan valued at $10,353 at market value on July 11, 2008 which was $0.27 per share.
•	Event of default interest will be calculated at 6% above the stated interest rate.
•	$237,669 capitalized deferred financing fee

The fair value of all warrants awarded is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Expected volatilities are based on volatilities from the Company’s traded common stock since the Company’s reverse merger on October 2, 2007. The risk-free rate for the periods within the contractual life of the option is based on the U.S. Treasury bond rate in effect at the time of grant for bonds with maturity dates at the estimated term of the options.

•	Stock price at grant date was $0.07
•	Exercise price was $0.001
•	Term was for one year.
•	The Volatility was 148%
•	Risk free rate of return was 1.55%
•	No dividends

On July 21, 2008, the Company borrowed an additional amount of $750,000 from the Trafalgar financing. Per the terms of the agreement:
•

$750,000 additional loan to the Company with interest at 10% annually calculated on 360 day year. Repayment over a 24 month term (note that the repayment terms were changed per the ABL line agreement original term was 18 months. See Note 9: Lines of credit for additional information).

•	Deferral of first 2 months of interest payments.
•	Redemption premium of 15% commencing in 1 month of repayment.
•	2,000,000 shares of common stock for issuance of additional loan valued at $540,000. The shares were valued at market value on July 11, 2008 which was $0.27 per share.
•	Event of default interest will be calculated at 6% above the stated interest rate.
•	$135,169 capitalized deferred financing fee

Upon entering into the agreements with Trafalgar, the Company has capitalized the financing fees over the life of the loans. The $775,353 is the sum of the value of the warrants ($10,353), the value of the stock issued ($540,000) and the value of the 15% principal redemption/repayment premium on the $1,500,000 loan ($225,000).

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 19, 2008, the Company entered into the ABL agreement which restructured the debenture agreements and reduced certain terms over the life of the loans without triggering debt extinguishment.

As of the six months ended June 30, 2009, the Company had total deferred financing fee in the amount of $337,081, net of accumulated amortization $223,173, and for the year ended December 31, 2008, the Company had deferred financing fees in the amount of $481,895, net of accumulated amortization $82,163.

As of December 31, 2008, the Company had not requested additional debt under this agreement which has not triggered the Company to obtain the remaining $7,750,000 in debentures from Trafalgar. The Trafalgar debenture agreements have a premium and discount term associated. Debt premiums/discounts, typically fees paid by the debtor to the creditor(s) as part of the issuance of debt, are accounted for as a direct reduction of or addition to the face amount of the debt (valuation account) as the discount or premium is inseparable from the debt giving rise to it.  The debt premium/discount is then amortized to interest expense over the life of the related debt. The following table represents the remaining current and long term portion of the total debt as of June 30, 2009:

Trafalgar Secured Redeemable Debenture Debt Premium/Discount allocation
	June 30,	December 31, 2008	December 31, 2007
	2009
	(unaudited)
Current portion of secured redeemable debenture	$2,347,001	$533,450	$ —
Total current portion of premium	(200,000)	(150,000)	—
Total current portion of discount	(337,272)	(252,954)	—
Current portion of secured redeemable debenture, net	$1,809,729	$130,496	$ —

Long term portion of secured redeemable debenture	$—	$1,813,551	$ —
Total long term portion of premium		(137,500)
Total long term portion of discount	—	(231,874)	—
Long term portion of secured redeemable debenture, net	$—	$1,444,177	$ —

On October 8, 2008, we entered into an Additional Closing with Trafalgar for the immediate short-term borrowing of $75,000. We deposited the $75,000 short-term loan on October 8, 2008, and this amount was added to our already outstanding debt owed to Trafalgar. There were no formal written terms. On October 28, 2008, we repaid $28,000 of this short-term loan to Trafalgar.

On October 15, 2008, we entered into an Additional Closing with Trafalgar for the immediate short-term borrowing of $100,000. We deposited the $100,000 short-term loan on October 15, 2008, and this amount was added to our already outstanding debt owed to Trafalgar. There were no formal written terms. On November 18, 2008, we repaid this additional amount in full.

On July 7, 2009,  we received a notice of default from Trafalgar that we have violated the terms of our secured loan and credit facility agreements by failing to make certain payments when due and breaching certain covenants. (See note 13: Commitments-Legal).  Due to this notice we have reclassified all Trafalgar debt to current.

NOTE 11: Related party transactions

On February 12, 2008, a director of the Board entered into a verbal loan agreement with the Company in the amount of $35,000. Per the terms of the verbal agreement no interest was to be accumulated. As of December 31, 2008, $20,000 of the debt still remained outstanding. On February 4, 2009, the Company repaid the remaining balance of its loan to the Board member in the amount of $20,000.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 30, 2008, the Company entered into a verbal loan agreement in which it borrowed $130,000 from a director. On July 23, 2008, the Company paid $30,000 cash to the independent director as partial payment of the loan. On September 22, 2008, the Company issued 357,153 shares of restricted common stock valued at $57,142, to satisfy the outstanding interest of the loan at August 31, 2008.  On November 12, 2008, the Company issued an additional 1,000,000 shares of its restricted common stock valued at $100,000 in order to satisfy the additional interest accumulated for the $100,000 loan.    On December 19, 2008, the Company paid $50,000 to reduce the total balance of the loan to $50,000 as of December 31, 2008.  On April 1, 2009 we modified the verbal loan agreement entered into on June 30, 2008 with a director of the company balance of $50,000 as of December 31, 2008, by making it a formal promissory note, capitalizing accrued interest into the principal ($36,000) and including an annual interest rate of 10%.  As of June 30, 2009, we owed $86,000 plus accrued interest in the amount of $2,150.

On November 5, 2008, the Company entered into agreement promissory note with a director of the Board, for $77,000. The terms of the loan were to repay of the loan in the amount of $72,000 with the addition of a $5,000 fee for interest or incur a $250 a day late fee if paid after December 5, 2008. On April 1, 2009 we modified the loan agreement to remove the $250 a day late fees and add an annual interest rate of 10%.  As of June 30, 2009, we owed $77,000 plus accrued interest in the amount of $30,920.

NOTE 12: Mandatorily redeemable preferred shares

In February 2005, a director loaned $125,000 to ISS. In 2007, this loan was converted to 125,000 shares of preferred stock valued at $125,000. Per the terms of the agreement, the preferred shares were to be returned once the $125,000 was paid in full. Pursuant to SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the Company classified the instrument as a liability as it embodied an unconditional obligation requiring the Company to redeem it by transferring assets at a determinable date. As of March 31, 2008, the preferred shares were returned to the Company and $125,000 repaid to the director.

NOTE 13: Commitments

Capital Leases

On July 17, 2008, the Company entered into a Capital lease with Dell Computers. The lease is over a 48 month period with a Bargain Purchase Option at the end of the lease for $1.00, and an interest rate of 5% on any payments over five (5) days late. See table for future payments to the Capital lease:

From	Through	Annual rent	Monthly rent

1/1/2009	12/31/2009	$6,744	$562
1/1/2010	12/31/2010	$6,744	$562
1/1/2011	12/31/2011	$6,744	$562
1/1/2012	7/15/2012	$3,934	$562

On January 15, 2009, the Company entered into a capital lease for office equipment. This capital lease is with a non-related third party. The capital lease is a five (5) year lease at $481 per month.

From	Through	Annual rent	Monthly rent

1/15/2009	12/31/2009	$5,772	$481
1/1/2010	12/31/2010	$5,772	$481
1/1/2011	12/31/2011	$5,772	$481
1/1/2012	12/31/2012	$5,772	$481
1/1/2013	12/31/2013	$5,772	$481
1/1/2014		$481	$481

Operating Leases

On January 1, 2007, the Company’s restructured its lease obligation related to the operating lease for its office in Henderson, Nevada. This operating lease is with a non-related third party for $3,100 per month, which is under a month-to-month rental agreement.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 1, 2008, the Company leased office space for sales in Tuscon, Arizona on a month-to-month basis in the amount of $500 per month under operating lease agreements with original lease periods of up to five (5) years.

On December 26, 2007, the Company acquired its wholly owned subsidiary Intecon, Inc. which has an operating lease for its office and manufacturing services located in Tempe, Arizona. This operating lease is with a non-related third party for $6,974 per month with an annual increase. Future minimum payments for office rent are:

From	Through	Sq. footage	$ per sq. ft *	Estimated Annual rent	Monthly rent

1/1/2009	12/31/2009	9,176	9.36	$87,172	$7,157
1/1/2010	12/31/2010	9,176	9.60	$89,374	$7,341
1/1/2011	4/30/2011	9,176	9.84	$37,622	$7,524

* Rent per square foot for this lease increases May of each year.

On February 1, 2009, the Company entered into an operating lease for machinery and equipment located at our subsidiary in Henderson, Nevada. This operating lease is with a principal shareholder, executive officer and director of the Company. The operating lease is a month-to-month lease for $600 per month with no annual increase.

On February 10, 2009, the Company entered into an operating lease for our corporate offices located in Henderson, Nevada. This operating lease is a three (3) year lease with a non-related third party for $2,635 per month with a 4% annual increase. Future payments to office rent are:

From	Through	Sq. footage	$ per sq. ft ^	Estimated Annual rent	Monthly rent

3/1/2009	12/31/2009	1,600	1.65	$26,350	$2,635
1/1/2010	12/31/2010	1,600	1.71	$32,880	$2,740
1/1/2011	12/31/2011	1,600	1.78	$34,200	$2,850
1/1/2012	02/28/2012	1,600	1.78	$5,700	$2,850

^ Rent per square foot for this leases increases March of each year.

Total rental expense under the above operating leases for the six months ended June 30, 2009 was $48,181 and for the years ended December 31, 2008 and 2007 was $70,989 and $30,710, respectively.

Loans

On July 25, 2008, the Company entered into a loan agreement with South Bay Capital in the amount of $75,926. Per the terms of the verbal agreement no interest was to be accumulated. On December 19, 2008 the Company repaid South Bay in the amount of $65,000.  On September 15, 2009, the Company secured the remaining balance of the loan with a written promissory note. The note bears an interest rate of 12% for the remaining balance of $10,926, and will be applied retrospectively to the note as of January 1, 2009.  As of June 30, 2009, $10,926 of the debt still remains outstanding with total interest as of June 30, 2009 of $656.

Legal

On April 23, 2009, the Company entered into a lawsuit against Trafalgar Capital Specialized Investment Fund, FIS (”Trafalgar”).

The Company is the Plaintiff, charging Trafalgar with usurious lending practices. We noted that the pending litigation is estimatable; however, as the litigation is still in the pre-discovery stages we are not able to indicate the outcome. On July 7, 2009 we received a notice of default from Trafalgar Capital Specialized Investment Fund, FIS (”Trafalgar”) that we have violated the terms of our secured loan and credit facility agreements by failing to make certain payments when due and breaching certain covenants. The lender has accelerated our outstanding indebtedness, and accordingly it has the right to execute and foreclose on all of our assets, including the stock in our subsidiaries, and/or the personal guarantee executed in favor of the lender by Robert Chance, our CEO.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We reclassified all Trafalgar related debt to current, i.e., short-term, as of March 31, 2009 due to the default notice. The Company has not made any payments to Trafalgar before March 31, 2009 due to the pending litigation against Trafalgar.

NOTE 14: Income taxes

At June 30, 2009, the Company had federal and state net operating loss carry forwards estimated at $990,604, which will begin to expire in 2027. The Company at June 30, 2009, indicated a continued net deferred tax asset of $14,950. At December 31, 2008 and 2007, the Company had federal and state net operating loss carry forwards estimated at $477,692 and $96,400, respectively, which begin to expire in 2027.

	Period Ended	December 31,
	June 30, 2009	2008	2007
	(unaudited)	(audited)
Deferred tax asset:
Net operating loss carry forward	$990,604	$477,692	$96,400
Stock based compensation	159,454	1,773,060	—
Stock issued for interest expense	—	55,000	—
	1,150,058	2,305,752	96,400
Deferred tax liabilities:
Depreciation and amortization	(2,625)	(2,625)	(1,486)
Total deferred tax assets	1,147,433	2,303,127	94,914
Less: valuation allowance	(1,132,483)	(2,288,177)	(94,914)
Net Deferred Tax Assets	$14,950	$14,950	$-

Reconciliation between the statutory rate and the effective tax rate for the six months ended June 30, 2009 and for the years ended December 31 2008 and 2007, respectively, is as follows:

	Period Ended	December 31,
	June 30,2009	2008	2007
	(unaudited)	(audited)
Federal statutory tax rate	(35)%	(35)%	(35)%
State taxes, net of federal benefit	(7)%	(7)%	(7)%
Permanent difference and other	43%	43%	42%
Effective tax rate	1%	1%	0%

FIN No. 48

The Financial Accounting Standards Board has published FASB Interpretation No. 48 (FIN No. 48), Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, to address the non-comparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements. Specifically, FIN No. 48 prescribes (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition. The Company has evaluated the effects of FIN No. 48 and found its adoption to not have a material impact on the consolidated financial statements.  The Company’s current tax return year of 2008, has not been filed. All taxes have been filed for the Company’s operating year of 2007. The U.S. federal income tax returns are considered open tax years as of the date of these consolidated financial statements. As of September 15, 2009 the Company has filed its current tax year 2008.

NOTE 15: Stockholders’ deficit

Preferred Stock

Our wholly owned subsidiary, ISS, has 125,000 shares of preferred stock authorized with a par value of $1.00; these shares have no voting rights and no dividend preferences.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 28, 2007, ISS issued 125,000 shares of its preferred stock valued at $125,000. The preferred stock was issued to convert a $125,000 loan a director made in February 2005 into equity. As of March 31, 2008, the preferred shares were redeemed and returned to ISS, which paid $125,000 to the director. (See note 12: Mandatorily redeemable preferred shares).

Common Stock

The Company has 200,000,000 shares of common stock authorized with a par value of $0.001. (On December 15, 2008, we amended our Articles of Incorporation to, among other things, increase our total capital stock to 200,000,000 shares of common stock.) The Company had 85,273,518, 68,490,268 and 41,050,081 common shares issued and outstanding as of June 30, 2009, December 31, 2008 and 2007, respectively.

On October 1, 2007, the Company returned 1,000,000 shares of common stock valued at $1,000 to Treasury due to error in stock transaction.

On October 26, 2007, the Company issued 18,000,000 shares of common stock valued at $506,000 in connection with our reverse merger.

On October 26, 2007, the Company issued 21,999,999 shares of common stock valued at $32,521 to the ISS stockholders’ in connection with our reverse merger.

On November 1, 2007, the Company authorized the issuance of 900,000 shares of common stock for services to the Company from August 1, 2007 to August 1, 2008 valued at $756,025. The shares were valued at market value on November 1, 2007 which was $0.84 per share.

On November 1, 2007, the Company authorized the issuance of 25,000 shares of common stock for services valued at $21,000. The shares were valued at market value on November 1, 2007 which was $0.84 per share.

On December 26, 2007, the Company recognized a stock payable valued at $42,000 to the stockholders’ of Intecon per the acquisition agreement. The Company also recognized a stock payable valued at $420,000 to the stockholders’ of Intecon per the employment agreements in connection with the acquisition of Intecon to issue 3,000,000 common stock valued at $0.14 per share based on the market value on December 26, 2007. The employment portion of the stock payable was issued on March 25, 2008 and the stock payable in consideration for the acquisition of Intecon was issued on May 19, 2008.

On February 15, 2008, the Company’s Board of Directors, in February of 2008, decided that it would satisfy all investors from the TBeck issue, to avoid any legal issues. The total amount of shares issued to these investors amounted to 2,016,933 shares of restricted common stock. As the Company did not receive proceeds from these stock issuances, the shares were valued at par value $0.001 and expensed. Total expense recognized as of December 31, 2008 was $2,017 for these 2,016,933 restricted shares.

On April 4, 2008, the Company issued 150,000 shares of restricted common stock valued at $30,000 for services rendered to the Company. The shares were valued at market value on April 4, 2008 which was $0.20 per share.

On May 19, 2008, the Company issued 480,000 shares of restricted common stock valued at $168,000 for services rendered to the Company. The shares were valued at market value on May 19, 2008 which was $0.35 per share.

On May 19, 2008, the Company issued 111,111 shares of restricted common stock valued at $38,889 for services rendered to the Company. The shares were valued at market value on May 19, 2008 which was $0.35 per share.

On May 19, 2008, the Company issued 1,315,055 shares of restricted common stock valued at $1,315 to various investors in an effort to compensate in an agreement which was initially secured through TBeck Capital. The shares were valued at par value which is $0.001.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 2, 2008, the Company issued 4,075,000 shares of restricted common stock valued at $1,238,625 to Board of Directors for services provided to the Company. The shares were valued at market value on June 2, 2008 which was $0.31 per share.

On June 30, 2008, the Company issued 300,000 shares of restricted common stock valued at $84,000 to Board of Directors for services provided to the Company. The shares were valued at market value on June 30, 2008 which was $0.28 per share.

On July 11, 2008, the Company issued 2,000,000 shares of restricted common stock valued at $540,000 to Trafalgar per the financing agreement. The shares were valued at market value on July 11, 2008 which was $0.27 per share.

On July 11, 2008, the Company issued 150,000 shares of restricted common stock to Trafalgar valued at $10,353 per the Trafalgar financing agreement dated July 21, 2008 (section 6(e)) in exchange for 150,000 previously issued warrants (See Note 10: Secured redeemable debentures). The shares were valued at market value on July 11, 2008 which was $0.27 per share.

On July, 21, 2008, the Company issued 600,000 shares of its restricted common stock valued at $162,000 for advisor services to the Board of Directors. The shares were valued at market value on July 11, 2008 which was $0.27 per share.

On July 21, 2008, the Company issued 592,592 shares of restricted common stock valued at $593 to various investors in an effort to compensate in an agreement which was initially secured through TBeck Capital. The shares were valued at par value which was $0.001.

On August 8, 2008, the Company issued 2,150,000 shares of common stock valued at $494,500 for services of the Board of Directors from January 1, 2008 to December 31, 2008. The shares were valued at market value on August 8, 2008 which was $0.23 per share.

On August 8, 2008, the Company issued 2,000,000 shares of its restricted common stock valued at $460,000 for advisor services to the Board of Directors. The shares were valued at market value on August 8, 2008 which was $0.23 per share.

On August 15, 2008, the Company issued 109,286 shares of restricted common stock valued at $109 to various investors in an effort to compensate in an agreement which was initially secured through TBeck Capital. The shares were valued at par value which was $0.001.

On September 22, 2008, the Company issued 357,143 shares of restricted common stock valued at $57,142, to satisfy the outstanding interest of the loan at August 31, 2008. (See Note 11: Related party transactions.) The shares were valued at market value on September 19, 2008 which was $0.16 per share.

On October 16, 2008, the Company issued 6,000,000 shares of restricted common stock to Board of Directors valued at $1,020,000. The shares were valued at market value on October 16, 2008 which was $0.17 per share.

On October 16, 2008, the Company issued 500,000 shares of restricted common stock valued at $85,000 for services provided to the Company. The shares were valued at market value on October 16, 2008 which was $0.17 per share.

On October 16, 2008, the Company issued 250,000 shares of restricted common stock valued at $42,500 for services provided to the Company. The shares were valued at market value on October 16, 2008 which was $0.17 per share.

On November 12, 2008, the Company issued an additional 1,000,000 shares of its restricted common stock valued at $100,000 in order to satisfy the additional interest accumulated for the $100,000 loan. As of the date of these financial statements the debt remained outstanding (See Note 11: Related party transactions).

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 19, 2009, The Company issued 250,000 shares of restricted common stock valued at $32,500 for services to the Company. The Company valued at market value on January 2, 2009 which was $0.13 per share.

On January 24, 2009, the Company issued 2,000,000 shares of restricted common stock valued at $240,000 for advisory services to the Board of Directors. The shares were valued at market value on January 23, 2009 which was $0.12 per share.

On February 4, 2009, the Company issued 312,500 shares of restricted common stock valued at $12,500 in consideration for cash to the Company in the amount of $0.04 per share.

On February 4, 2009, the Company issued 312,500 shares of restricted common stock valued at $12,500 in consideration for cash to the Company in the amount of $0.04 per share.

On February 20, 2009, the Company issued 1,125,000 shares of restricted common stock valued at $67,500 in consideration for cash to the Company in the amount of $0.06 per share.

On February 20, 2009, the Company issued 312,500 shares of restricted common stock valued at $18,750 in consideration for cash to the Company in the amount of $0.06 per share.

On February 20, 2009, the Company issued 125,000 shares of restricted common stock valued at $7,500 in consideration for cash to the Company in the amount of $0.06 per share.

On February 20, 2009, the Company issued 125,000 shares of restricted common stock valued at $7,500 in consideration for cash to the Company in the amount of $0.06 per share.

On March 24, 2009, the Company issued 200,000 shares of restricted common stock valued at $26,000 for services to the Company. The shares were valued at market value on March 24, 2009 which was $0.13 per share.

On March 30, 2009, the Company issued 1,500,000 shares of restricted common stock valued at $90,000 in consideration for cash to the Company in the amount of $0.06 per share. The Company issued the shares as a stock receivable on March 30, 2009 and received the cash on April 12, 2009.

On April 14, 2009, we issued To Knightsbridge Capital 112,500 shares to replace the same number of shares transferred to Knightsbridge Capital on December 18, 2008 by our CEO, after Knightsbridge returned his former shares to him in January 2009 for the new certificate issued in April. The stock was valued on December 18, 2008; at $0.12 per share for services rendered value at $13,500 in connection with our financing from Trafalgar.

On May 28, 2009, the Company issued 250,000 shares of restricted common stock valued at $15,000 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 200,000 shares of restricted common stock valued at $26,000 in consideration for investment services to the Company. The Company valued the shares at $0.13 per share.

On May 28, 2009, the Company issued 250,000 shares of restricted common stock valued at $15,000 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 75,000 shares of restricted common stock valued at $4,500 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 200,000 shares of restricted common stock valued at $12,000 in consideration for cash to the Company in the amount of $0.06 per share.

On May 28, 2009, the Company issued 1,100,000 shares of restricted common stock valued at $66,000 in consideration for cash to the Company in the amount of $0.06 per share.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 29, 2009, the Company issued 230,000 shares of restricted common stock valued at $24,150 in consideration for services to the Company. The Company valued the shares on May 29, 2009 for the fair market value at $0.11 per share.

On May 29, 2009, the Company issued 500,000 shares of restricted common stock valued at $25,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 136,500 shares of restricted common stock valued at $6,500 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 105,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 21,000 shares of restricted common stock valued at $1,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 21,000 shares of restricted common stock valued at $1,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 105,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 200,000 shares of restricted common stock valued at $10,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 71,000 shares of restricted common stock valued at $3,550 in consideration for investment services to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 294,000 shares of restricted common stock valued at $14,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 21,000 shares of restricted common stock valued at $1,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 52,500 shares of restricted common stock valued at $2,500 in consideration for cash to the Company in the amount of $0.05 per share.

On June 5, 2009, the Company issued 105,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 9, 2009, the Company issued 1,000,000 shares of restricted common stock valued at $50,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 18, 2009, the Company issued 4,704,000 shares of restricted common stock valued at $224,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 23, 2009, the Company issued 522,500 shares of restricted common stock valued at $25,000 in consideration for cash to the Company in the amount of $0.05 per share.

On June 23, 2009, we authorized the issuance of 244,750 shares of common stock valued at $12,238 based on service fees of $0.05 per share, for services rendered; the shares were issued on June 25, 2009.

On June 30, 2009, the Company granted a stock payable in the amount of 779,163 in consideration for salary compensation to the Company. The stock was valued at $0.10 per shares for a total value of $77,916.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16: Acquisitions

Acquisition of Intecon

On December 26, 2007, the Company entered into an agreement to acquire Intecon as a wholly-owned operating subsidiary pursuant to a share exchange agreement by and among Intecon, the Intecon stockholders and the Company. The Company acquired 100% of the outstanding capital stock. The consolidated income statement comprises the last five (5) days of 2007, of operating activities for the Intecon subsidiary. Purchase price consideration was the issuance of 300,000 shares of the Company’s restricted common stock valued at $42,000 which the Company issued on May 19, 2008, and $300,000 in cash consideration to the Intecon stockholders, and $250,000 in payments for lines of credit and vendor payables. The total consideration provided in the acquisition of Intecon, Inc was $592,000 (see table below), as indicated in our assessment of the business combination accounting we noted that the total fair market value of net identifiable assets on December 26, 2007 was $319,889. This resulted in the amount of goodwill which we accounted for. The total assets were based on the audited financials for Intecon at the time of the acquisition and follow the business combination accounting guidelines of SFAS 141. The purchase price was set by the Company and in agreement with all parties involved, an assessment was performed for “year 2” of the acquisition in document if any and all impairment on the goodwill.

At December 26,
2007
Assets
Cash	$60,704
Accounts receivable	178,787
Fixed assets	79,882
Inventory	349,784
Intangible assets – Customer list	143,129
Liabilities
Accounts payable and accrued liabilities	$(295,537)
Notes payable	(194,815)
Related party payable	(2,045)
Fair market value of net identifiable assets on	319,889
Less: Purchase price consideration provided in acquisition of entity	(592,000)
Value of assigned goodwill	$272,111

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is the supplemental pro forma information that discloses the results of operations (this information is not historical, rather is fulfills the requirement of Rule 8-05 regulation S-X which indicates a provision of showing the pro forma financial statements had the company been acquired for a whole year). This pro forma depicts the statement of operations generated as though our subsidiary Intecon was acquired by the Company on January 1, 2007. The pro forma was generated in order for the Company to provide a comparative assessment of operations to the fiscal year ending December 31, 2007.

Year Ended December 31,
2007
REVENUE	$2,364,749
COST OF REVENUE	1,343,465
GROSS PROFIT	1,021,284
OPERATING EXPENSES:
Selling, general and administrative expenses	340,605
Payroll and related expenses	180,610
Professional fees and related expenses	1,480,161
TOTAL OPERATING EXPENSES	2,001,376
OPERATING LOSS	(980,092)
OTHER EXPENSE
Interest expense, net	12,687
Finance charges	3,742
Loss on extinguishment of debt	6,135
TOTAL OTHER EXPENSE	22,564
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,002,656)
PROVISION FOR INCOME TAXES	—
NET LOSS	$(1,002,656)
BASIC AND DILUTED LOSS PER SHARE:	$(0.12)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	8,243,027

NOTE 17: Subsequent Events

On July 1, 2009, the Company issued 250,000 shares of restricted common stock valued at $25,000 in consideration for cash to the Company in the amount of $0.10 per share.

On July 3, 2009, the Company issued the stock payable in the amount of 779,163 shares of restricted stock common stock valued at $77,916 in consideration for salary compensation to the Company in the amount of $0.10 per share.

On July 16, 2009, The Company issued 350,000 shares of restricted common stock valued at $17,500 for services to the Company. The Company valued for services rendered in the amount of $0.05 per share.

On September 10, 2009, the Company issued 42,000 shares of restricted common stock valued at $2,000 in consideration for cash to the Company in the amount of $0.05 per share

On September 10, 2009, the Company issued 210,000 shares of restricted common stock valued at $10,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 42,000 shares of restricted common stock valued at $2,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 120,000 shares of restricted common stock valued at $6,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 100,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

NATIONAL AUTOMATION SERVICES, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 10, 2009, the Company issued 1,200,000 shares of restricted common stock valued at $60,000 in consideration for cash to the Company in the amount of $0.05 per share

On September 10, 2009, the Company issued 100,000 shares of restricted common stock valued at $5,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 1,575,000 shares of restricted common stock valued at $75,000 in consideration for cash to the Company in the amount of $0.05 per share.

On September 10, 2009, the Company issued 66,750 shares of restricted common stock valued at $3,338 for services to the Company. The Company valued for services rendered in the amount of $0.05 per share.

On June 30, 2009, the Company entered into a stock purchase agreement between National Automation Services, Inc. and Control Engineering Inc.

On September 18, 2009, the Company terminated the pending acquisition of Control Engineering Inc., by mutual agreement by both parties.

Item 14:

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 15:

Financial Statements and Exhibits

(a)

Financial Statements Filed

INDEX TO FINANCIAL STATEMENTS
Page

Report of Independent Registered Public Auditing Firm (review)	F-1

Report of Independent Registered Public Auditing Firm (audit)	F-2

Consolidated Balance Sheets – For the period ended June 30, 2009 and the years ended December 31, 2008 and 2007	F-3

Consolidated Statements of Operations – For the comparative three months and six months ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007	F-4

Statements of Stockholders’ Deficit	F-7

Consolidated Statements of Cash Flows – For the comparative three and six month ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007	F-8

Notes to the Consolidated Financial Statements	F-12–35

(b)

Exhibits

Exhibit No.	Description of Exhibit

2.1

Stock Purchase Agreement dated October 2, 2007 by and among National Automation Services, Inc., Intuitive System Solutions, Inc., the stockholders of Intuitive System Solutions, Inc., TBeck Capital Inc. and 3 JP Inc.

2.2	Stock Purchase Agreement dated December 26, 2007 by and among National Automation Services, Inc., Intecon, Inc. and the stockholders of Intecon, Inc.

2.3	Stock Purchase Agreement dated June 30, 2009 by and among National Automation Services, Inc., Control Engineering, Inc., and the stockholders of Control Engineering, Inc.

3.1	Articles of Incorporation, as amended

3.2	Bylaws

10.1	Securities Purchase Agreement dated March 26, 2008 by and between National Automation Services, Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.2	Security Agreement dated March 26, 2008 by and between National Automation Services and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.3	Secured Redeemable Debenture issued March 26, 2008 by National Automation Services, Inc. to Trafalgar Capital Specialized Investment Fund, Luxembourg

10.4	Securities Purchase Agreement dated July 21, 2008 by and between National Automation Services, Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.5	Security Agreement dated July 21, 2008 by and between National Automation Services, Inc. and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.6	Personal Guaranty dated July 21, 2008 by and between Robert Chance and Trafalgar Capital Specialized Investment Fund, Luxembourg

10.7	Secured Redeemable Debenture issued July 21, 2008 by National Automation Services, Inc. to Trafalgar Capital Specialized Investment Fund, Luxembourg

10.8

Credit Agreement dated December 18, 2008 by and among National Automation Services, Inc., Intecon, Inc., Intuitive System Solutions, Inc., Robert Chance and Trafalgar Capital Specialized Investment Fund, FIS

10.9	Security Agreement dated December 18, 2008 by and between National Automation Services, Inc., Intecon, Inc., Intuitive System Solutions, Inc. and Trafalgar Capital Specialized Investment Fund, FIS

10.10	Revolving Note issued December 18, 2008 by National Automation Services, Inc., Intecon, Inc. and Intuitive System Solutions, Inc. to Trafalgar Capital Specialized Investment Fund, FIS

10.11	Guaranty dated December 18, 2008 by and between National Automation Services, Inc., Intecon, Inc., Intuitive System Solutions, Inc. and Trafalgar Capital Specialized Investment Fund, FIS

10.12	Personal Guaranty dated December 18, 2008 by and between Robert Chance and Trafalgar Capital Specialized Investment Fund, FIS

10.13	Employment Agreement of Robert Chance

10.14	Employment Agreement of Manuel Ruiz

10.15	Employment Agreement of Jody Hanley

10.16	Employment Agreement of Brandon Spiker

10.17	Employment Agreement of David Marlow

10.18	Operating Lease Agreement dated January 1, 2008 with Jody Hanley

10.19	Nevada lease agreements

10.20	Arizona lease agreements

10.21	Promissory note dated April 1, 2009 by and between National Automation Services, Inc. and Jody Hanley

10.22	Promissory note dated April 1, 2009 by and between National Automation Services, Inc. and Robert O’Connor

10.23	Lock Up Letter Agreement between T-Beck Capital, Inc. and Robert Chance, Jody Hanley and Manuel Ruiz, dated August 9, 2007

10.24	Summary of February 2008 Oral Loan Agreement with Robert Chance

10.25	Summary of July 25, 2008 Oral Loan Agreement with South Bay Capital, Inc.

10.26	Termination Agreement with Control Engineering, Inc., dated September 18, 2009

10.27	Investment Banking Agreement with T-Beck Capital, dated October 2, 2007

10.28	Consulting Agreement with Draco Financial LLC, dated April 18, 2008

10.29	Consulting Agreement with Viard Consulting Services, dated July 16, 2008

10.30	Consulting Agreement with Gianpiero Balestrieri, dated July 16, 2008

10.31	Employment Agreement with Jeremy Briggs, dated July 28, 2008

10.32	Addendum, dated January 1, 2009, to Jeremy Briggs Employment Agreement

10.33	Amendment, dated March 1, 2010, to Addendum, dated January 1, 2009, to Jeremy Briggs Employment Agreement (1)

23.1	Consent of Lynda R. Keeton CPA, LLC

23.2	Consent of Lynda R. Keeton CPA, LLC

23.3	Consent of Lynda R. Keeton CPA, LLC

23.4	Consent of Lynda R. Keeton CPA, LLC

23.5	Consent of Lynda R. Keeton CPA, LLC

23.6	Consent of Lynda R. Keeton CPA, LLC

23.7	Consent of Lynda R. Keeton CPA, LLC

23.8	Consent of Lynda R. Keeton CPA, LLC (1)

99.1	Disclosure Policy

(1) Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL AUTOMATION SERVICES INC.

(Registrant)

Date:

March 3, 2010

By:    /s/ Robert W. Chance

Name:  Robert W. Chance

Title: President and Chief Executive Officer

(Principal Executive Officer)

By:    /s/ Jeremy W. Briggs

Name:  Jeremy W. Briggs

Title: Chief Accounting Officer

(Principal Financial Officer)